Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

WHITE MOUNTAINS HOLDINGS (LUXEMBOURG) S.À R.L.

and

THE ALLSTATE CORPORATION

Dated as of May 17, 2011

i

(continued)

(continued)

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		Page

Section 10.5	Successors and Assigns	131
Section 10.6	Entire Agreement	131
Section 10.7	Severability	131
Section 10.8	Counterparts; Effectiveness; Third Party Beneficiaries	132
Section 10.9	Specific Performance	132

Schedules

Schedule A-1	WMI Transferred Subsidiaries
Schedule A-2	AFI Transferred Subsidiaries
Schedule 1.4	Applicable Accounting Principles
Schedule 4.1(y)	Exceptions to Investment Guidelines
Schedule 4.1(z)	Advertising Plan
Schedule 4.23	Affiliate Obligations
Schedule 4.28	Certain Seller Guaranties
Schedule 6.1(c)	Governmental Approvals
Schedule 8.2(c)	Certain Indemnified Matters
Schedule 8.4(h)	Knowledge of Buyer
Schedule 9.1(a)	Knowledge of Seller

Exhibits

Exhibit A	Sample Balance Sheet
Exhibit B	Form of Hold Harmless Agreement
Exhibit C	Form of Reinsurance Trust Agreement

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2011, is made and entered into by and between The Allstate Corporation, a Delaware corporation (“Buyer”), and White Mountains Holdings (Luxembourg) S.à r.l., a Luxembourg société à responsabilité limitée (“Seller”).

RECITALS

A.            White Mountains Insurance Group, Ltd., an exempted Bermuda limited company (“Parent”), owns indirectly all of the issued and outstanding shares of capital stock of Seller, and Seller owns directly (i) all of the issued and outstanding shares of common stock, par value $1.00 per share, of White Mountains, Inc., a Delaware corporation (“WMI,” and such shares, the “WMI Shares”), and (ii) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Answer Financial Inc., a Delaware corporation (“AFI,” and such shares, the “AFI Shares”).  WMI and AFI are sometimes collectively referred to as the “Companies.”  The WMI Shares and the AFI Shares are sometimes collectively referred to as the “Shares.”

B.            WMI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the entities listed on Schedule A-1 (collectively, the “WMI Transferred Subsidiaries”) and AFI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the entities listed on Schedule A-2 (collectively, the “AFI Transferred Subsidiaries” and, collectively with the WMI Transferred Subsidiaries, the “Transferred Subsidiaries.”)  The Companies and the Transferred Subsidiaries are sometimes collectively referred to as the “Transferred Companies.”

C.            Esurance Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of WMI (“EHI”), owns directly all of the issued and outstanding shares of capital stock of each of Esurance Insurance Services, Inc., a Delaware corporation (“EISI”), and Esurance Insurance Company, a Wisconsin domiciled insurance company (“EIC”).

D.            EIC owns directly all of the issued and outstanding shares of capital stock of each of Esurance Property and Casualty Insurance Company, a California domiciled insurance company (“EPCIC”), and Esurance Insurance Company of New Jersey, a Wisconsin domiciled insurance company (“EICNJ” and, collectively with EPCIC and EIC, the “Insurance Subsidiaries”).

E.             AFI owns directly all of the issued and outstanding equity interests of Insurance Answer Center, LLC, a Delaware limited liability company (“IAC”).

F.             Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

G.            Concurrently with the execution and delivery of this Agreement, Parent has executed and delivered to Buyer a guaranty in favor of Buyer (the “Parent Guaranty”).

Accordingly, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

Section 1.1             Sale and Purchase of Shares.  Upon the terms and subject to the conditions set forth herein, Seller shall sell the Shares to Buyer and Buyer shall purchase the Shares from Seller, for an amount equal to the sum, subject to adjustment as provided herein and on the other terms hereof, of (a) $700,000,000 and (b) the Closing Date Tangible Book Value (the “Purchase Price”).

Section 1.2             Closing.  Unless this Agreement shall have been terminated pursuant to Section 7.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the later of (a) the fifth Business Day after all of the conditions set forth in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or (b) the first Business Day following the expiration of the consecutive 14 day period immediately following the delivery of the Subsequent Audited GAAP Financial Statements pursuant to Section 4.5, at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, unless another date, time or place is agreed to in writing by the parties.  At the Closing:

(a)           Seller shall deliver to Buyer certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps; and

(b)           Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Closing Date, an amount equal to the sum of (i) $700,000,000 and (ii) the Estimated Closing Date Tangible Book Value.

Section 1.3             Other Closing Deliveries.  At the Closing, in addition to Seller’s delivery of certificates representing all of the Shares as specified in Section 1.2(a) and Buyer’s payment of the amount specified in Section 1.2(b), and as otherwise set forth herein:

(a)           Seller shall deliver, or cause to be delivered, to Buyer:

(i)            the letters of resignation described in Section 4.9;

(ii)           counterparts of each of the Ancillary Agreements to be entered into at the Closing, duly executed by each applicable Seller Party;

(iii)          a receipt for payment of the amount specified in Section 1.2(b);

(iv)          the certificates contemplated by Section 6.2(a), Section 6.2(e) and Section 6.2(f);

(v)           a copy, certified as of the Closing Date, by an officer of Parent, Seller and each other Seller Party, of the resolutions of such Person’s board of directors (or similar governing body) authorizing the execution and delivery of this Agreement and the other Transaction Agreements (as applicable), and the consummation of the transactions contemplated hereby and thereby (to the extent applicable);

(vi)          a good standing or compliance certificate from the Insurance Regulator for (A) the State of Wisconsin, with respect to EIC and EICNJ, and (B) the State of California, with respect to EPCIC, in each case dated as of a date within five days prior to the Closing Date; and

(vii)         the Books and Records described in Section 4.15.

(b)           Buyer shall deliver, or cause to be delivered, to Seller:

(i)            a receipt for the certificates representing all of the Shares;

(ii)           counterparts of each of the Ancillary Agreements to be entered into at the Closing, duly executed by each applicable Buyer Party;

(iii)          the certificate contemplated by Section 6.3(a); and

(iv)          a copy, certified as of the Closing Date, by an officer of each Buyer Party, of the resolutions of such Buyer Party’s board of directors (or similar governing body) authorizing the execution and delivery of each Transaction Agreement to which such Buyer Party is a party, and the consummation of the transactions contemplated thereby;

(c)           each party shall deliver to the other copies (or other evidence) of all valid Governmental Approvals obtained by such party or its respective Affiliates in satisfaction of Section 6.1(a) and Section 6.1(c); and

(d)           each party shall deliver to the other such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Each of the documents and instruments delivered by any party to the other party hereto pursuant to this Section 1.3 shall be in form and substance reasonably acceptable to such other party.

Section 1.4       Purchase Price Adjustment.

(a)           Closing of the Books on the Closing Date.  In preparation for the Closing, Seller shall use its reasonable best efforts to cause a full balance sheet closing of the Transferred Companies to take place as of 12:01 a.m., San Francisco time, on the Closing Date (the “Closing Balance Sheet Date”) as if it were the last day of a fiscal period for the Transferred Companies.

(b)           Pre-Closing Estimate.  At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Proposed Estimated Closing Statement”), consisting of (i) an estimated consolidated and combined balance sheet of the Transferred Companies as of the Closing Balance Sheet Date (giving effect to the Restructuring and the other transactions contemplated hereby to occur at or before the Closing (other than the sale and purchase of the Shares)), prepared on the basis of the most recently available month-end balance sheets for the Transferred Companies (with the information in such balance sheets revised to reflect changes since the date of such balance sheets), (ii) an estimated calculation in reasonable detail of the Closing Date

Tangible Book Value derived from such balance sheet and (iii) a calculation of the amount payable pursuant to Section 1.2(b).  Such balance sheet shall be in substantially the format of, and include the line items set forth in, the sample balance sheet attached hereto as Exhibit A (the “Sample Balance Sheet”).  Seller shall give Buyer a reasonable opportunity to review and comment on the Proposed Estimated Closing Statement and shall provide Buyer with access to such information and personnel as Buyer may reasonably request in connection with such review and comment.  Buyer shall provide any comments on the Proposed Estimated Closing Statement to Seller at least two Business Days prior to the Closing Date and the parties shall negotiate in good faith a resolution of any differences in the amounts stated in the Proposed Estimated Closing Statement.  The Proposed Estimated Closing Statement prepared by Seller, as revised to reflect any revisions thereto agreed to by the parties, shall be the “Estimated Closing Statement,” and the calculation of the Closing Date Tangible Book Value set forth therein shall be the “Estimated Closing Date Tangible Book Value,” it being understood that if any differences between Seller and Buyer as to the Proposed Estimated Closing Statement are not resolved by the Closing Date, the Proposed Estimated Closing Statement prepared by Seller in good faith and revised by Seller to reflect any revisions thereto agreed to by the parties, but not any of Buyer’s comments not agreed to by Seller, shall be the Estimated Closing Statement.  The Estimated Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies set forth in Schedule 1.4 (the “Applicable Accounting Principles”).

(c)           Closing Statement.  Buyer shall engage the independent auditors that audited the most recent GAAP Financial Statements of EHI and its Subsidiaries (or, if such auditors notify Buyer in writing that they are unwilling to be so engaged, a nationally recognized independent registered public accounting firm in the United States (other than the Independent Accountant) selected by Buyer) (the “Closing Balance Sheet Auditors”) and direct the Closing Balance Sheet Auditors to review and audit within 90 days following the Closing Date a statement prepared by Buyer within such period (the “Closing Statement”), consisting of (i) a consolidated and combined balance sheet of the Transferred Companies as of the Closing Balance Sheet Date in the format of, and including only the line items set forth in, the Sample Balance Sheet, prepared in accordance with the accounting principles, practices and methodologies set forth in the Applicable Accounting Principles, accompanied by an unqualified audit opinion or an agreed upon procedures report (as applicable, based on the Applicable Accounting Principles) of the Closing Balance Sheet Auditors giving effect to the Restructuring and the other transactions contemplated hereby to occur at or before the Closing (other than the sale and purchase of the Shares) (the “Closing Balance Sheet”), (ii) a calculation in reasonable detail of the Closing Date Tangible Book Value and (iii) a calculation of the amount, if any, payable pursuant to clause (h) of this Section 1.4.  Seller and Buyer shall each be responsible for one-half of the fees and expenses of the Closing Balance Sheet

Auditors in connection with such engagement.  The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles.

(d)           Dispute Notice.  The Closing Statement shall become final, binding and conclusive upon Seller and Buyer on the 45th day following Seller’s receipt of the Closing Statement, unless prior to such 45th day Seller delivers to Buyer a written notice (a “Dispute Notice”) stating that Seller believes the Closing Statement contains mathematical errors or was not prepared in accordance with the Applicable Accounting Principles or otherwise in accordance with this Section 1.4 and specifying in reasonable detail each item that Seller disputes (a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting Seller’s positions.  Seller shall not challenge the Closing Statement on any other basis.

(e)           Resolution Period.  If Seller delivers a Dispute Notice, then Buyer and Seller shall seek in good faith to resolve the Disputed Items during the 15-day period beginning on the date Buyer receives the Dispute Notice (the “Resolution Period”).  If Buyer and Seller reach agreement with respect to any Disputed Items, Buyer shall revise the Closing Statement to reflect such agreement.

(f)            Independent Accountant.  If Buyer and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to a nationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and Seller (which firm shall be KPMG LLP, unless such firm is not willing or able to serve in such capacity) (the “Independent Accountant”); provided that if KPMG LLP is not willing or able to serve in such capacity and Buyer and Seller are not able to agree on a different accounting firm to serve as the Independent Accountant within ten days after the end of the Resolution Period, they shall request the American Arbitration Association to appoint as the Independent Accountant a nationally recognized independent registered public accounting firm that has not had a material relationship with the Transferred Companies, Buyer or any of their respective Affiliates within the preceding two years, and such appointment shall be final, binding and conclusive on Buyer and Seller.  Buyer and Seller shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after the Unresolved Items are submitted for review.  The Independent Accountant shall make a determination with respect to the Unresolved Items only, and in a manner consistent with this Section 1.4 and the Applicable Accounting Principles, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement on the Unresolved Items.  Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers, books, records, documents and other information pertaining to the Unresolved Items as the Independent Accountant may request.  The determination of the Independent Accountant shall be final, binding and conclusive on Buyer and Seller absent manifest error, and Buyer shall revise the Closing Statement to reflect such determination upon receipt thereof.  Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced.  The fees, expenses and costs of the Independent Accountant incurred in rendering any determination pursuant to this Section 1.4 shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail, in the aggregate, on all Unresolved Items resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the Unresolved Items.

(g)           Access to Information.  Each party shall use its reasonable best efforts to provide promptly to the other party and such other party’s employees, agents and representatives all books, records, documents and other information and reasonable access to employees as such other party shall reasonably request in connection with the review of the Proposed Estimated Closing Statement, the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(h)           Final Adjustment.  Within two Business Days after the Closing Statement is finalized pursuant to clause (d), (e) or (f) of this Section 1.4:

(i)            if the Closing Date Tangible Book Value exceeds the Estimated Closing Date Tangible Book Value, Buyer shall pay to Seller an amount equal to such excess; or

(ii)           if the Estimated Closing Date Tangible Book Value exceeds the Closing Date Tangible Book Value, Seller shall pay to Buyer an amount equal to such excess.

(i)            Method of Payment, Interest, Etc.  Any amount paid in respect of a purchase price adjustment made pursuant to this Section 1.4 shall be (i) increased by the interest on such amount, compounded daily, at the Interest Rate from the Closing Date to and including the date of payment, based on a 365 day year, (ii) made by wire transfer of immediately available funds to an account designated by the receiving party at least two

Business Days prior to the date when due and (iii) treated as an adjustment to the Purchase Price for Tax reporting purposes, except to the extent the Laws of a particular jurisdiction provide otherwise.

(j)            Indemnification Not Affected.  Subject to Section 8.4(f), Buyer’s and Seller’s rights, as applicable, to indemnification pursuant to Article VIII shall not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, Buyer’s and Seller’s rights, as applicable, under this Section 1.4.

Section 1.5             Purchase Price Allocation.  Seller and Buyer shall allocate the Purchase Price as follows:  $135,700,000 plus the AFI Closing Date Tangible Book Value solely to the AFI Shares and the remainder solely to the WMI Shares.   Except as provided in Section 5.7(c), the parties agree that such allocation shall be used for all Tax purposes and no position to the contrary shall be taken by the parties (unless otherwise required by a final determination).

Section 1.6             Withholding.  After consultation with Seller, Buyer shall be entitled to deduct and withhold from any consideration payable pursuant to or as contemplated by this Agreement such amounts as Buyer determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or Treasury Regulations or any provision of applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Seller shall cooperate with Buyer in the preparation and filing of any forms or other documentation claiming exemption or relief from any requirement to withhold.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows in this Article II.  Each such representation and warranty is qualified by and includes the disclosure set forth in the numbered or lettered sections or subsections of the Seller Disclosure Letter that correspond to such representation and warranty and shall be deemed to be qualified by and include any disclosure in any other section or subsection of the Seller Disclosure Letter to which the relevance of such disclosure to such representation and warranty is readily apparent.

Section 2.1             Corporate Status.

(a)           Seller is a société à responsabilité limitée duly incorporated or organized and validly existing under the Laws of the Grand Duchy of Luxembourg and has all requisite corporate or organizational power and authority to carry on its business as now conducted.  Each other Seller Party is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted.

(b)           Each of the Companies is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted.  Each of the Companies is duly qualified and in good standing (or the equivalent, if any, in the applicable jurisdiction) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller has made available to Buyer true, complete and correct copies of the Organizational Documents of the Companies.

Section 2.2             Corporate and Governmental Authorization.

(a)           Each Seller Party has all requisite corporate or organizational power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each Seller Party of each of the Transaction Agreements to which it is or will be a party and the consummation by each Seller Party of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate or other similar organizational action on the part of each such Seller Party.  Each of the Transaction Agreements to which a Seller Party is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Seller Party.  Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each Seller Party is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Seller Party, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exception.

(b)           Except in connection or in compliance with (i) the notification and waiting period requirements of the HSR Act, (ii) applicable insurance holding company Laws of California, Wisconsin and New York, (iii) compliance with and filings under Section 13(a) of the 1934 Act and (iv) the approvals, filings and notifications imposed by applicable Laws that are set forth in Schedule 6.1(c), the execution and delivery by the Seller Parties of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Seller Party of, and the consummation by each Seller Party of the transactions contemplated by, such Transaction Agreements will not require any consent, approval, license, permit, order, qualification or authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

Section 2.3             Non-Contravention.  The execution, delivery and performance of the Transaction Agreements by each Seller Party that is or will be a party thereto and the consummation of the transactions contemplated thereby by such Persons do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of the Seller Parties or the Transferred Companies, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or result in a violation or breach of any provision of any material applicable Law or (c) assuming compliance with the matters referred to in Section 2.2(b), require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Transferred Companies pursuant to, any Contract to which any of the Transferred Companies is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clause (c), for any such breaches, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.4             Capitalization; Title to Shares.

(a)           The authorized capital stock of WMI consists of 10,000 shares of common stock, par value $1.00 per share, of which 1,178 shares are issued and outstanding.  The authorized capital stock of AFI consists of (i) 100,000,000 shares of Ordinary common stock, (ii) 100,000,000 shares of Class A common stock and (iii) 150,000,000 shares of Class B common stock, in each case, par value $0.01 per share, of which 69,722,074 shares of Class A common stock and 100,669,863 shares of Class B common stock are issued and outstanding.  The Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights.  Seller directly owns beneficially and of record all of the Shares, free and clear of all Liens.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of the consideration therefor pursuant to this Agreement, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates.

(b)           There are no outstanding (i) shares of capital stock of or other voting or equity interests in either of the Companies, (ii) securities of the Companies convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in either of the Companies, (iii) options or other rights or Contracts or commitments of any kind to acquire from the Companies, or other obligation of any Seller Party or the Companies to issue, transfer or sell, any capital stock of or other voting or equity interests in either of the Companies or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in either of the Companies, (iv) voting trusts, proxies or other similar Contracts or commitments to which either of the Companies is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in either of the Companies or the Transferred Subsidiaries or (v) contractual obligations restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in either of the Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of any of the Transferred Companies to repurchase, redeem or otherwise acquire any Company Securities.  Except for the Insurance Subsidiaries, none of the Transferred Companies is regulated as an insurance company by a Governmental Authority.

Section 2.5             Transferred Subsidiaries; Ownership Interests.

(a)           Each Transferred Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate and organizational power and authority to carry on its business as now conducted.  Each of the Transferred Subsidiaries is duly qualified and in good standing (or the equivalent, if any, in the applicable jurisdiction) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller has made available to Buyer true, complete and correct copies of the Organizational Documents of each Transferred Subsidiary.

(b)           The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in each of the Transferred Subsidiaries, and the Companies’ direct or indirect ownership interest in the Transferred Subsidiaries, are set forth in Section 2.5(b) of the Seller Disclosure Letter.  All of the outstanding shares of capital stock of and other voting or equity interests in each Transferred Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar rights, and are owned beneficially and of record by the Companies or one of their wholly owned Transferred Subsidiaries as set forth in Section 2.5(b) of the Seller Disclosure Letter, free and clear of any Liens.  There are no outstanding (i) shares of capital stock of or other voting or equity interests in any Transferred Subsidiary, (ii) securities of the Companies or any of the Transferred Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Transferred Subsidiary or (iii) options or other rights or Contracts or commitments of any kind to acquire from the Companies or any of the Transferred Subsidiaries, or other obligation of any of the Seller Parties or the Transferred Companies to issue, transfer or sell, any capital stock of or voting or equity interests in any Transferred Subsidiary or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in any Transferred Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Transferred Subsidiary Securities”).  There are no outstanding obligations of either of the Companies or any of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Transferred Subsidiary Securities.

(c)           Except as set forth in the first sentence of Section 2.5(d) and for Investment Assets acquired in conformity with the Investment Guidelines, none of the Transferred Companies owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person that is not a Transferred Company.

(d)           As of the date hereof, WMI owns all of the outstanding shares of capital stock of Guilford Holdings, Inc. (“GHI”).  As of the date hereof, no other Person owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other voting or equity interests in) GHI.

(e)           As of the date hereof, WMI has no business, operations, assets, liabilities or activities other than as incident to the ownership of EHI and GHI (and their respective Subsidiaries) and the ownership of cash and Investment Assets.  Immediately prior to Closing, WMI will have no business, operations, assets, liabilities or activities other than as incident to the ownership of EHI and its Subsidiaries and the ownership of cash and Investment Assets.

Section 2.6             Financial Statements; Accounting Controls.

(a)           Seller has delivered to Buyer true, complete and correct copies of (i) the audited consolidated financial statements of EHI and its Subsidiaries and (ii) the unaudited consolidated financial statements of AFI and its Subsidiaries, in each case at and for the 12-month periods ended December 31, 2010 and 2009 (the most recent such date, the “Balance Sheet Date”), together, in the case of EHI and its Subsidiaries, with the report of the independent auditor of EHI thereon, and including, in each case, a balance sheet and statements of income, comprehensive income (loss), cash flows and retained earnings or stockholders’ equity and related footnotes (the “GAAP Financial Statements”).  The GAAP Financial Statements (A) were prepared from, and are consistent with, the books and records that are part of the financial reporting system of the Transferred Companies, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and (C) present fairly, in all material respects, the financial position, results of operations, cash flows and changes in stockholders’ equity of EHI and the other WMI Transferred Subsidiaries on a consolidated basis and AFI and the AFI Transferred Subsidiaries on a consolidated basis, respectively, at and for the respective periods indicated.  The Subsequent GAAP Financial Statements required to be delivered after the date hereof pursuant to Section 4.5(b) will (1) be prepared from, and be consistent with, the books and records that are part of the financial reporting system of the Transferred Companies, (2) be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (3) present fairly, in all material respects, the financial position, results of operations, cash flows and changes in stockholders’ equity of EHI and the other WMI Transferred Subsidiaries on a consolidated basis and AFI and the AFI Transferred Subsidiaries on a consolidated basis, respectively, at and for the respective periods indicated (subject, in the case of interim financial statements, to normal year-end adjustments, and to the absence of footnotes).

(b)           Seller has delivered to Buyer true, complete and correct copies of the following statutory financial statements, in each case together with the exhibits, schedules and notes thereto (the “Statutory Statements”): (i) the annual statement of each of the Insurance Subsidiaries, as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, as of and for the years ended December 31, 2010 and

2009; (ii) the audited statutory financial statements of each of the Insurance Subsidiaries, as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, for the years ended December 31, 2010 and 2009; and (iii) the quarterly financial statements of each of the Insurance Subsidiaries, as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, for the three-month periods ended March 31, 2011 and March 31, June 30 and September 30, 2010.  Such Statutory Statements (A) were prepared from, and are consistent with, the books and records that are part of the financial reporting system of the Transferred Companies, (B) were prepared in accordance with SAP applied on a consistent basis during the period presented and (C) present fairly, in all material respects, the respective statutory financial position of the Insurance Subsidiaries at the respective dates thereof, and the statutory results of their operations and cash flows for the periods then ended (subject, in the case of any interim financial statements included in the Statutory Statements, to normal year-end adjustments, and to the absence of footnotes).  No material weakness or significant deficiency has been asserted by any Governmental Authority with respect to any of the Statutory Statements and there are no permitted practices utilized in the preparation of the Statutory Statements.  No Governmental Authority has requested the refiling or amending of any Statutory Statement.  The Statutory Statements required to be delivered after the date hereof pursuant to Section 4.5(b) will (1) be prepared from, and be consistent with, the books and records that are part of the financial reporting system of the Transferred Companies, (2) be prepared in accordance with SAP applied on a consistent basis during the period presented and (3) present fairly, in all material respects, the respective statutory financial position of the Insurance Subsidiaries at the respective dates thereof, and the statutory results of their operations and cash flows for the periods then ended (subject, in the case of any interim financial statements included in the Statutory Statements, to normal year-end adjustments and to the absence of footnotes).

(c)           Each of the Transferred Companies has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) that is sufficient to provide reasonable assurance: (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP or SAP, as the case may be; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP or SAP, as the case may be; (iii) that receipts and expenditures of each of the Transferred Companies are being made only in accordance with the authorization of its management and its board of directors (or similar governing body); and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Transferred Companies that could have a material effect on the financial statements of the Transferred Companies; provided that for purposes of this Section 2.6(c), such system of “internal controls over financial reporting” shall have been developed by Parent and shall utilize a level of materiality applicable to Parent and its

Subsidiaries (including the Transferred Companies) taken as a whole (rather than a level of materiality applicable to the Transferred Companies only).

(d)           None of the Transferred Companies is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between any of the Transferred Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1934 Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Transferred Companies on such Transferred Company’s financial statements.

(e)           Since January 1, 2007 and through the date hereof, none of the Transferred Companies nor, to Seller’s Knowledge, any current or former director, officer or employee of the Transferred Companies, nor, to Seller’s Knowledge, any auditor, accountant or representative of the Transferred Companies, has received or been under a duty to report (including any self-reporting obligation) any non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Transferred Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Transferred Companies have engaged in questionable accounting, reserving or auditing practices.

(f)            Seller has made available to Buyer complete and correct copies of all management representation letters to the Transferred Companies’ independent auditors, in each case to the extent relating to any Transferred Company and for fiscal periods beginning on or after January 1, 2007.

Section 2.7             Undisclosed Liabilities.  None of the Transferred Companies has any Liabilities that would be required to be reserved against or otherwise disclosed or reflected on a balance sheet or the notes thereto prepared in accordance with GAAP, except (a) as set forth in Section 2.7 of the Seller Disclosure Letter, (b) for Liabilities specifically reflected, disclosed or reserved against in any Year End Balance Sheet or specifically disclosed in the notes thereto, (c) for Liabilities for losses, loss adjustment expenses and unearned premiums arising under contracts of insurance or reinsurance written or assumed by the Insurance Subsidiaries and (d) for Liabilities that (i) were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and (ii) individually or in the aggregate have not had and would not reasonably be expected to result in a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of Transferred Companies, taken as a whole.  This Section 2.7 does not relate to Tax matters (which are the subject of Section 2.18).

Section 2.8     Absence of Certain Changes.  During the period from the Balance Sheet Date to the date hereof, the Business has been conducted in the ordinary course of business consistent with past practice, and during such period none of the Transferred Companies has taken any action or omitted to take any action which action or omission, if occurring during the period from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, would require Buyer’s consent under clauses (a) through (aa) of Section 4.1.

Section 2.9     Listed Contracts.

(a)           Section 2.9(a) of the Seller Disclosure Letter lists each Contract falling into any of the following categories of Contracts to which any of the Transferred Companies, as of the date hereof, is a party or by which it is bound:

(i)            any Contract relating to outstanding Indebtedness for borrowed money from third party lending sources pursuant to which any Transferred Company has borrowed an amount in excess of $1,000,000;

(ii)           any joint venture, partnership or other similar Contract (including any Contract providing for joint research or development) with any Person other than an Affiliate;

(iii)          any Contract relating to the acquisition or disposition of any business, stock or assets of any other Person or any division or line of business thereof or any real property (whether by merger, sale of stock, sale of assets or otherwise), in any such case having a value in excess of $500,000 which Contract contemplates future performance or has continuing obligations after the date hereof (but in all cases excluding Contracts relating to the acquisition or disposition of Investment Assets in conformity with the Investment Guidelines);

(iv)          any Contract that (A) limits the freedom of any of the Transferred Companies to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or any of the Transferred Companies after the Closing, (B) contains exclusivity obligations or restrictions with respect to distribution and marketing binding on any of the Transferred Companies that would be binding on Buyer or any of its Affiliates after the Closing or (C) provides for a “most favored nation” pricing status for any party thereto;

(v)           any Contract for the purchase or lease of services or materials, supplies, goods, equipment or other assets providing for aggregate annual payments by the Transferred Companies of $500,000 or more or under which the Transferred Companies have made payments of $500,000 or more during the 12-month period ending on the Balance Sheet Date;

(vi)          any sales, distribution, agency, services or other similar Contract providing for the sale by any of the Transferred Companies of materials, supplies, goods, services, equipment or other assets that provides for aggregate annual payments to the Transferred Companies of $500,000 or more or under which payments of $500,000 or more were made to the Transferred Companies during the 12-month period ending on the Balance Sheet Date;

(vii)         any Contract pursuant to which AFI or IAC (A) markets, sells or distributes Insurance Contracts issued by insurance companies other than the Insurance Subsidiaries (“Carrier Contracts”) or by the Insurance Subsidiaries (and Section 2.9(a)(vii)(A) of the Seller Disclosure Letter lists the counterparties to the Carrier Contracts), or (B) acquires, purchases or otherwise receives marketing or remarketing leads, which Contract, in the case of this subclause (B), provides for aggregate annual payments of $100,000 or more;

(viii)        any Contract relating to any interest rate, derivatives or hedging transaction;

(ix)           any material Contract that relates to the insurance policy administration, claims, underwriting or investment management functions of the Business;

(x)            any Contract evidencing outstanding loans to third party insurance agents, brokers or producers in excess of $1,000,000 to any individual Person;

(xi)           any managing general agent Contract, including those to which any Transferred Company is a party, that are either in force or with respect to which a Transferred Company has any continuing obligations;

(xii)          any Contract evidencing a participation by any of the Transferred Companies in any pools, syndicates or associations other than statutorily mandated pools, syndicates or associations;

(xiii)         any indemnity Contract (other than an Insurance Contract) pursuant to which a Transferred Company receives or is reasonably expected to receive payments, or makes or is reasonably expected to make payments, of $1,500,000 or more;

(xiv)        any guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements (excluding Insurance Agreements) made in respect of the obligations of, or for the benefit of any obligee of, any of the Transferred Companies by Seller, Parent or any of their Affiliates (other than the Transferred Companies) (“Seller Guaranties”), and any other Contract (including any “take-or-pay” or keepwell agreements) under which (A) any Person (other than a Transferred Company) has directly or indirectly guaranteed any liabilities or obligations of any of the Transferred Companies or (B) any of the Transferred Companies has directly or indirectly guaranteed any liabilities or obligations of any other Person other than a Transferred Company (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xv)         any Contract under which a Transferred Company has committed to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person (other than a Transferred Company), other than (A) any Investment Asset or (B) any investment in an amount less than $500,000; or

(xvi)        any other Contract that is material to the Transferred Companies, taken as a whole.

(b)           Each Contract disclosed in the Seller Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9, Section 2.11(b) (clause (b) of Intellectual Property; Information Technology) or Section 2.21 (Reinsurance Agreements) is a valid and binding agreement of the Transferred Company party thereto and, to the Knowledge of Seller, any other party thereto and is in full force and effect, and none of the Transferred Companies party thereto nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice as of the date hereof of any intention to terminate, any such Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in the termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any material benefit thereunder.  True, complete (subject to the redaction of confidential provisions) and correct copies of each such Contract (including all written modifications and amendments thereto and written waivers thereunder) in effect as of the date hereof have been made available to Buyer.  Notwithstanding the foregoing, this Section 2.9(b) shall not be deemed to be breached or inaccurate by virtue of the expiration or termination of any such Contract on its termination date in accordance with its terms or by any amendment, waiver, termination or other action (or inaction) with respect to any such Contract not in violation of Section 4.1 during the period from the date hereof to the Closing Date.

Section 2.10     Properties.

(a)           Title to Assets, Etc.  The Transferred Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable (subject to the Enforceability Exception) lease, license or similar contractual arrangement, all material assets (real and personal, tangible and intangible) that are used or held for use in connection with the Business (collectively, the “Assets”) except, in the case of this clause (a), for Owned Intellectual Property and Trade Secrets (which are the subject of Section 2.11(j)(i)), in each case free and clear of any Lien other than Permitted Liens.

(b)           Sufficiency of Assets, Etc.  Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements, Buyer will, either directly or indirectly through the Transferred Companies, own, possess, have a valid license to, have a valid leasehold interest in or, through an enforceable (subject to the Enforceability Exception) written contractual obligation, have access to and the legal right to use or receive the benefit of, all properties and assets necessary for the conduct of the business and operations of the Transferred Companies as they were conducted immediately prior to the Closing.  There are no properties or assets (tangible or intangible) of GHI or its Subsidiaries that are used in the conduct of the business and operations of the Transferred Companies as they are currently conducted.  For the avoidance of doubt, no transition services agreement or similar Contract for the provision of services from and after the Closing to any of the Transferred Companies by or on

behalf of Seller or any of its Affiliates (other than the Transferred Companies) is necessary to enable the Transferred Companies to conduct their respective businesses and operations immediately following the Closing as such businesses and operations were conducted immediately prior to the Closing.

(c)           Owned Real Property.  As of the date hereof, no Transferred Company owns any fee interest in real property.

(d)           Leased Real Property.  Section 2.10(d) of the Seller Disclosure Letter lists all of the real property leased by any of the Transferred Companies with respect to which the Transferred Companies are committed to make lease payments in excess of $50,000 in fiscal 2011 (the “Leased Real Property”).  Seller has made available to Buyer true, complete and correct copies of the leases pursuant to which such Leased Real Property is leased, together with all written amendments and modifications thereto and all guarantees thereof (collectively, the “Leases”).  The Transferred Companies hold good and valid leasehold title to the Leased Real Properties.  All of such Leases are valid and in full force and effect in all material respects (except to the extent any such Lease expires or terminates on its termination date in accordance with its terms) and all rents and additional rents due to date on each such Lease have been paid.  The Transferred Companies enjoy peaceful and undisturbed possession in all material respects under all Leases.  None of the Transferred Companies is in default in any material respect under any of such Leases and, to the Knowledge of Seller, no lessor is in default under any of such Leases.  No event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under any Lease by any of the Transferred Companies.  To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under any Lease by any lessor.  As of the date hereof, the Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Transferred Companies.  None of the Transferred Companies is a sublessor or grantor under any sublease of any Leased Real Property.

Section 2.11     Intellectual Property; Information Technology.

(a)           Owned Intellectual Property.  Section 2.11(a) of the Seller Disclosure Letter lists, as of the date hereof, all Intellectual Property that the Transferred Companies purport to own (the “Owned Intellectual Property”) (i) that is registered or subject to an application for registration with a Governmental Authority (or, in the case of domain names, a domain name registrar) (including, in each case, the jurisdiction in which such Intellectual Property has been registered or an application for registration is pending) (the “Registered Owned Intellectual Property”) or (ii) that is unregistered

Copyrights and Trademarks material to the Business.  All registrations of the Registered Owned Intellectual Property are valid, subsisting and in full force and effect as of the date hereof.  All application, maintenance and renewal fees due and owing in relation to such Registered Owned Intellectual Property have been paid in full.  None of the Transferred Companies is using any such Registered Owned Intellectual Property that is the subject of a registration or application in a manner that would reasonably be expected to result in the cancellation or unenforceability of any registration of such Registered Owned Intellectual Property.

(b)           Licenses and Other Agreements.  Section 2.11(b) of the Seller Disclosure Letter lists all Contracts existing as of the date hereof to which any of the Transferred Companies is a party, or by which any of them is otherwise bound, that relate to (i) licenses, covenants not to sue, assignments or transfers of Intellectual Property to any of the Transferred Companies by any other Person, (ii) licenses, covenants not to sue, assignments or transfers of Intellectual Property to any other Person by any of the Transferred Companies, (iii) Contracts otherwise granting or restricting the right to use Intellectual Property and (iv) Contracts that indemnify Third Parties with respect to Intellectual Property used or held for use in the Business, in each case to the extent material to the Business (collectively, the “IP Licenses”), provided that licenses of commercially available, off-the-shelf computer Software that is licensed pursuant to terms and conditions that are not customarily negotiated, including shrink-wrap licenses, and for which in each case the relevant Transferred Company pays less than $50,000 per year, in the aggregate, in license, maintenance or support fees for the relevant piece of Software, do not need to be listed on Section 2.11(b) of the Seller Disclosure Letter.  Each IP License to which any of the Transferred Companies is a party (A) is a legal and binding obligation of such Transferred Company and, to the Knowledge of Seller, the other relevant parties thereto and (B) is in full force and effect and enforceable (subject in each case to the Enforceability Exception) in accordance with the terms thereof.  Each of the Transferred Companies is in material compliance with the terms of any IP License.

(c)           No Infringement.  As of the date hereof, (i) to the Knowledge of Seller, no Person is materially infringing upon, diluting, misappropriating or otherwise in conflict with any of the Owned Intellectual Property and (ii) none of the Transferred Companies has, since January 1, 2007, brought or threatened a claim against any Person asserting that such Person is infringing, diluting, misappropriating or otherwise in conflict with the Owned Intellectual Property.

(d)           Employee Restrictive Agreements; Disclosures of Confidential Information.  Each of the Transferred Companies has used its commercially reasonable efforts to maintain the secrecy of all material Trade Secrets used in the Business.  To the Knowledge of Seller, since January 1, 2007, all individuals employed by the Transferred

Companies have agreed not to disclose confidential or proprietary information (including Trade Secrets) relating to the Business (collectively, the “Employee Restrictive Agreements”).  To the Knowledge of Seller, since January 1, 2007, (i) no such current or former employee has materially breached or violated any of the Employee Restrictive Agreements and (ii) there has been no material breach of confidentiality of any Trade Secrets or other confidential Intellectual Property used in the Business by any other Person.

(e)           Data and Computer Systems.  The Transferred Companies have established and are in compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption or other security protocols and techniques when appropriate, and (ii) the security, confidentiality and integrity of all of the data, files, datafiles, electronic reports and electronic records used in and necessary to conduct the Business as currently conducted (collectively, the “Data”) that is confidential or proprietary.  Since January 1, 2007, none of the Transferred Companies has suffered and, to the Knowledge of Seller, no service provider to the Transferred Companies has suffered any material information security breach with respect to the Data of the Transferred Companies or computer systems used in the Business, nor has any Transferred Company been notified or been required by Law to notify any consumers, employees or Governmental Authority of any information security breach with respect to the Data.

(f)            Consumer Privacy Information.  The Transferred Companies have established and are in compliance with written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients (“Consumer Privacy Information”).  The Transferred Companies are not prohibited by any applicable privacy Laws or their own written privacy policies from providing Buyer with the Consumer Privacy Information that has been, or will be, provided to Buyer, on or after the Closing Date, in connection with the transactions contemplated hereby.

(g)           Integrity of Hardware.  All material information technology hardware currently used by the Transferred Companies is, in all material respects, in useable operating condition as is necessary to conduct the Business as currently conducted.

(h)           Integrity of Software.  To the Knowledge of Seller, no Owned Intellectual Property that is Software contains any viruses, malware, time-bombs, key-

locks or any other devices designed to, without the Knowledge of Seller and authorization of a Transferred Company, disrupt, disable, harm or interfere with the operation of such Owned Intellectual Property or the integrity of the Data or information produced by such Owned Intellectual Property.  To the Knowledge of Seller, no Software that is licensed to the Transferred Companies contains any viruses, malware, time-bombs, key-locks or any other devices designed to, without the Knowledge of Seller and authorization of a Transferred Company, disrupt, disable, harm or interfere with the operation of such Software or the integrity of the Data or information produced by such Software.  Each of the Transferred Companies uses anti-virus Software in accordance with commercially reasonable standards.

(i)            Open Source Code.  No open source code, freeware, libraries, or any software source code subject to the GNU General Public License or any similar “open source” license has been used or incorporated into any Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Transferred Company that (i) requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition the use or distribution of such Software on, the disclosure, licensing, or distribution of any source code for any portion of such Software, or (ii) otherwise imposes or would reasonably be expected to impose any limitation, restriction or condition on the right or ability of the Transferred Companies to use or distribute any such Software.

(j)            Other Intellectual Property Matters.

(i)            The Transferred Companies are the exclusive owners of the Owned Intellectual Property set forth in Section 2.11(a) of the Seller Disclosure Letter and, to the Knowledge of Seller, of the Trade Secrets owned by the Transferred Companies, free and clear of any Liens other than Permitted Liens.

(ii)           The conduct of the Business does not infringe, dilute, misappropriate or otherwise conflict with the rights of any Person in respect of any Intellectual Property, including with respect to any Patents, Copyrights, Trademarks or Trade Secrets of any third party.

(iii)          No claim or demand is pending or, to the Knowledge of Seller, threatened (A) challenging the validity of any Owned Intellectual Property or, to the Knowledge of Seller, Intellectual Property exclusively licensed to the Transferred Companies or any of the Transferred Companies’ title or rights thereto, or (B) alleging that any of the Transferred Companies or the conduct of the Business is infringing, diluting, misappropriating or otherwise in conflict with any Intellectual Property rights of any other Person.

(iv)          The Transferred Companies own or have the right to use all of the Data, free and clear of any Liens other than Permitted Liens.

(v)           Provided that all Third Party Consents are obtained, neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements will, with or without the giving of notice or lapse of time, or both, result in, or give any other Person the right or option to cause or declare, (A) a loss of, or encumbrance on, any Owned Intellectual Property used in the conduct of the Business as currently conducted, (B) a material breach of any material IP License to which any Transferred Company is a party, (C) the release, disclosure or delivery of any Owned Intellectual Property to any escrow agent or other Person or (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

(k)           Section 2.11(k) of the Seller Disclosure Letter lists all of the Software owned by Seller or any member of the Parent Group that is used by any Transferred Company.

Section 2.12           Litigation.

(a)           There is no material Litigation pending or, to the Knowledge of Seller, threatened against any of the Transferred Companies (other than claims under the terms of Insurance Contracts that are within applicable policy limits and were incurred in the ordinary course of business consistent with past practice) and (b) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or materially adversely affecting the Business or any of the Transferred Companies.  Clause (a) of this Section 2.12 does not apply with respect to Intellectual Property matters, which are covered by Section 2.11, or Labor-Related Claims, which are covered by Section 2.16(f), and this Section 2.12 does not apply with respect to Tax matters, which are covered by Section 2.18.

Section 2.13           Compliance with Laws.

(a)           The Transferred Companies are, and since January 1, 2007 have been, in compliance in all material respects with all orders, laws, statutes, regulations, rules, ordinances, writs, injunctions, directives, judgments, decrees, principles of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority (“Laws”) and Permits.  Since January 1, 2007, none of Seller or any of the Transferred Companies has received any written notice from a Governmental Authority that alleges any material noncompliance (or that Seller or a Transferred Company is under any investigation by such Governmental Authority for any such alleged noncompliance, in the case of Seller, which relates to the Transferred Companies or the Business) with any order issued by a Governmental Authority, Law or Permit applicable to Seller, the Transferred Companies or the Business, in the case of Seller, which relates to the Transferred Companies or the Business.  This Section 2.13 does not apply with respect to Tax matters, which are covered by Section 2.18.

(b)           Without limiting the foregoing: (i) since January 1, 2007, none of the Transferred Companies has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended; (ii) the Transferred Companies are, and since January 1, 2007 have been, in compliance with all applicable international trade and investment sanctions and restrictions under any applicable Law administered by the United States Office of Foreign Assets Control; (iii) the Transferred Companies are, and since January 1, 2007 have been, in compliance with all applicable Laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments; and (iv) the Transferred Companies maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the foregoing Laws.

Section 2.14           Permits and Licenses.

(a)           The Transferred Companies own, hold or possess all material licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write excess and surplus lines insurance as a non-admitted or unlicensed insurance carrier) from a Governmental Authority that are necessary to entitle them to own or lease, operate and use their properties or assets and to carry on and conduct their business as conducted on the date hereof (the “Permits”), and all such Permits are valid and in full force and effect.  Section 2.14(a) of the Seller Disclosure Letter lists all jurisdictions in which the Insurance Subsidiaries are domiciled, licensed or authorized to write insurance business, and all jurisdictions in which the Insurance Subsidiaries are eligible to write insurance business on an excess or surplus lines basis, and Seller has made available to Buyer true, complete and correct copies of each such license and authorization.  Since January 1, 2007, none of the Transferred Companies has received written notice of any violation, suspension, cancellation or non-renewal of any Permit or any Litigation relating to the revocation or modification of any Permit, the loss of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Assuming compliance with the matters referred to in Section 2.2(b), none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby (other than any Permit that is not material and that is not an insurance license or certificate).

(b)           EISI is duly licensed as an insurance agency and, where required, as a claims adjuster in each jurisdiction in which it is soliciting insurance and adjusting claims, as applicable, or as otherwise required to carry on its business as now conducted.  Section 2.14(b) of the Seller Disclosure Letter sets forth a true, complete and correct list of each such license by jurisdiction.  There is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  EISI has been appointed as an agent, where required, of the Insurance Subsidiaries in each jurisdiction in which it produces business for the Insurance Subsidiaries.  EISI has designed, established and is in compliance in all material respects with programs that are reasonably designed to ensure that each employee of EISI holds individual insurance agent and individual claims adjuster licenses in each jurisdiction where he or she is required to be so licensed under applicable Laws to perform his or her job responsibilities.

(c)           IAC is duly licensed as an insurance agency in each jurisdiction in which it is soliciting insurance or as otherwise required to carry on its business as now conducted.  Section 2.14(c) of the Seller Disclosure Letter sets forth a true, complete and correct list of each such license by jurisdiction.  There is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  IAC has been appointed as an agent, where required, of all insurance companies which it represents in each jurisdiction in which it produces business for such companies.  IAC has designed, established and is in compliance in all material respects with programs that are reasonably designed to ensure that each employee of IAC holds individual insurance agent licenses in each jurisdiction where he or she is required to be so licensed under applicable Laws to perform his or her job responsibilities.

Section 2.15           Environmental Matters.

(a)           Since January 1, 2007, each of the Transferred Companies has complied in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all applicable Environmental Permits.  No notice of violation, notification of liability or potential liability or request for information has been received by the Transferred Companies relating to or arising out of any Environmental Law.  No order has been issued and is currently in effect, and since January 1, 2007 no penalty or fine has been assessed, against any of the Transferred Companies relating to or arising out of any Environmental Law.

(b)           No Release of Hazardous Substances has occurred at, on, above, under or from any real properties currently or formerly owned, leased, operated or used by any of the Transferred Companies or any predecessors in interest that has resulted or would reasonably be expected to result in any material Liability to the Transferred Companies under Environmental Law.

(c)           None of the Transferred Companies nor, to the Knowledge of Seller, any other Person has caused or taken any action that would reasonably be expected to result in any material Liability to the Transferred Companies under Environmental Law relating to (i) the environmental conditions at, on, above, under, or about any real properties currently or formerly owned, leased, operated or used by any of the Transferred Companies or any predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(d)           Seller has provided to Buyer all environmental site assessments, audits, investigations and studies in the possession, custody or control of Seller and the Transferred Companies relating to real properties currently or formerly owned, leased, operated or used by the Transferred Companies.

(e)           Notwithstanding any other provision of this Article II, the representations and warranties in this Section 2.15 are the exclusive representations and warranties of the Seller with respect to Hazardous Materials or Environmental Laws.

Section 2.16           Employees, Labor Matters, Etc.

(a)           Employees.  Seller or one of its Affiliates has delivered or made available to Buyer, prior to the date hereof, a true, complete and correct list of each Employee (and each other person who, as of the date hereof, is employed by Seller or an Affiliate (other than a Transferred Company) and whose duties relate exclusively or primarily to the Business) as of the date hereof, who received annual base salary in excess of $100,000 in fiscal year 2010, and each such Employee’s or person’s:  (i) employer; (ii) date of hire; (iii) job title; (iv) rate of pay or annual salary; (v) 2011 annual bonus target; (vi) outstanding long-term incentive compensation awards; and (vii) balance under any deferred compensation account as of the date hereof.  Each person who, as of the Closing Date, is an employee of Seller or any of its Affiliates, and whose duties relate exclusively or primarily to the Business, will be employed by a Transferred Company as of the Closing Date.  Without limiting the generality of the definitions set forth in Section 9.1, as of the date hereof, the Key Employees are those individuals identified in Section 2.16(a)(i) of the Seller Disclosure Letter, and the LTIP Employees are those individuals identified in Section 2.16(a)(ii) of the Seller Disclosure Letter.

(b)           Restrictions.  To the Knowledge of Seller, (i) as of the date hereof, no current Key Employee has given notice of his or her intention to terminate employment with a Transferred Company, and (ii) no Key Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that materially restricts such Key Employee’s ability to perform his or her material duties or responsibilities as an Employee of a Transferred Company.

(c)           Collective Bargaining Agreements; Labor Union Activity.  None of the Transferred Companies is party to, or is otherwise bound by, any collective bargaining agreement or other Contract with a labor organization, and, to the Knowledge of Seller, there are not any labor unions or other organizations or groups representing, purporting to represent or attempting to represent any current Employees.

(d)           Compliance.  Each of the Transferred Companies: (i) since January 1, 2007 has been in compliance in all material respects with all applicable requirements of Law with respect to employment, employee classification, wages, hours and other labor-related matters; (ii) since January 1, 2007 has withheld and reported all amounts required by any applicable requirements of Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Employee, except to the extent any such failure to withhold or report would not, individually or in the aggregate, result in material Liability; (iii) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental

Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice); and (iv) has no material Liability for any arrears of wages.

(e)           Independent Contractors.  Section 2.16(e) of the Seller Disclosure Letter sets forth the name of each individual who is, as of the date hereof, an independent contractor of any of the Transferred Companies who is entitled to receive in excess of $100,000 per year in the aggregate from any of the Transferred Companies and the Transferred Company with which such independent contractor is under contract.

(f)            Labor-Related Claims.  There is no material Litigation, labor dispute, audit, proceeding or grievance pending or, to the Knowledge of Seller, threatened with respect to any of the Transferred Companies relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Employee, including charges of unfair labor practices or harassment complaints.

Section 2.17           Employee Benefit Plans and Related Matters; ERISA.

(a)           Disclosure.  Section 2.17(a) of the Seller Disclosure Letter contains a true, complete and correct list of each material Company Benefit Plan.  Each such material Company Benefit Plan that is sponsored or maintained by a Transferred Company exclusively for the benefit of Employees is identified as such in Section 2.17(a) of the Seller Disclosure Letter.  With respect to each material Company Benefit Plan, Seller has provided or made available to Buyer, to the extent applicable, (i) true, complete and correct copies of all plan documents, trust agreements, insurance Contracts or other funding arrangements, (ii) the most recent annual funding report, if any, (iii) the most recent Form 5500, if any, (iv) the most recent IRS determination letter, if any, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the PBGC, the Department of Labor or any other Governmental Authority, (vii) the most recent actuarial study of any Company Benefit Plan providing pension or post-employment life or medical benefits to which the Transferred Companies could have any material Liability, (viii) statements or other communications regarding withdrawal or other multiemployer plan Liabilities (or similar Liabilities pertaining to any non-U.S. employee benefit plan sponsored by any of the Transferred Companies), and (ix) all material amendments and modifications to any such Company Benefit Plan.

(b)           Qualification.  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, are so qualified and have received a favorable determination letter from the IRS.  Each Company Benefit Plan has been operated, in all material respects, in accordance with its terms and applicable Laws.

(c)           Liability; Compliance.

(i)            All Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, comply in all material respects, in form and operation, with the requirements of Section 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code.

(ii)           Since January 1, 2007, no Company Benefit Plan has been subject to Title IV of ERISA.

(iii)          (A) there are no pending or, to the Knowledge of Seller, material threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, (B) the Company Benefit Plans are not presently under audit or examination (nor, to the Knowledge of Seller, has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign, and (C) no material matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

(iv)          None of the Transferred Companies has any material Liability in respect of, or obligation to provide, post-retirement health, medical, life insurance or other welfare benefits for former or current employees of the Transferred Companies except (A) continuation coverage required under Section 4980B of the Code or other similar Law or (B) coverage or benefits the entire cost of which is borne by the employee or former employee.

(v)           The execution, delivery and performance of the Transaction Agreements by the Seller Parties and the Transferred Companies and the consummation of the transactions contemplated thereby will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee (or current or former independent contractor or director of any of the Transferred Companies) or any increased or accelerated funding obligation with respect to any Company Benefit Plan.  No Employee is entitled to any tax gross-up or other reimbursement for taxes incurred under Sections 4999, 409A or 457A of the Code.

(vi)          No Foreign Employees or Plans.  None of the Employees perform services on behalf of the Transferred Companies primarily outside of the United States, and none of the Company Benefit Plans covers Employees whose services are performed primarily outside of the United States.

Section 2.18           Tax Matters.

(a)           All material Tax Returns required to have been filed by or with respect to any of the Transferred Companies have been duly and timely filed (taking into account any extensions) in accordance with applicable Law.  All such Tax Returns are true, correct and complete in all material respects.  All material Taxes required to be paid by or with respect to any of the Transferred Companies, whether or not shown on such Tax Returns, (i) have been timely paid or (ii) are being contested in good faith by appropriate proceedings and are reserved for to the extent required under ASC 740 on the most recent financial statements of the relevant Person.  The liability of the Transferred Companies for Taxes set forth in the Year End Balance Sheets was materially correct as of the Balance Sheet Date.

(b)           (i) Section 2.18(b)(i) of the Seller Disclosure Letter lists all of the states, territories and jurisdictions in which the Transferred Companies have been required to file Tax Returns (including the type of Tax Returns filed) since January 1, 2005 (except for certain state Tax Returns with respect to AFI and the AFI Transferred Subsidiaries), and true, complete and correct copies of all such Tax Returns have been made available to Buyer, and (ii) no claim has been made in writing by any Tax Authority in any jurisdiction where any Transferred Company does not file Tax Returns that such Transferred Company is or may be subject to Tax in that jurisdiction or is required to file a Tax Return in such jurisdiction.  No Transferred Company has had any permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law or any applicable Tax treaty or convention between the United States and such foreign country.

(c)           The Transferred Companies have complied in all material respects with all applicable Law relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements) and all such Taxes, including all such Taxes with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Person, or other Third Party, have been duly paid within the time and in the manner prescribed by applicable Law by or on behalf of the Transferred Companies.

(d)           Since the Balance Sheet Date, none of the Transferred Companies has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would reasonably be expected to result in a materially increased Tax liability or materially reduced Tax asset from that reflected on the most recent GAAP Financial Statement.

(e)           All federal Tax Returns filed with respect to Tax years of (i) the AFI Consolidated Group through the Tax year ended December 31, 2006 and (ii) the WMI Consolidated Group through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(f)            There are no current extensions of any period of limitations with respect to Taxes or Tax Returns of or with respect to the Transferred Companies, and, to the Knowledge of Seller, there are no requests or demands to extend or waive any such period of limitations.

(g)           There are no current federal, state, local, or foreign reassessments, assessments, audits, inquiries, claims, suits, proceedings or investigations (each, an “Audit”) with respect to Taxes, or Tax Returns, of or with respect to any of the Transferred Companies.  To the Knowledge of Seller, no Audit with respect to Taxes, or Tax Returns, of or with respect to any of the Transferred Companies is pending, proposed or threatened.

(h)           [Reserved.]

(i)            None of the Transferred Companies has any liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable Law) (other than (A) solely as relates to WMI or its Subsidiaries, solely as a result of being a member of the WMI Consolidated Group or

(B) solely as relates to AFI or its Subsidiaries, solely as a result of being a member of the AFI Consolidated Group), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(j)            Since January 1, 2001, none of the Transferred Companies has been included in any combined, consolidated, affiliated, unified or group Tax Return or has had its Tax liability calculated on a combined, consolidated, unified, group or affiliated basis other than (i) solely as relates to WMI or its Subsidiaries, as a member of the WMI Consolidated Group or (ii) solely as relates to AFI or its Subsidiaries, as a member of the AFI Consolidated Group.

(k)           None of the Transferred Companies has received, applied for, or requested (i) any Tax ruling or (ii) any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes or Tax matters with a Tax Authority, in each case, that would be binding upon any of the Transferred Companies after the Closing Date.

(l)            None of the Transferred Companies will be required to include any material item of income or gain in, or exclude any material item of loss or deduction from, the determination of taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign Law); (ii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transaction that will be required to be taken into account under Treasury Regulations Section 1.1502-13 (or any predecessor provision or any similar provision of state, local or foreign Law) and that occurs on or prior to the Closing Date.

(m)          None of the Transferred Companies has an “excess loss account” (as defined in Treasury Regulations Section 1.1502-19 or similar provisions of state, local or foreign Tax Laws).

(n)           The Transferred Companies have complied with the provisions of the Code and the Treasury Regulations promulgated thereunder as necessary to avoid any material redistribution, reapportionment, reallocation, recharacterization, or adjustment pursuant to (i) Section 482 of the Code, (ii) Section 845 of the Code, or (iii) any similar provision of state, local, or foreign Law (including all contemporaneous transfer pricing documentation requirements and any provisions of an applicable income tax treaty).

(o)           None of the Transferred Companies is either a party to or bound by (nor as a result of any action on or prior to the Closing Date will any of the Transferred Companies become a party to or bound by) any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes with any Tax Authority) (each, a “Tax Sharing Agreement”) that will remain in effect or with respect to which there will be any liability after the Closing Date.

(p)           None of the Transferred Companies has ever been a life insurance company as defined in Section 816 of the Code.  None of the Transferred Companies (i) has ever sold, issued, reinsured, or provided administrative services with respect to any policies, contracts or other products that were marketed as qualifying or intended by any Transferred Company to qualify as annuities, life insurance contracts, non-cancellable accident and health insurance contracts, long-term care insurance contracts, pension plan contracts or similar contracts under Section 72, 101, 401, 403, 408, 412, 457, 807, 816, 817, 817A, 818, 7702, 7702A, 7702B or any similar provision of the Code or (ii) maintains a “special loss discount account” or makes “special estimated tax payments” within the meaning of Section 847 of the Code.  For all Taxable Periods open to assessment, each Insurance Subsidiary has been an insurance company (other than a life insurance company) subject to Tax under Section 831 of the Code.

(q)           No power of attorney with respect to Taxes has been executed or filed with any Tax Authority by or on behalf of any of the Transferred Companies that will remain in effect after the Closing Date.

(r)            None of the Transferred Companies is a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for United States federal income tax purposes.

(s)           None of the Transferred Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under section 355 or 361 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(t)            None of the Transferred Companies is or has been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code with respect to such Transferred Company, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(u)           None of the Transferred Companies is, or owns an interest in, (i) a controlled foreign corporation as defined in Section 957 of the Code or (ii) a passive foreign investment company as defined in Section 1297 of the Code.

(v)           None of the Transferred Companies has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.

(w)          None of the Transferred Companies has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of applicable Law).

(x)            Except for IAC, each of the Transferred Companies is a “domestic corporation” within the meaning of Section 7701(a)(30) of the Code and is a member of either the WMI Consolidated Group or the AFI Consolidated Group.  IAC is treated as a disregarded entity for federal Tax purposes.

(y)           Except as set forth in Section 2.18(y) of the Seller Disclosure Letter, for all Taxable Periods commencing on or after January 1, 2009, (i) none of the Transferred Companies has:  (A) settled or compromised any material Tax Audit relating to a Transferred Company or forgone the right to any refund of Taxes; (B) made a material change to any of the Transferred Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (C) amended any material Tax Return of or with respect to any of the Transferred Companies; (D) entered into any material agreement with a Tax Authority with respect to any Transferred Company, or terminated any agreement entered into with a Tax Authority with respect to any Transferred Company that is in effect as of the date hereof; (E) altered or made any material Tax election; (F) requested a ruling relating to a material amount of Taxes; (G) granted any power of attorney relating to Tax matters; or (H) prepared any material Tax Return in a manner that is not consistent with past practices; and (ii) neither Seller nor any of its Affiliates has taken any action described in clause (i) above with respect to any of the Transferred Companies.

Section 2.19           Insurance.  Section 2.19 of the Seller Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all current insurance policies in respect of, or relating to, directors and officers liability, fiduciary liability, employment practices liability, errors and omissions liability, workers’ compensation liability, the Assets or the Business, under which the Transferred Companies are insured.  All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date, which amounts shall be paid prior to the Closing Date if so required)).

Section 2.20           Regulatory Matters.

(a)           Seller has made available to Buyer true, complete and correct copies of (i) all reports of examination (including financial, market conduct and similar examinations) of the Insurance Subsidiaries, EISI and IAC issued by any Governmental Authority since January 1, 2007 and all material correspondence or consent orders related thereto, (ii) all insurance holding company filings or submissions provided to any Governmental Authority with respect to any of the Transferred Companies since January 1, 2007 and all material correspondence related thereto and (iii) all other registrations, filings and submissions provided to any Governmental Authority with respect to any of the Insurance Subsidiaries since January 1, 2007 and all material correspondence related thereto.

(b)           Since January 1, 2007, the Insurance Subsidiaries, EISI and IAC have filed all financial statements and material reports, statements, documents, registrations, filings or submissions required to be filed by such entity with any Insurance Regulator and, to the Knowledge of Seller, no material deficiencies have been asserted by any such Insurance Regulator since January 1, 2007 with respect to any such financial statements, reports, statements, documents, registrations, filings or submissions that have not been remedied.  Since January 1, 2000, none of the Insurance Subsidiaries is or has been a “commercially domiciled insurer” under the laws of any jurisdiction or is or has been otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

(c)           There are no insurance policies issued, reinsured or assumed by any of the Transferred Companies that are currently in force under which any Transferred Company may be required to allocate profit or pay dividends to the holders thereof.

Section 2.21           Reinsurance Agreements.

(a)           Section 2.21(a) of the Seller Disclosure Letter sets forth a true, complete and correct list of all of the Reinsurance Agreements and any related letters of credit, reinsurance trusts or other collateral arrangements.  True, complete and correct copies of all of the Reinsurance Agreements and any related letters of credit, reinsurance trusts or other collateral arrangements have been made available to Buyer.  No Reinsurance Agreement contains any provision providing that the other party thereto may unilaterally terminate or otherwise modify such Reinsurance Agreement by reason of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and no Reinsurance Agreement contains any provision which by its own terms would result in a modification in the operation of such Reinsurance Agreement by reason of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  To the Knowledge of Seller, no party to any Reinsurance Agreement is impaired such that a default thereunder would reasonably be expected.  Each Insurance Subsidiary is entitled under applicable Law to take full credit in the Statutory Statements of such Insurance Subsidiary for all amounts recoverable by it pursuant to any Reinsurance Agreement to which it is a party.  All collateral provided by any reinsurer in connection with any Reinsurance Agreement (i) is in a form permitting the applicable Insurance Subsidiary to take credit for reinsurance under the insurance laws and regulations of its state of domicile, (ii) if other than a letter of credit, is subject to a perfected security interest in favor of the applicable Insurance Subsidiary and (iii) is not subject to any Contract allowing that such collateral be reduced or diminished in any manner.

(b)           With respect to all Reinsurance Agreements for which each Insurance Subsidiary is taking credit on its most recent Statutory Statements or has taken credit on any Statutory Statements from and after January 1, 2007, (i) there has been no separate Contract between any of the Insurance Subsidiaries and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement entered into, renewed, or amended on or after January 1, 1994, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62 or 62R, as applicable, is available for review by the Insurance Regulator for each of the Insurance Subsidiaries, (iii) each of the Insurance Subsidiaries complies and has complied from and after January 1, 2007 with all of the requirements applicable to the Reinsurance Agreements set forth in SSAP No. 62 or 62R, as applicable, and (iv) each of the Insurance Subsidiaries has and has had from and after January 1, 2007 appropriate controls in place to monitor the use of reinsurance and adhere to the risk transfer provisions of SSAP No. 62 or 62R, as applicable.

(c)           Through the Contracts or other arrangements listed in Section 2.21(c) of the Seller Disclosure Letter (the “OB Contracts”), OneBeacon Insurance Company (“OBIC”) has assumed or guaranteed and is fully and unconditionally obligated to pay any and all Liabilities of EIC, EPCIC and EICNJ, other than Liabilities relating to the operations of the EHI Business (all such Liabilities, the “OB Liabilities”).

Section 2.22           Reserves.  The Insurance Reserves of the Insurance Subsidiaries recorded in the respective Statutory Statements, as of their respective dates: (a) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein); (b) were fairly stated in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein); and (c) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding Insurance Reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements and related actuarial opinions for the applicable Insurance Subsidiary for the 2010 fiscal year, copies of which have been made available to Buyer.

Section 2.23           Actuarial Reports.  Section 2.23 of the Seller Disclosure Letter lists (and Seller has made available to Buyer true, complete and correct copies of) all material actuarial reports prepared by opining actuaries, independent or otherwise, from and after January 1, 2009, with respect to the Business or any of the Insurance Subsidiaries (including all material attachments, addenda, supplements and modifications thereto).  To the Knowledge of Seller, the information and data furnished by or on behalf of the Transferred Companies to their independent actuaries in connection with the preparation of any such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 2.24           Rates, Forms and Marketing Materials.  (a) All Insurance Contracts in effect as of the date hereof (including any applications and ancillary documents in connection therewith) that are currently issued or sold by the Insurance Subsidiaries and all marketing materials related thereto, are in compliance with applicable Law and, to the extent required under applicable Law, on forms and at rates filed with and either approved or not objected to within applicable time limits by the applicable Insurance Regulators; (b) any rates or rating plans of the Insurance Subsidiaries required to be filed with or approved by any applicable Insurance Regulator have been so filed or approved and the rates applied by each of the Insurance Subsidiaries to the contracts of insurance conform to the relevant filed or approved rates; (c) the insurance policies or contracts being issued by the Insurance Subsidiaries as of the date hereof are substantially in the forms that have been previously provided to Buyer; and (d)

any policies or contracts reinsured in whole or in part conform to the standards and rates required pursuant to the terms of the related Reinsurance Agreements except, in the cases of clauses (a) through (d), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.25           Agents; Binding Authority.  No agent, broker or other Person who is not an employee of any of the Insurance Subsidiaries has or, since January 1, 2007, has had “binding authority” or permission to bind or obligate any of the Insurance Subsidiaries to issue any insurance or reinsurance Contract.

Section 2.26           Agreements with Governmental Authorities.

(a)           The Insurance Subsidiaries are not parties to any written agreement, consent, decree or memorandum of understanding with, or parties to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or recipients of any extraordinary supervisory letter from, or have adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts materially the conduct of their business, or in any manner relates to their capital adequacy, credit or risk management policies or management.

(b)           The Insurance Subsidiaries are not subject to any assessments or similar charges arising on account of or in connection with their participation, whether voluntary or involuntary, in any guarantee association or comparable entity established or governed by any state or other jurisdiction, other than any such assessments or charges for which appropriate accruals have been made or appropriate reserves have been established on the Statutory Statements.

Section 2.27           Investment Assets.

(a)           Section 2.27(a) of the Seller Disclosure Letter sets forth a true, complete and correct list of all Investment Assets as of the close of business on the Business Day immediately preceding the date hereof (collectively, the “Scheduled Investments”), with information included therein as to the cost of each such Scheduled Investment and, if reasonably available, the market value thereof.  To the Knowledge of Seller, as of the date hereof, none of the Scheduled Investments was in arrears or default in the payment of principal or interest or dividends or had been permanently impaired to any material extent.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except for Scheduled Investments sold after the date hereof, each Transferred Company has good and marketable title to all of the Scheduled Investments held by it (except Scheduled Investments sold under repurchase agreements or Scheduled Investments held in any fiduciary or agency capacity) and will have good and marketable title to any Investment Assets acquired by it after the date hereof and not sold prior to the Closing, free and clear of any Lien (other than a Permitted Lien), except to the extent such Scheduled Investments are pledged in the ordinary course of business consistent with past practices to secure obligations of the Transferred Companies.

(c)           Section 2.27(c) of the Seller Disclosure Letter sets forth a true, complete and correct copy of the investment guidelines of the Transferred Companies as in effect on the date hereof (the “Investment Guidelines”).

Section 2.28           Claims Handling.  All amounts claimed by any Person under any contract of insurance issued by any of the Insurance Subsidiaries have in all material respects been paid (or appropriate provision for payment thereof has been made) in accordance with the terms of the contracts under which they arose, except for any such claim for benefits for which the affected company, in good faith, believes or believed that there is a basis to contest payment.

Section 2.29           Market Conduct.

(a)           (i) Each of EISI, IAC and the Insurance Subsidiaries has, since January 1, 2007, marketed, sold and issued their Insurance Contracts in compliance, in all material respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by EISI, IAC and the Insurance Subsidiaries have, since January 1, 2007, complied and are currently in compliance, in each case, in all material respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (iii) the manner in which EISI, IAC and the Insurance Subsidiaries compensate any Person that is not an insurance agent who is involved in the sale or servicing of Insurance Contracts does not render such Person an insurance agent under any applicable Laws; and (iv) the manner in which the Insurance Subsidiaries compensate each Person involved in the sale or servicing of Insurance Contracts is in compliance in all material respects with all applicable Laws

(b)                                 (i) The manner in which IAC compensates any Person that is not an insurance agent who is involved in the sale or servicing of Insurance Contracts issued by unaffiliated insurance companies does not render such Person an insurance agent under any applicable Laws and (ii) the manner in which IAC is compensated by unaffiliated insurance companies relating to the sale or servicing of their Insurance Contracts is in compliance in all material respects with all applicable Laws.

Section 2.30                                Intercompany Accounts; Transactions with Affiliates.

(a)                                  Section 2.30(a) of the Seller Disclosure Letter lists all Intercompany Obligations as of the Balance Sheet Date.

(b)                                 Section 2.30(b) of the Seller Disclosure Letter lists all Contracts by which any of the Transferred Companies, on the one hand, and Seller or any of its Affiliates (other than the Transferred Companies), on the other hand, are or have been a party or otherwise bound that are in effect on the date hereof or that involve continuing liabilities or obligations of the Transferred Companies (each, an “Affiliate Transaction”).  Each Insurance Subsidiary that is a party to an Affiliate Transaction (including any OB Contract) has complied with all requirements of Law or Governmental Authorities applicable thereto and obtained all approvals of Governmental Authorities necessary in connection therewith.  To the Knowledge of Seller, no officer, director or employee of any of the Transferred Companies, or any family member or Affiliate of any such officer, director or employee, (A) owns, directly or indirectly, any interest in any asset or other property used in the Business, (B) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any of the Transferred Companies or (C) is a debtor or creditor of any of the Transferred Companies.

Section 2.31                                Investment Company.  None of the Transferred Companies is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 2.32                                Ratings.  As of the date hereof, the financial strength or claims-paying ability of the Insurance Subsidiaries is rated “A-” by A.M. Best Company, Inc. (“A.M. Best”).  As of the date hereof, A.M. Best has not announced that it has under review its rating of the financial strength or claims-paying ability of any of the Insurance Subsidiaries.  As of the date hereof, there are no conditions (financial or otherwise) imposed specifically on any of the Insurance Subsidiaries by A.M. Best on retaining any currently held rating assigned to any of the Insurance Subsidiaries.

Section 2.33                                Books and Records.  The Books and Records have been maintained in accordance with sound business practices in all material respects.

Section 2.34                                Finders’ Fees.  There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller or any of the Transferred Companies who is entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Transferred Companies) upon consummation of the transactions contemplated by this Agreement.

Section 2.35                                NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, THE COMPANIES, THE TRANSFERRED SUBSIDIARIES OR ANY OTHER MATTER.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 3.1                                      Corporate Status.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.  Each other Buyer Party is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted.

Section 3.2                                      Corporate and Governmental Authorization.

(a)                                  Each Buyer Party has all requisite corporate or organizational power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each Buyer Party of each of the Transaction Agreements to which it is or will be a party and the consummation by each Buyer Party of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate or other similar organizational action on the part of each such Buyer Party.  Each of the Transaction Agreements to which a Buyer Party is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Buyer Party.  Assuming due authorization, execution and delivery by the other parties hereto or thereto, each Transaction Agreement to which each Buyer Party is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Buyer Party, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exception.

(b)                                 Except in connection or in compliance with (i) the notification and waiting period requirements of the HSR Act, (ii) applicable insurance holding company Laws of California, Wisconsin and New York, (iii) compliance with and filings under Section 13(a) of the 1934 Act, and (iv) the approvals, filings and notifications imposed by applicable Laws that are set forth in Schedule 6.1(c), the execution and delivery by the Buyer Parties of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Buyer Party of, and the consummation by each Buyer Party of the transactions contemplated by, such Transaction Agreements will not require any Governmental Approval.

Section 3.3                                      Non-Contravention.  The execution, delivery and performance of the Transaction Agreements by each Buyer Party that is or will be a party thereto and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of the Buyer Parties, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any material applicable Law or (c) assuming compliance with the matters referred to in Section 3.2(b), require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Buyer Parties pursuant to, any Contract which any of the Buyer Parties is a party or by which any of its properties or assets is bound or subject, except, in the case of clause (c), for any such breaches, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.4                                      Availability of Funds.  At the Closing, Buyer will have sufficient funds to pay the Purchase Price and to effect all other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.5                                      Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.6                                      Litigation.  There is no Litigation pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer before any Governmental Authority which, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.7                                      Finders’ Fees.  Except for Goldman, Sachs & Co., whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who is entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.8                                      NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING BUYER OR ANY OTHER MATTER.

ARTICLE IV
CERTAIN COVENANTS

Section 4.1                                      Conduct of the Business.  From the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, Seller shall cause the Transferred Companies to:  (x) conduct the Business in all material respects in the ordinary course consistent with past practice; and (y) use their reasonable best efforts to preserve intact the Business and the current relationships and goodwill of the Transferred Companies with customers, suppliers, contractors, licensors, employees, agents, producers, distributors, insureds, Insurance Regulators and others having business dealings with them.  Without limiting the generality of the foregoing, from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, except as otherwise expressly permitted or required by this Agreement or as set forth in Section 4.1 of the Seller Disclosure Letter, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Transferred Companies not to:

(a)                                  (i) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (ii) purchase, redeem or otherwise acquire any shares of outstanding capital stock of the Transferred Companies or any rights, warrants or options to acquire any such shares, other than, in each case, any such transaction solely involving Transferred Companies following which each Transferred Company remains a direct or indirect wholly owned Subsidiary of Seller;

(b)                                 issue, sell, grant, pledge or otherwise encumber any shares of capital stock of any of the Transferred Companies, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than, in each case, any such transaction solely involving Transferred Companies following which each Transferred Company remains a direct or indirect wholly owned Subsidiary of Seller;

(c)                                  amend its Organizational Documents in a manner that would be adverse to Buyer’s interests;

(d)                                 sell, lease, license or otherwise dispose of (including by way of reinsurance) any of the material assets (other than Investment Assets, which are the subject of clause (y) of this Section 4.1) of any of the Transferred Companies, except in the ordinary course of business consistent with past practice;

(e)                                  enter into any Contract with respect to any merger, consolidation, liquidation, dissolution or business combination (including any acquisition of assets or liabilities comprising a business or a segment, division or line of business) involving any of the Transferred Companies;

(f)                                    purchase, sell, lease, pledge, exchange, encumber or otherwise dispose or acquire any property or assets (other than transactions occurring in the ordinary course of business consistent with past practice and other than Investment Assets, which are the subject of clause (y) of this Section 4.1) for which the aggregate consideration paid or payable in any individual transaction is in excess of $2,000,000 or in the aggregate in excess of $7,500,000;

(g)                                 (i) amend, extend, renew or otherwise modify in any material respect any of the Leases, (ii) assign or sublease any material portion of any of the Leased Real Property or (iii) enter into any new lease, terminate any lease or buy any real property;

(h)                                 (i) modify or amend in any material respect or terminate any material Contract, (ii) waive, release or assign any material rights or claims under any material Contract or (iii) enter into any material Contract, in each case other than in the ordinary course of business consistent with past practice; or (x) modify, amend or terminate any OB Contract or (y) waive, release or assign any rights or claims under any OB Contract;

(i)                                     incur any financial Indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise as an accommodation become responsible for (whether primary or secondary) the obligations of any Person (other than a Transferred Company), or make any third party loans or advances (other than, in each case, in the ordinary course of business consistent with past practice), for individual amounts in excess of $1,000,000 or in the aggregate in excess of $2,000,000;

(j)                                     default under any Indebtedness, or fail to pay or satisfy when due any Liability, of any of the Transferred Companies in excess of $500,000 (other than any such Liability that is being contested in good faith);

(k)                                  forgive, cancel or compromise any material debt or claim or waive or release any right, in each case other than in the ordinary course of business consistent with past practice or pursuant to an Insurance Contract;

(l)                                     enter into any new line of business;

(m)                               make any capital expenditures in excess of $2,000,000 individually or $5,000,000 in the aggregate (not including those made in the ordinary course of business);

(n)                                 voluntarily abandon any material Permit, except to the extent required in order to comply with applicable Law, or voluntarily terminate, fail to renew or permit to lapse any material Permit;

(o)                                 settle or compromise or agree to the dismissal of any Litigation or threatened Litigation (in each case, except for claims under any insurance policies within applicable policy limits that do not allege bad faith), other than any settlement or compromise that involves solely cash payments of less than $5,000,000 in any individual case or of less than $10,000,000 in the aggregate (provided that Seller shall provide prior written notice to Buyer of any such settlement or compromise that involves solely cash payments in excess of $2,000,000 in any individual case);

(p)                                 other than in the ordinary course of business consistent with past practice, dispose of, permit to lapse, abandon, dedicate to the public domain, waive, release or assign any rights, or settle any claims, or permit the creation of any material Lien with respect to any Intellectual Property material to the Business;

(q)                                 (i) establish, adopt, amend or terminate any Company Benefit Plan or any arrangement which upon its establishment or adoption would constitute a material Company Benefit Plan or (ii) materially amend or terminate any related material insurance policy or related material vendor contract, in either case except (A) in the ordinary course of business consistent with past practice or (B) as may be required by applicable Laws or pursuant to the terms of any Company Benefit Plan as in effect on the date hereof;

(r)                                    make or promise to make any material bonus, profit-sharing or similar payment, or fund, increase or accelerate the vesting, payment or amount of wages, salary, commissions, fringe benefits, severance benefits, deferred compensation or other compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, or for the benefit of, any Employee, in each case except (i) as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof and (ii) with respect to Employees other than the LTIP Employees, to the extent such action is (x) not material or (y) made in the ordinary course of business consistent with past practice (including in connection with promotions and employee review cycles consistent with past practice);

(s)                                  (i) terminate the employment of any Key Employee (other than for cause) or hire any new employee who would be, upon hiring, a Key Employee or (ii) enter into a collective bargaining agreement or similar labor agreement with respect to any Employees or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement with respect to any Employees, except, in the case of this clause (ii), as may be required by applicable Law;

(t)                                    (i) settle or compromise any Tax Audit or forgo the right to any refund of Taxes; (ii) change any of the Transferred Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (iii) amend any Tax Return of or with respect to any of the Transferred Companies; (iv) enter into any agreement with a Tax Authority with respect to any Transferred Company, or terminate any agreement entered into with a Tax Authority with respect to any Transferred Company that is in effect as of the date hereof; (v) alter or make any Tax election; (vi) request a ruling relating to Taxes; (vii) grant any power of attorney relating to Tax matters; or (viii) prepare any Tax Return in a manner that is not consistent with past practices;

(u)                                 terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by the Transferred Companies that is not replaced by comparable insurance coverage;

(v)                                 change in any material respect the terms for, or policies with respect to, the payment of commissions to any of its insurance agents, brokers or producers;

(w)                               enter into any reinsurance commutations (other than as contemplated by Section 4.16 and the Commutation Agreement), or enter into, amend, modify or otherwise revise any reinsurance agreement or treaty that results in a material change in risk or coverage;

(x)                                   make any material change in its underwriting, reinsurance, claims administration, selling, reserving, Tax or financial accounting policies, guidelines, practices or principles (other than any change required by a change in applicable Laws, GAAP or SAP or, in respect of underwriting or claims administration policies, guidelines, practices or principles, in the ordinary course of business consistent with past practice);

(y)                                 other than as set forth in Schedule 4.1(y), amend or otherwise change the Investment Guidelines or make any investment or manage its Investment Assets other than in compliance with the Investment Guidelines;

(z)                                   during the period from the date hereof to the Closing Date, spend less than 90% (without the consent of Buyer) or more than 100% (without the consent of Seller), in the aggregate, of the advertising spending called for during such period by the advertising plan set forth on Schedule 4.1(z) (for purposes of calculating such aggregate percentage, the spending called for in any period by such advertising plan that is not fully completed between the date hereof and the Closing Date shall be determined on a pro rata basis based on the number of days of such partial period that actually elapsed between the date hereof and the Closing Date), with the actual amount of such spending within such limits being determined by the management of the Transferred Companies in its sole discretion; or

(aa)                            agree or commit to do any of the foregoing.

Section 4.2                                      Notice of Certain Events.

(a)                                  From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:  (i) any circumstance, event or action relating to any of Seller and its Affiliates the existence, occurrence or taking of which (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 6.1 or 6.2 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the Knowledge of Seller, threatened, against the Transferred Companies that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 2.12.

(b)                                 From the date hereof until the Closing, Buyer shall promptly notify Seller in writing of:  (i) any circumstance, event or action relating to Buyer or any of its Affiliates the existence, occurrence or taking of which has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 to be satisfied; (ii) any notice or other communication from any Person alleging that any material consent of such Person is required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

(c)                                  Neither Seller’s nor Buyer’s receipt of information after execution and delivery of this Agreement pursuant to this Section 4.2 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Buyer, as applicable, in this Agreement.  A breach of this Section 4.2 by either Seller or Buyer shall not be considered for purposes of determining the satisfaction of any of the conditions set forth in Article VI.

Section 4.3                                      No Solicitation.  During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article VII and the Closing (the “Exclusivity Period”), Seller shall not, and shall cause the Parent Group and the Transferred Companies and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly: (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; (ii) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Transferred Companies or afford access to the properties, assets, books or records of the Transferred Companies to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal; (iii) provide information to any Third Party relating to any Transferred Company in connection with an Acquisition Proposal; or (iv) enter into any Contract with respect to an Acquisition Proposal.  Seller shall cause any pending discussions or negotiations with any Third Party with respect to any Acquisition Proposal to be terminated forthwith.  In the event that during the Exclusivity Period Seller or any member of the Parent Group or any Transferred Company receives an Acquisition Proposal, or obtains or otherwise receives notice that an Acquisition Proposal is likely to be made, Seller shall provide Buyer with prompt written notice thereof, which written notice shall include the terms of, and the identity of the Person or Persons making or likely to make, such Acquisition Proposal.

Section 4.4                                      Access to Information; Confidentiality.

(a)                                  Buyer acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of the Confidentiality Agreement, the terms of which

(including as to term and termination) are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Transferred Companies; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller concerning the Parent Group shall remain subject to the terms and conditions of the Confidentiality Agreement during the term thereof.

(b)                                 From the date hereof until the Closing, Seller shall give, and shall cause the Transferred Companies to give, Buyer, its financial advisors, actuaries, auditors and other authorized representatives and agents reasonable access during normal business hours to: (i) all of the offices, properties and Books and Records; (ii) such financial and operating data and other information relating to the Transferred Companies as such Persons may reasonably request; and (iii) the employees of Seller or the Transferred Companies whose assistance and expertise are necessary to assist Buyer in connection with Buyer’s investigation of the Transferred Companies and Buyer’s reasonable preparation to integrate and transition the Transferred Companies and their business and personnel into Buyer’s organization following the Closing; provided that in no event shall Seller or the Transferred Companies be required to provide any such access (x) to any such Books and Records, data and information to the extent that they contain information that is subject to an attorney-client privilege, constitute attorney work product or are subject to any obligation of confidentiality or privacy or (y) to the extent that it would unreasonably disrupt the normal operations of Seller or the Transferred Companies.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(c)                                  After the Closing, Seller shall, and shall cause the other members of the Parent Group to, hold, and shall instruct its, and shall cause the other members of the Parent Group to instruct their respective, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents concerning the Transferred Companies that are specifically identified as confidential or that are known by Seller to be, confidential, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or any other member of the Parent Group or (iii) lawfully acquired by Seller from sources other than those related to its prior ownership of the Transferred Companies.  The obligation of Seller and the other members of the Parent Group to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  The covenant set forth in this Section 4.4(c) shall terminate six years after the Closing Date.

(d)                                 From the Closing until the earlier of the sixth anniversary of the Closing or such earlier time as the information and access described below is no longer reasonably required by Buyer, Seller shall, and shall cause each of its Affiliates to, (i) afford to Buyer and its financial advisors, actuaries, auditors and other authorized representatives reasonable access during normal business hours to its books and records, books of account, financial and other records (including accountants’ work papers), information, employees, financial advisors, actuaries, auditors and other representatives and agents to the extent relating to the Transferred Companies or their respective businesses conducted prior to the Closing Date and (ii) use its commercially reasonable efforts to cause its representatives to cooperate with, and make themselves and any books and records related to the Transferred Companies or their respective businesses conducted prior to the Closing Date in their possession, in each case, to the extent reasonably required to permit Buyer to determine any matter relating to its rights and obligations under any Transaction Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations required by applicable Law); provided that such access does not unreasonably interfere with the conduct of the business of Seller or any of its Affiliates; and provided, further, that in no event shall Seller or its Affiliates be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy.  Buyer shall bear all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Seller or any of its Affiliates in connection with the obligations of Seller and its Affiliates included in this Section 4.4(d).

(e)                                  From the Closing until the earlier of the sixth anniversary of the Closing or such earlier time as the information and access described below is no longer reasonably required by Seller, Buyer shall cause the Transferred Companies to (i) afford to Seller and its financial advisors, actuaries, auditors and other authorized representatives and agents reasonable access during normal business hours to their books and records, books of account, financial and other records (including accountants’ work papers), information, employees, financial advisors, actuaries, auditors and other representatives and agents relating to periods prior to the Closing Date and (ii) use its commercially reasonable efforts to cause the representatives of the Transferred Companies to cooperate with, and make themselves and any books and records related to the Transferred Companies for periods prior to the Closing Date in their possession, in each case, to the extent reasonably required to permit Seller to determine any matter relating to its rights and obligations under any Transaction Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations required by applicable Law); provided that such access does not unreasonably interfere with the conduct of the business of Buyer or the Transferred Companies or any of their Affiliates;

and provided, further, that in no event shall Buyer or its Affiliates be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy.  Seller shall bear all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Buyer or any of its Affiliates in connection with the obligations of Buyer and its Affiliates included in this Section 4.4(e).

(f)                                    Buyer shall cause the Transferred Companies to maintain their Books and Records relating to the periods prior to the Closing Date for a period of not less than six years following the Closing Date, after which the Transferred Companies may destroy such records in their sole discretion.

Section 4.5                                      Subsequent Financial Statements and Reports, Etc.

(a)                                  From the date hereof until the Closing, Seller shall cause each of EHI and AFI to (i) provide to Buyer, as soon as reasonably practicable after the end of each fiscal month, a monthly management report in scope and detail consistent with those monthly management reports that have been historically prepared by EHI and AFI and delivered to Seller, and (ii) prepare, and deliver to Buyer, as soon as reasonably practicable after the end of each fiscal month, a monthly balance sheet as of the last day of such month, in scope and detail consistent with the monthly balance sheets that have been historically prepared by each of EHI and AFI.

(b)                                 Seller shall prepare and deliver to Buyer as soon as reasonably practicable audited consolidated financial statements of AFI and its Subsidiaries at and for the 12-month periods ended December 31, 2010 and 2009, together with the report of the independent auditor of AFI thereon, including a balance sheet and statements of income, comprehensive income (loss), cash flows and retained earnings or stockholders’ equity and related footnotes (the “Subsequent Audited GAAP Financial Statements”), and if the report of the independent auditor of AFI on the Subsequent Audited GAAP Financial Statements identifies any material weakness, Seller shall remedy or resolve such material weakness to the reasonable satisfaction of Buyer prior to the Closing.  From the date hereof until the Closing, Seller shall deliver to Buyer, as soon as reasonably practicable after the end of the applicable quarter, unaudited quarterly financial statements of the type and scope described in Section 2.6(a) (together with the Subsequent Audited GAAP Financial Statements, the “Subsequent GAAP Financial Statements”).

(c)                                  From the date hereof until the Closing, Seller shall deliver to Buyer reasonably promptly following the filing thereof, all Statutory Statements, in each case prepared after the date hereof and prior to the Closing Date.

(d)                                 At or prior to the Closing, Seller shall deliver to Buyer a true, complete and correct list of all Investment Assets as of the close of business on a day requested in writing (delivered not less than three Business Days prior to the Closing Date) by Buyer, provided that such day shall be at least two Business Days prior to the Closing Date.

Section 4.6                                      Public Announcements.  No party to this Agreement or any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, however, that each of Buyer and Seller may make announcements that are consistent and in accordance with, and not broader in scope or substance than, the parties’ prior public disclosures regarding this Agreement and the transactions contemplated by this Agreement.  Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Transferred Companies without first obtaining the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed).

Section 4.7                                      Consents, Approvals and Filings.

(a)                                  Seller and Buyer shall each use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement, (ii) to seek to obtain as promptly as practicable all Governmental Approvals necessary or advisable in connection with the transactions contemplated by this Agreement and (iii) fulfill or cause the fulfillment of the conditions to Closing set forth in

Article VI.  The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such Governmental Approvals.  In connection therewith, Seller and Buyer shall make, and cause their respective Affiliates to make, all filings required by applicable Laws as promptly as practicable after the date hereof in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request.  For purposes of this Section 4.7, “reasonable best efforts” of Buyer and Seller shall include opposing any motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement.  In connection therewith, Seller and Buyer shall make, and cause their respective Affiliates to make, all filings required by applicable Laws as promptly as practicable after the date hereof in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request.

(b)                                 Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, the parties shall make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including: (i) Buyer causing “Form A” or similar change of control applications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the transactions contemplated by the Transaction Agreements, such filings to be made not later than 20 Business Days following the date hereof; (ii) Buyer causing “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the transactions contemplated by the Transaction Agreements, such filings to be made not later than 20 Business Days following the date hereof; (iii) Seller and Buyer each making an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Agreements, such filings to be made not later than 20 Business Days following the date hereof; (iv) Seller causing a “Form D” or other required application to be filed in each jurisdiction where required by applicable insurance Laws in connection with the commutation required to be effected pursuant to Section 4.16 and the transactions contemplated by Section 4.20, such filings to be made not later than 20 Business Days after the date hereof; (v) Seller and Buyer each making as promptly as practicable any other filing that may be required under any other antitrust or competition Law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws; and (vi) Seller and Buyer making as promptly as practicable any other filing that may be required under any insurance, financial services or similar applicable Law or by any Governmental Authority with jurisdiction over enforcement of any applicable insurance, financial services or similar Law.  Seller and Buyer each agrees to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Laws.  Buyer shall have responsibility for the filing fees associated with Buyer’s and Seller’s HSR Act filing, “Form A” or similar change of control applications and “Form E” or similar market share notifications, and Seller and Buyer shall have responsibility for their other respective filing fees associated with any other required filings.  Prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by this Agreement, the furnishing party shall provide the other party with a copy thereof, and such other party shall have a reasonable opportunity to provide comments thereon.  Each party shall give to the other party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish such other party with a copy thereof.  If any Insurance Regulator requires that a hearing be held in connection with any such approval, Buyer shall use its reasonable best efforts to arrange for such hearing to be held as promptly as practicable after the notice that such hearing is required has been received by Buyer and Seller shall use its reasonable best efforts, and shall cooperate with Buyer in its efforts to arrange that such hearings are held as promptly as practicable after Buyer receives notice that such hearing is required.  Buyer shall give to Seller reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by this Agreement, and Seller shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference.  Buyer and its Affiliates shall take or agree to take, any action and agree to any condition, limitation, restriction or requirement reasonably necessary in connection with obtaining all Governmental Approvals of Insurance Regulators, except for such actions, conditions, limitations, restrictions or requirements that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, as would or would reasonably be likely to result in a Burdensome Condition; provided that in no event shall Buyer or any of its Affiliates be required to commence, threaten or otherwise seek to commence any Litigation against any Governmental Authority in connection with the foregoing.  A “Burdensome Condition” means:  (i) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of (x) Buyer and its Subsidiaries, taken as a whole (provided that for purposes of this clause (x), a material adverse effect shall be deemed to occur at the level of materiality at which the actions, conditions, limitations, restrictions or requirements, if they were to result in an effect on the Transferred Companies, taken as a whole, instead of Buyer and its Subsidiaries, taken as a whole, would constitute a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Transferred Companies, taken as a whole) or (y) the Transferred Companies, taken as a whole; or (ii) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any material assets (other than investment assets), liabilities, businesses, operations, or interest in any material assets (other than investment assets) or businesses of Buyer, the Transferred Companies or any of their respective Affiliates (but excluding in all cases the effects of any actions, conditions, limitations, restrictions or requirements imposed upon Buyer, its Affiliates or the Insurance Subsidiaries and their Affiliates (A) which are directly attributable to Buyer’s and its Affiliates’ pre-existing relationships with the applicable Insurance Regulator (and are not attributable to any matter generally applicable to the property and casualty insurance industry in any jurisdiction with respect to which a Governmental Approval is required) or (B) in order to secure the determination of the California Insurance Commissioner referenced in Section 1861.16(c) of the California Insurance Code).

(c)                                  From and after the date hereof, Seller and Buyer shall use their reasonable best efforts, and shall cooperate with each other, to obtain as soon as reasonably practicable following the date hereof all required approvals, consents, waivers or authorizations from Third Parties, under any Contract to which any of the Transferred Companies is a party or by which any of them or any of their respective properties or assets is bound or subject required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Third Party Consent”).  Seller and Buyer shall each be responsible for one-half of the costs, fees and expenses (including any license or other fees and expenses) associated with obtaining such consents, waivers or authorizations from such Third Parties and all other costs, fees and expenses associated with the other actions contemplated by this Section 4.7(c); provided that Buyer shall not be responsible for such costs, fees and expenses in excess, in the aggregate, of $500,000.  In the event any Third Party Consent is not obtained by the Closing Date, (i) Seller shall continue at Buyer’s request to use reasonable best efforts to cooperate with Buyer in attempting to obtain any such Third Party Consent and (ii) Seller and Buyer agree to negotiate in good faith with respect to alternative arrangements (including Seller continuing to provide the applicable Transferred Company with the benefit of the applicable Contract or obtaining a license or providing services pursuant to a transition services agreement) until such time as such Third Party Consent has been obtained which result in the Transferred Companies receiving the benefits and prospectively bearing all the costs, liabilities and burdens with respect to any such Contract for which an approval, consent or waiver has not been obtained.  Without limiting the foregoing, as promptly as is practicable upon the request of Buyer, Seller shall cooperate with Buyer and use commercially reasonable efforts to obtain the benefits for the Transferred Companies of the Multi-User Software to the extent used by the Transferred Companies in operating the Business including, to the extent permissible, (A) assigning or transferring individual seats or licenses of such Multi-User Software under Seller’s or any other member of the Parent Group’s agreements to an existing agreement of Buyer or its Affiliates (but not, for the avoidance of doubt, transferring or assigning the master, enterprise-wide or other Contracts under which such licenses were obtained by Seller or any other member of the Parent Group), (B) adding new seats or licenses of such Multi-User Software to an existing agreement of Buyer or its Affiliates, (C) establishing a new agreement for the Transferred Companies with respect to such Multi-User Software or (D) negotiating for transitional use of such Multi-User Software by Transferred Companies until such time as Transferred Companies obtain new agreements for such Multi-User Software or substitutes therefor.

Section 4.8                                      Insurance.  Seller shall cause to be maintained through the Closing the insurance with respect to the Transferred Companies referred to in Section 2.19 (or other policies providing substantially similar coverage).  If Buyer requests, Seller shall cause to be purchased an extended reporting period covering a 12-month period with respect to such insurance (other than any workers’ compensation liability insurance), the cost of which extended reporting period shall be split equally by Buyer and Seller.  Following the Closing, Seller shall, and shall cause the other members of the Parent Group, (a) not to seek to change any rights or obligations of any of the Transferred Companies under such insurance, (b) to cooperate with the Transferred Companies (at the Transferred Companies’ expense) in making claims under such insurance and (c) promptly to pay over to the Companies any amounts that Seller or any other member of the Parent Group may receive under such insurance solely in respect of losses experienced by any of the Transferred Companies in the post-Closing period.

Section 4.9                                      Resignations.  At or prior to the Closing, Seller shall deliver to Buyer letters of resignation, effective as of the Closing, of all of the officers and directors of the Transferred Companies, except for the officers and directors designated in writing by Buyer at least two Business Days prior to the Closing.

Section 4.10                                Further Assurances.  Other than with respect to any matter governed by Section 4.7, from time to time, as and when reasonably requested by any party, each party shall use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use its reasonable best efforts to take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.  Such actions shall include executing and delivering such assignments, deeds, bills of sale, consents and other instruments as the requesting party or its counsel may reasonably request as necessary or desirable for such purpose.  Notwithstanding the foregoing, no party shall be obligated pursuant to this Section 4.10 to execute and deliver or cause to be executed and delivered any documents or instruments or to take or cause to be taken any actions if the effect thereof would be to increase the liabilities and obligations of such party in any material respect, other than as contemplated elsewhere in this Agreement.

Section 4.11                                Non-Compete.

(a)                                  Except as contemplated by the Transaction Agreements, from the Closing until the date that is the second anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall cause each other member of the Parent Group not to, directly or indirectly, engage, as a principal or jointly with others or otherwise, in the business of marketing, distributing, underwriting, administering, writing, issuing or selling any personal lines property and casualty insurance policies of the types written or issued in connection with the Business within the United States through a direct-to-consumers business model (including through call centers or internet websites) or owning or operating a personal lines property and casualty insurance agency (a “Competing Business”).

(b)                                 Notwithstanding anything to the contrary set forth in Section 4.11(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 4.11, nothing in this Agreement shall preclude, prohibit or restrict Seller from engaging, or require Seller to cause any other member of the Parent Group not to engage, in any manner in any of the following:

(i)                                     making investments, directly or indirectly, in Persons engaging in a Competing Business, provided that such investment is a passive investment where Seller or such other member of the Parent Group:  (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such entity or to otherwise direct the operation or management of such entity, (B) is not a participant with any other Person in any “group” (as such term is used in Regulation 13D of the 1934 Act) with such right and (C) owns less than 10% of the outstanding voting securities (including convertible securities) of such entity;

(ii)                                  selling any of its assets or businesses to a Person engaged in lines of business that compete with the Competing Business;

(iii)                               managing or controlling investment funds that make investments in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business and not for the account of Seller or any other member of the Parent Group (other than in connection with co-investment obligations equal to or less than 10% of the capital commitments of any such fund);

(iv)                              providing investment management and similar services to any Person;

(v)                                 selling and/or underwriting any insurance products whatsoever other than any such selling or underwriting activities that comprise a Competing Business;

(vi)                              providing reinsurance to any Person engaging in a Competing Business, so long as Seller and the other members of the Parent Group are not engaged in the marketing, production or administration of such reinsured business;

(vii)                           engaging in any activity that does not constitute the business of insurance in the United States;

(viii)                        engaging in any activity whatsoever outside the United States;

(ix)                                engaging in any activity that Seller or any other member of the Parent Group engage in as of the date hereof (other than the Business);

(x)                                   engaging in any activity relating to personal lines property and casualty insurance covering collector cars and boats;

(xi)                                acquiring, merging or combining with any business, Person or assets that would otherwise violate this Section 4.11 after the Closing Date (an “After-Acquired Business”) and following such acquisition, merger or combination, no activities of such After-Acquired Business, or of Seller or any other member of the Parent Group relating to or in connection with the activities of such After-Acquired Business, shall be deemed to violate this Section 4.11; provided that either: (A) at the time of such acquisition, merger or combination, the gross revenues derived from the Competing Business by the After-Acquired Business (the “Competing After-Acquired Revenues”) are (1) less than 7.5% of the gross revenues of the After-Acquired Business in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination and (2) less than $100,000,000 in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination; or (B) at the time of such acquisition, merger or combination, the Competing After-

Acquired Revenues are (1) less than 50% of the gross revenues of the After-Acquired Business in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination and (2) less than $20,000,000 in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination; or (C) within six months after such acquisition, merger or combination, Seller or such other member of the Parent Group signs a definitive agreement with a Person that is not an Affiliate of Parent to dispose of, and, pursuant to the terms of such agreement, disposes of, the relevant portion of the business or securities of such After-Acquired Business.

Section 4.12           Non-Solicitation.  During the period of 36 months from and after the Closing Date, Seller shall not, and shall cause the other members of the Parent Group not to, directly or indirectly, solicit for employment or hire any Person who is a Designated Employee; provided that nothing in this Section 4.12 shall prohibit Seller or any other member of the Parent Group from engaging in general advertising.

Section 4.13           Relief.  Seller, on behalf of itself and the other members of the Parent Group, agrees that irreparable damage would occur if any of Sections 4.11 or 4.12 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the requirement of posting bond, Buyer (or its successors or assigns) shall be entitled to injunctive or other equitable relief to prevent breaches of Sections 4.11 or 4.12 and, in addition to any other remedy to which they are entitled at law or in equity, to prevent breaches of, or to enforce specifically the performance of the terms and provisions of, Sections 4.11 or 4.12.  In the event that any action is brought in equity to enforce the provisions of Sections 4.11 or 4.12, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at Law.  Seller, on behalf of itself and the other members of the Parent Group, acknowledges and agrees that the scope, duration and geographic limitations contained in Sections 4.11 or 4.12 are reasonable and appropriate and that but for these limitations, Buyer would not have entered into this Agreement.  Seller shall not, and shall cause the other members of the Parent Group not to, challenge or threaten to challenge, and shall not assist any Person in challenging, the legality or enforceability of the scope, duration or geographic limitations contained in Sections 4.11 or 4.12.  In the event that any of the provisions in Sections 4.11 or 4.12 should ever be adjudicated to exceed the scope, duration or geographic limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum scope, duration and geographic limitations enforceable under applicable Law, but shall otherwise remain in full force and effect in all other jurisdictions to the extent permitted by applicable Law.

Section 4.14           Restructuring.  Prior to the Closing, Seller shall cause WMI to sell, distribute, contribute or otherwise transfer all of the outstanding shares of capital stock of GHI to one or more Persons that are not Transferred Companies and shall take all such other actions as may be required so that upon the consummation of the Closing, Buyer will acquire no, and none of the Transferred Companies will have any, direct or indirect interest of any kind in GHI or any of its Subsidiaries, and Seller shall use its reasonable best efforts to obtain all necessary Governmental Approvals in connection therewith (the “Restructuring”).  To the extent that cash is transferred to the Transferred Companies prior to the Closing in exchange for any of the outstanding shares of capital stock of GHI, Seller shall use its reasonable best efforts to cause such cash to be distributed to Seller or an Affiliate of Seller (other than any Transferred Company) prior to the Closing as a part of the Restructuring.  Notwithstanding the provisions of this Section 4.14, if, after the Closing Date, it shall be determined that any Transferred Company held any Excluded Asset as of the Closing Date, Buyer shall promptly cause such Excluded Asset to be assigned and transferred to Seller upon receipt from Seller of a cash payment for such Excluded Asset in an amount equal to the value of such Excluded Asset as reflected on the Closing Balance Sheet (if such Excluded Asset is reflected on the Closing Balance Sheet) and only to the extent of the value so reflected.

Section 4.15           Books and Records.  At the Closing, Seller shall cause all Books and Records in the possession of Seller or any other member of the Parent Group to be delivered to Buyer (or a Person designated by Buyer) in the manner (and in the case of physical Books and Records at the location(s)) reasonably requested by Buyer, in all cases to the extent not located at an office of any of the Transferred Companies, subject to the exceptions provided in Section 5.5(b) and the following exceptions:

(a)           Buyer recognizes that certain Books and Records may contain incidental information that relates to the Transferred Companies or may relate primarily to subsidiaries, divisions or businesses of Seller other than the Transferred Companies, and that Seller may retain such Books and Records if it provides copies of the relevant portions thereof to Buyer; and

(b)           Seller may retain all Books and Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Transferred Companies.

Section 4.16           Commutation of Certain Reinsurance.  Prior to the Closing, Seller shall cause all obligations arising under the affiliate reinsurance agreements listed in Section 4.16 of the Seller Disclosure Letter, including Insurance Reserves, to be fully and finally commuted, on a cut-off basis, for consideration equal to each of the

Transferred Companies’ respective carried reserves relating thereto, pursuant to a commutation agreement in substance and form reasonably acceptable to Buyer (the “Commutation Agreement”).  The form of such consideration (if other than cash) shall be reasonably satisfactory to Buyer.

Section 4.17    Transfer and License of Certain Information Technology Assets; Tradenames.

(a)           At or prior to the Closing, Seller shall, and shall cause the other members of the Parent Group to, transfer to the Transferred Companies (i) all proprietary Software owned by Seller or any other member of the Parent Group but used exclusively by any of the Transferred Companies and (ii) all proprietary information technology hardware owned by Seller or any other member of the Parent Group but used exclusively by the Transferred Companies (either individually or collectively).  If after the Closing Seller or Buyer discovers any such Software or hardware set forth in clause (i) or (ii) of this Section 4.17 that was not so transferred pursuant to this Section 4.17, Seller or Buyer shall promptly notify the other, as applicable, and Seller shall, at no expense to Buyer or any of its Affiliates (including the Transferred Companies), as promptly as practicable transfer or cause to be transferred, at Buyer’s reasonable request, such Software (in both source code and object code form) or hardware to the Transferred Companies.

(b)           Effective as of the Closing Date, Seller, on behalf of itself and the other members of the Parent Group, hereby grants to the Transferred Companies a royalty-free, irrevocable, perpetual, fully paid up, non-exclusive, non-transferable (except in connection with the sale of part or all of the Business in which the Software is used), non-sublicenseable (except to distribute for use in the conduct of the Business), worldwide right and license to reproduce, copy, display, integrate, access, perform, modify, create derivative works of and otherwise use any Software that is set forth in Section 2.11(k) of the Seller Disclosure Letter, which Software is owned by Seller or any other member of the Parent Group and used by any Transferred Company.

(c)           After the Closing Date, in no event shall Buyer or any of its Subsidiaries (including the Transferred Companies) have any right to use as a Trademark, nor shall Buyer or any of its Subsidiaries (including the Transferred Companies) use as a Trademark, any corporate names, trade names, service marks, logos, designs, acronyms or domain names containing the word “White Mountains”, or any derivation thereof or any application or registration therefor or any other name, mark, logo, design, acronym or domain name that is confusingly similar thereto (the “Seller Marks”) (including in any corporate or trade names of the Transferred Companies).  Prior to Closing and subject to applicable Law, Seller may cause WMI to change its name to a name acceptable to

Buyer, and file the appropriate documents with the relevant Governmental Authority to remove any Seller Marks; provided that if Seller has not effectuated such change of name prior to the Closing, Buyer shall, promptly and subject to applicable Law, cause WMI to change its name, and file the appropriate documents with the applicable Governmental Authority to effectuate such change of name, to the extent necessary to remove the Seller Marks.  Promptly following the Closing Date and subject to applicable Law, Buyer shall cause the Transferred Companies to change their names, and file the appropriate documents with the relevant Governmental Authorities to effectuate such change of names, to the extent necessary to remove any Seller Marks.  Following the Closing Date, no license or other agreement to use any Seller Marks shall be deemed to exist between Seller or any other member of the Parent Group, on the one hand, and any of the Transferred Companies, on the other hand, by operation of law, past practice or otherwise, and any such license or other agreement currently in effect shall terminate at Closing; provided that the Transferred Companies may, for a period of up to 90 days after the Closing Date, continue to use the Seller Marks in existing corporate names (subject to the obligation to change such corporate name as set forth in the proviso to the immediately preceding sentence), stationery, business forms, business cards and similar materials bearing any of the Seller Marks (“Branded Buyer Items”), subject to any approval from any Governmental Authority with respect to the change to such Branded Buyer Items, in which case the following period shall be extended until 30 days after such approval with respect to the applicable Branded Buyer Items.  The use of the Seller Marks in the Branded Buyer Items is subject to the following limitations:  (i) such use shall, and products or services provided in connection with such use shall, conform to a level of quality at least as high as that practiced by the Transferred Companies prior to the Closing and (ii) Buyer shall not (A) alter the use of the Seller Marks on any such Branded Buyer Items or (B) develop new materials bearing the Seller Marks.  Any such use of the Seller Marks in the Branded Buyer Items under this Section 4.17(c) shall be without any representation or warranty of any kind from Seller or any other member of the Parent Group (it being understood that nothing in this sentence shall be deemed to modify or limit the representations set forth in Article II).

(d)           After the Closing Date, in no event shall Seller or any other member of the Parent Group have any right to use as a Trademark, nor shall Seller or any other member of the Parent Group use as a Trademark, any corporate names, trade names, service marks, logos, designs, acronyms or domain names containing the words “Esurance” and “Answer Financial”, or any derivation thereof or any application or registration therefor or any other name, mark, logo, design, acronym or domain name that is confusingly similar thereto (the “Companies Marks”).  Promptly following the Closing Date and subject to applicable Law, Seller shall, if applicable, cause its Subsidiaries to change their names, and file the appropriate documents with the relevant Governmental Authorities to effectuate such change of names, to the extent necessary to remove any Companies Marks.  Following the Closing Date, no license or other agreement to use any

Companies Marks shall be deemed to exist between Seller or any other member of the Parent Group, on the one hand, and any of the Transferred Companies, on the other hand, by operation of law, past practice or otherwise, and any such license or other agreement currently in effect shall terminate at Closing; provided that Seller and the other members of the Parent Group may, for a period of up to 90 days after the Closing, continue to use the Companies Marks in any existing corporate names, stationery, business forms and business cards and similar materials bearing such corporate name (the “Branded Seller Items”), subject to any approval from any Governmental Authority with respect to the change to such Branded Seller Items, in which case the following period shall be extended until 30 days after such approval with respect to the applicable Branded Seller Items.  The use of the Companies Marks in the Branded Seller Items is subject to the following limitations:  (i) such use shall, and products or services provided in connection with such use shall, conform to a level of quality at least as high as that practiced by the Transferred Companies prior to Closing and (ii) Seller shall not, and shall cause the other members of the Parent Group not to, (A) alter the use of the Companies Marks on any such Branded Seller Items or (B) develop new materials bearing the Companies Marks.  Any such use of the Companies Marks in the Branded Seller Items shall be at the Parent Group’s sole risk and shall be without representation or warranty of any kind from Buyer or the Transferred Companies.

Section 4.18           Remediation of Security Breaches.  To the extent permitted by applicable Law, prior to the Closing, Seller shall and shall cause the other members of the Parent Group to: (a) promptly notify Buyer if any of the Transferred Companies (i) suffers a security breach with respect to the Data or information systems used in the conduct of the Business, which breach has a material impact on the operation of the Business or (ii) notifies or is required under applicable Laws to notify (A) any Person in connection with any material information security breach involving such Person’s personal information or (B) any Governmental Authority in relation to any of the foregoing; and (b) provide Buyer with copies of all material communications with Governmental Authorities and timely updates with respect to all material measures taken or proposed to be taken to remedy any such security breach described in this Section 4.18.  In all cases, Seller shall reasonably cooperate with Buyer in remedying any such security breach.

Section 4.19           Employment.

(a)           During the period from the Closing until December 31, 2012, Buyer shall, or shall cause the Transferred Companies to, provide to (i) each Employee, whether or not such Employee is actively at work at such time, including any Employees who are on military leave, disability, workers’ compensation or any other leave of absence, whether or not paid, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to the Employees by the Transferred Companies immediately prior to the Closing; provided, however, that the foregoing shall not be deemed to require Buyer or an Affiliate (including, after the Closing, the Transferred Companies) to grant performance units, performance shares, restricted stock, restricted stock units or similar long-term incentive awards, or to permit the deferral of such awards, following the Closing Date and (ii) the Employees with severance benefits and payments consistent with the past practices of the Transferred Companies. Nothing in this Agreement shall be construed as limiting the right of Buyer or its Subsidiaries (including, after the Closing, the Transferred Companies) to (x) terminate the employment of any Employee, (y) amend or terminate any compensation or employee benefit plan, agreement or arrangement, subject to the terms of such plan, agreement or arrangement or (z) except as expressly set forth herein, change the terms or conditions of employment of any Employee.  The participation of the Employees in the compensation and benefit plans, programs and arrangements of the Parent Group shall terminate effective as of the Closing, and, following the Closing, neither Buyer nor its Subsidiaries (including, after the Closing, the Transferred Companies) shall have any Liability with respect to (and Buyer and its Subsidiaries (including, after the Closing, the Transferred Companies) shall be indemnified and held harmless with respect to) such compensation and benefit plans, programs and arrangements of the Parent Group.

(b)           From and after the Closing Date, Buyer shall, or shall cause its Subsidiaries (including, after the Closing, the Transferred Companies) to (i) honor all obligations under the Company Benefit Plans described in the second sentence of Section 2.17(a) (without regard to the word “material” set forth therein) in accordance with their terms as in effect immediately prior to the Closing, (ii) recognize all the Employees’ accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Transferred Companies applicable to Employees as in effect immediately prior to the Closing and (iii) pay, no later than March 15, 2012, all annual bonuses that are payable to Employees with respect to the 2011 fiscal year, including, to the extent earned, bonuses accrued before the Closing Date under the annual bonus plans of the Transferred Companies, provided that the aggregate amount of the annual bonuses paid to the Employees in respect of such fiscal year shall in no event be less than the amount accrued in full on the Closing Balance Sheet and the balance sheet included in the Estimated Closing Statement in respect thereof.  For the avoidance of doubt, for purposes of any Company Benefit Plan listed on Section 2.17(a) of the Seller Disclosure Letter that contains a definition of “change in control” or “change of control,” the transactions contemplated by this Agreement shall be deemed to constitute a “change in control” or “change of control” with respect to the Employees.

(c)           (i)            Prior to the Closing Date, Seller and the Transferred Companies shall determine the following amounts (such amounts in the aggregate, the “LTIP Amounts,” in each case, it being understood that the value of the LTIP Amounts determined below shall be calculated assuming the relevant performance cycle terminated as of the Closing Date and based on performance through the Closing Date, and shall not be subject to any pro-ration for time (except as explicitly provided in Section 4.19(c)(iv) below)):

(A)          with respect to the Esurance Holdings, Inc. Performance Unit Plan 2009-2011 (the “EHI 2009 PUP”), the Award Value (as defined in the EHI 2009 PUP) as of the Closing Date of all Performance Units (as defined in the EHI 2009 PUP) outstanding on the Closing Date;

(B)           with respect to the Esurance Holdings, Inc. Performance Unit Plan 2010-2012 (the “EHI 2010 PUP”), the Award Value (as defined in the EHI 2010 PUP) as of the Closing Date of all Performance Units (as defined in the EHI 2010 PUP) outstanding on the Closing Date;

(C)           with respect to the Answer Financial Inc. Performance Unit Plan 2009-2011 (the “AFI 2009 PUP”), the Award Value (as defined in the AFI 2009 PUP) as of the Closing Date of all Performance Units (as defined in the AFI 2009 PUP) outstanding on the Closing Date; and

(D)          with respect to the Answer Financial Inc. Performance Unit Plan 2010-2012 (the “AFI 2010 PUP”), the Award Value (as defined in the AFI 2010 PUP) as of the Closing Date of all Performance Units (as defined in the AFI 2010 PUP) outstanding on the Closing Date.

The EHI 2009 PUP, the EHI 2010 PUP, the AFI 2009 PUP and the AFI 2010 PUP, each an “LTIP Plan” and collectively, the “LTIP Plans.”

(ii)           Following the Closing Date, there shall be no increase or decrease of the LTIP Amounts.

(iii)          (A)          Prior to the Closing Date, Seller and the Transferred Companies shall determine, with respect to any awards of Esurance-related Performance Units (as defined under the White Mountains Long Term Incentive Plan (the “WM LTIP”)) granted to the Tier One Executive under the WM LTIP in respect of the 2009-2011 performance cycle and the 2010-2012 performance cycle (such awards, the “Tier One Executive Performance Units”), the Earned Value (as defined in the WM LTIP) as of the Closing Date of such Tier One Executive Performance Units outstanding on the Closing Date in the same manner as the determination as of the Closing Date of the Award Value of Performance

Units under the EHI 2009 PUP and the EHI 2010 PUP.  The amount of such Earned Value, the “Tier One Unit Amounts.” Following the Closing Date, there shall be no increase or decrease of the Tier One Unit Amounts.

(B)           Prior to the Closing Date, Seller shall cause Parent and EHI to enter into an assumption, assignment and amendment agreement providing for EHI’s assumption of the Tier One Executive Performance Units and all obligations in respect thereof.

(C)           Promptly following the expiration of a performance cycle with respect to a Tier One Executive Performance Unit, and in any event no later than two and one-half months following the expiration of such performance cycle, the portion of the Tier One Unit Amounts attributable to such performance cycle shall be paid, subject to applicable withholdings, by the relevant Transferred Company to the Tier One Executive if he is employed by the relevant Transferred Company on the last day of such performance cycle.  Notwithstanding the foregoing, if a Qualifying Termination Event (as defined under the EHI 2009 PUP and the EHI 2010 PUP) occurs, a Pro Rata Portion of the unpaid portion of the Tier One Unit Amounts shall be paid, subject to applicable withholdings, by the relevant Transferred Company promptly following the Qualifying Termination Event, and in any event no later than two and one-half months following such Qualifying Termination Event.

(iv)          Promptly following the expiration of a performance cycle with respect to an LTIP Plan, and in any event no later than two and one-half months following the expiration of such performance cycle, the portion of the LTIP Amounts attributable to such LTIP Plan shall be paid, subject to applicable withholdings, by the relevant Transferred Company to holders of Performance Units under such LTIP Plan who are employed by the relevant Transferred Company on the last day of such performance cycle.  Notwithstanding the foregoing, if a Qualifying Termination Event (as defined under the relevant LTIP Plan) occurs (A) with respect to a holder of Performance Units under the EHI 2009 PUP or the EHI 2010 PUP, a Pro Rata Portion of the unpaid portion of the LTIP Amounts attributable to the Performance Units held by such holder shall be paid and (B) with respect to a holder of Performance Units under the AFI 2009 PUP or the AFI 2010 PUP, the entire unpaid portion of the LTIP Amounts attributable to the Performance Units held by such holder shall be paid, in each case, subject to applicable withholdings, by the relevant Transferred Company promptly following the Qualifying Termination Event, and in any event no later than two and one-half months following such Qualifying Termination Event.

(v)           With respect to the WM LTIP and the Esurance White Mountains Performance Share Plan (the “EHI WM PSP”), prior to the Closing Date, Seller and the Transferred Companies shall determine the Actual Value (as defined in the WM LTIP and the EHI WM PSP, as applicable) as of the Closing Date of all Performance Shares (as defined in the WM LTIP and the EHI WM PSP, as applicable) (A) granted to the Tier One Executive under the WM LTIP and (B) granted under the EHI WM PSP to Employees, in each case, that are outstanding on the Closing Date.  Such Actual Value shall be accrued in full on the Closing Balance Sheet and the balance sheet included in the Estimated Closing Statement.  Buyer shall cause the Transferred Companies to pay such Actual Value, subject to applicable withholdings, to holders of such Performance Shares promptly following the Closing Date.

(vi)          On or before the Closing Date, Seller and the Transferred Companies shall determine the amounts owing under the Esurance Holdings, Inc. Second Amended and Restated Top Hat Deferred Compensation Plan and the Esurance Holdings, Inc. Select Deferred Compensation Plan (collectively, the “Deferred Plans”).  Such amounts shall be accrued in full on the Closing Balance Sheet and the balance sheet included in the Estimated Closing Statement.  Buyer shall cause the Transferred Companies to pay all amounts due under the Deferred Plans, subject to applicable withholdings, no later than 30 days after the Closing Date.

(vii)         Seller acknowledges that to the extent there are any nonqualified deferred compensation or long-term incentive compensation obligations to Employees under arrangements adopted prior to the Closing that are not (x) Company Benefit Plans listed in Section 2.17(a) of the Seller Disclosure Letter and described in the second sentence of Section 2.17(a) or (y) otherwise referred to in this Section 4.19(c), in each case other than any such arrangements adopted after the date hereof and approved by Buyer in accordance with the first sentence of Section 4.1, Seller shall bear the entire cost of such obligations.  The foregoing shall not apply to the Employment Agreements.

(viii)        An amount (the “Aggregate LTIP Unit Amount”) equal to (x) the sum of the LTIP Amounts plus the Tier One Unit Amounts, minus (y) the sum of (A), (B), (C), (D), (E) and (F) shall be accrued in full on the Closing Balance Sheet and the balance sheet included in the Estimated Closing Statement; where (A) is one half of the Post-Closing Pro Rata Portion of the LTIP Amounts attributable to the EHI 2009 PUP, (B) is one half of the Post-Closing Pro Rata Portion of the LTIP Amounts attributable to the EHI 2010 PUP, (C) is one half of the Post-Closing Pro Rata Portion of the LTIP Amounts attributable to the AFI 2009 PUP, (D) is one half of the Post-Closing Pro Rata Portion of the LTIP Amounts attributable to the AFI 2010 PUP, (E) is one half of the Post-Closing Pro

Rata Portion of the Tier One Unit Amounts attributable to the WM LTIP for the 2009-2011 performance cycle, and (F) is one half of the Post-Closing Pro Rata Portion of the Tier One Unit Amounts attributable to the WM LTIP for the 2010-2012 performance cycle.

(d)           The service of each Employee with the Transferred Companies (or any predecessor employer, to the extent service with such predecessor employer is recognized by the Transferred Companies) prior to the Closing shall be treated as service with Buyer and its Subsidiaries for all purposes, including eligibility, vesting and benefit levels and accruals, under the employee benefit plans of Buyer or any of its Subsidiaries in which such Employee participates after the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and shall not apply for purposes of benefit accrual under any defined benefit pension plan (including a cash balance plan) and under Buyer’s frozen retiree medical plan.  Following the Closing, for purposes of each employee benefit plan in which any Employee or his or her eligible dependents participates after the Closing, Buyer shall, or shall cause its Subsidiaries (including, after the Closing, the Transferred Companies) to, (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period to the extent such exclusion, requirement or waiting period was satisfied or waived under the comparable Company Benefit Plan in which the Employee participated and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing for the plan year in which the Closing occurs.

(e)           From and after the Closing, Buyer shall, or shall cause its Subsidiaries to, provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local law, and otherwise comply with such laws with respect to the Employees.  On the Closing Date, Seller shall provide Buyer a list of all Employees whose employment was terminated on the Closing Date, but prior to the Closing, or within 90 days prior to the Closing Date, including the place of employment and base salary for each such terminated Employee.

(f)            Buyer and Seller agree to follow the alternate procedure for employment tax withholding as provided in Section 5 of Revenue Procedure 2004-53, I.R.B. 2004-35.  Accordingly, the Parent Group shall have no United States employment tax reporting responsibilities, and Buyer shall have full United States employment tax reporting responsibilities, for Employees following the close of business on the Closing Date.

(g)           Prior to the Closing Date, Seller shall cause the Transferred Companies to transfer to the Parent Group, and shall cause the Parent Group to assume, the Deferred Compensation Plan listed on Section 2.5(e) of the Seller Disclosure Letter and all liabilities and obligations thereunder.

(h)           Nothing in this Agreement shall be construed (i) to confer on any Person, other than the parties hereto, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 4.19, (ii) to cause any Person to be a third party beneficiary of this Agreement, or (iii) as an amendment or waiver of any Company Benefit Plan or any comparable compensation or benefit plan, agreement or arrangement of Buyer or its Subsidiaries.

Section 4.20           Policyholder Surplus.  Prior to the Closing, Seller shall use its reasonable best efforts (including using its reasonable best efforts to obtain any required consents and approvals of a Governmental Authority) to cause (through the payment of a dividend, a repurchase of shares or otherwise) the aggregate Policyholder Surplus of the Insurance Subsidiaries on the Closing Date to be in a reasonable dollar range to be provided to Seller by Buyer within 10 days after the date hereof; provided that this Section 4.20 shall not be deemed to be breached by the inability of Seller, despite the use of such efforts, to cause the aggregate Policyholder Surplus to be in such dollar range.  If compliance with the foregoing sentence results in Seller effecting a reduction of Policyholder Surplus (whether through the payment of a dividend, a repurchase of shares or otherwise), Seller shall use reasonable best efforts to cause the proceeds of such action to be distributed prior to the Closing to one or more Persons that are not a Transferred Company.  For the avoidance of doubt, if Seller has complied with its efforts obligations under this Section 4.20, it shall not be a condition to Buyer’s obligation to consummate the transactions contemplated hereby that such reduction of Policyholder Surplus have been effected.  Notwithstanding anything else in this Agreement, except (a) to the extent required by an Insurance Regulator or (b) for funding of operating expenses in the ordinary course of business consistent with past practice by any member of the Parent Group, from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, Seller shall not, and shall cause each other member of the Parent Group not to, make or commit to make any investment in or capital contribution to any Insurance Subsidiary.

Section 4.21           Investment Assets.  Prior to the Closing, Seller shall, at Buyer’s written request delivered not later than 90 days after the date hereof (but in no event fewer than five Business Days prior to the Closing Date), cause the applicable Insurance Subsidiaries to sell or otherwise liquidate for cash or cash equivalents any Investment Asset held by any such Insurance Subsidiary and designated in such written request (provided that Seller will not be obligated to cause the sale or liquidation of

Investment Assets having an aggregate Statutory Statement Value of more than 35% of the aggregate Statutory Statement Value of all of the Investment Assets held by the Insurance Subsidiaries (determined as of the last day of the calendar month immediately preceding the calendar month in such written request is delivered)), and, following the delivery of such written request, the applicable Insurance Subsidiaries shall not invest in any Investment Assets other than cash or cash equivalents.  For purposes of this Section 4.21, “cash equivalents” shall include any direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof.

Section 4.22           Separation.

(a)           Prior to the Closing, Seller shall use its reasonable best efforts to separate the Business from the businesses of the Parent Group.

(b)           Following the Closing for a period of 180 days, Buyer and Seller shall cooperate with each other (and Buyer shall cause its Subsidiaries, and Seller shall cause the Parent Group, to so cooperate) in order to ensure the orderly transition of the Transferred Companies from Seller to Buyer and to minimize any disruption to the Transferred Companies and the other respective businesses of Seller and Buyer that might result from the transactions contemplated hereby.  Each party shall be responsible for one-half of the reasonable out-of-pocket costs and expenses incurred by the parties in connection with this Section 4.22.  Neither party shall be required by this Section 4.22 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, those of the Transferred Companies).

Section 4.23           Intercompany Obligations and Agreements.

(a)           Except as set forth on Schedule 4.23, Seller shall, and shall cause its Affiliates to, take such actions and make such payments as may be necessary so that, prior to the Closing, each of the Transferred Companies, on the one hand, and Seller and its Affiliates (other than the Transferred Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all Intercompany Obligations, including any accrued and unpaid interest, fees and other amounts due or outstanding thereunder, in each case by cash settlement or by netting or setting off debt between the Transferred Companies, on the one hand, Seller and its Affiliates (other than the Transferred Companies), on the other hand, such that, at or prior to the Closing, the balances of each such Intercompany Obligation shall be zero and no Transferred Company shall have any further rights or Liabilities with respect thereto; provided, however, that this Section 4.23(a) shall not apply to any Intercompany Obligations set forth on Schedule 4.23.

(b)           Except as set forth on Schedule 4.23, prior to the Closing, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate and release the Transferred Companies from any and all Liabilities arising in connection with all Intercompany Agreements.

Section 4.24           Relationship with AFI Partners, Etc.

(a)           Prior to the Closing, Seller shall use its reasonable best efforts to prevent the occurrence of a Status Change (as defined in Section 4.25(a)(v)), and shall at Buyer’s request use its reasonable best efforts to facilitate meetings between Buyer and the AFI Partners (as defined in Section 4.25(a)(i)) to enable Buyer to discuss with the AFI Partners Buyer’s plans with respect to the business of AFI after the Closing.

(b)           From and after the Closing, Buyer:  (i) shall, and shall cause AFI to, protect the confidentiality of the AFI Partners’ proprietary information (including from Buyer and its Affiliates (other than AFI and the AFI Transferred Subsidiaries)); and (ii) shall cause AFI to continue to conduct business with the AFI Partners in the ordinary course consistent with its past practice.  Buyer shall notify the AFI Partners of Buyer’s and AFI’s commitment to take the actions contemplated by clauses (i) and (ii).

Section 4.25           Status Changes.  If a Status Change occurs, Seller shall make a payment to Buyer with respect thereto as, to the extent and at the times provided in this Section 4.25.

(a)           The following capitalized terms have the meanings specified below:

(i)            “AFI Partners” means, collectively, the Carrier Partners.

(ii)           “Carrier Partners” means the five Persons identified on a list captioned “Carrier Partners” agreed upon by the parties by exchange of emails on or prior to the date hereof.

(iii)          “Measurement Period” means the period beginning on the date that is 60 days after the date hereof (or, if such date is less than 60 days prior to the Closing Date, the date that is 60 days prior to the Closing Date) and ending 60 consecutive days after the Closing Date.

(iv)          “Specified Carrier Contract” means, with respect to a Carrier Partner, the Carrier Contract to which such Carrier Partner is a party.

(v)           “Status Change” means during the Measurement Period, a Carrier Partner does not offer to renew at least 50% of the insurance policies issued by such Carrier Partner through AFI that become eligible for renewal during the Measurement Period.

(b)           The amount of compensation in respect of Status Changes (the “Carrier Status Change Compensation”) shall be as follows:

(i)            If not more than one Status Change occurs, the Carrier Status Change Compensation shall be zero.

(ii)           If two Status Changes occur, the Carrier Status Change Compensation shall be $10,000,000.

(iii)          If three Status Changes occur, the Carrier Status Change Compensation shall be $20,000,000.

(iv)          If four Status Changes occur, the Carrier Status Change Compensation shall be $35,000,000.

(v)           If five Status Changes occur, the Carrier Status Change Compensation shall be $50,000,000.

(c)           Following the end of the Measurement Period, Seller shall, if two or more Status Changes have occurred, pay to Buyer within five Business Days of receipt of a certificate from an officer of Buyer (i) certifying that Buyer has complied with its obligations under Section 4.24(b) and that AFI has complied with its obligations under the applicable Specified Carrier Contract and (ii) attaching reasonable supporting documentation of any such Status Changes, by wire transfer of immediately available funds to an account designated in such certificate, an amount equal to the Carrier Status Change Compensation; and provided, further, that, Buyer and AFI shall provide as soon as reasonably practicable to Seller and its employees, agents and representatives designated by Seller all books, records, documents and other information and reasonable access to employees as Seller shall reasonably request to the extent reasonably necessary to enable Seller to confirm the occurrence of any such Status Changes resulting in such Carrier Status Change Compensation.  If Seller fails timely to make any payment required under this clause (c), the amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at the Interest Rate from and including the date payment was due to and including the date of payment.  Seller shall, after making any such payment, have the right to dispute the occurrence of any such Status Changes.

(d)           Seller shall have no Liability under this Section 4.25 for any Status Change if the principal reason for the Status Change was (i) a material breach after the Closing Date of the applicable Specified Carrier Contract by AFI or (ii) a material breach of Section 4.24(b).

(e)           Notwithstanding anything to the contrary contained herein, the Carrier Status Change Compensation shall be Buyer’s exclusive remedy for any Status Change or any other change in the business relationship between carriers (including AFI Partners) and the Transferred Companies and shall not be considered for purposes of determining the satisfaction of any of the conditions set forth in Sections 6.2(a) or 6.2(c), except to the extent that (i) such Status Change or other change in the business relationship between carriers (including AFI Partners) and the Transferred Companies arises out of or relates to a failure of Seller (or, prior to the Closing, the Transferred Companies) to perform any covenant or agreement hereunder or (ii) the facts and circumstances giving rise to such Status Change or other change in the business relationship between carriers (including AFI Partners) and the Transferred Companies constitute or give rise to an inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to this Agreement or any certificate furnished by Seller pursuant to this Agreement.

Section 4.26           Reserves Adjustment.

(a)           Interim and Final Calculations and Adjustments.  From and after the Closing, as promptly as reasonably practicable after filing, Buyer shall deliver to Seller a true, complete and correct copy of each annual statutory financial statement and each quarterly statutory financial statement of each Insurance Subsidiary as filed with the appropriate Insurance Regulator for any period ending on or prior to the third anniversary of the Reference Date (the “Final Settlement Date”), together with any actuarial opinion, affirmation or certification filed in connection therewith.  Not later than 90 days following each of (i) the first anniversary of the Reference Date (the “First Interim Settlement Date”), (ii) the second anniversary of the Reference Date (the “Second Interim Settlement Date”) and (iii) the Final Settlement Date, Buyer shall provide Seller with a written report (in each case, a “Reserve Report”) reflecting the calculation contemplated by Section 4.26(b) (the “Indicated Reserve Amount”), together with all work papers and actuarial memoranda used in establishing the Indicated Reserve Amount.  “Reference Date” means the last day of the fiscal quarter during which the Closing Date occurs.

(b)           Calculation Methodology.  The “Indicated Reserve Amount” shall be calculated to be an amount, as of each of the First Interim Settlement Date, the Second Interim Settlement Date and the Final Settlement Date (each, an “Applicable Settlement Date”), equal to the sum of (i) the Indicated Loss Reserve Amount as of such Applicable Settlement Date, (ii) the Indicated ALAE Reserve Amount as of such Applicable Settlement Date and (iii) 8% of the sum of (A) the Indicated Loss Reserve Amount plus (B) the Indicated ALAE Reserve Amount, such percentage representing the agreed upon unallocated loss adjustment expenses (“ULAE”) for the Subject Business, in each case of (i), (ii) and (iii) solely with respect to insurance or reinsurance issued, underwritten or assumed prior to the Closing Date by the Insurance Subsidiaries (the “Subject Business”; provided that in no event shall the “Subject Business” include any OB Liabilities whatsoever).  The calculation of each Indicated Reserve Amount will be prepared in conformity with GAAP as in effect on the Closing Date consistently applied and the Books and Records of the Insurance Subsidiaries (with the exception of ULAE which shall be calculated in accordance with this Section 4.26(b)), and will present fairly, in accordance with generally accepted actuarial standards consistently applied, the loss and loss adjustment expense reserves of the Insurance Subsidiaries as of each Applicable Settlement Date.

(c)           Indicated Loss Reserve Amount.  The “Indicated Loss Reserve Amount” as of each Applicable Settlement Date shall be an amount equal to (i) the sum of (x) claims paid from the Closing Date until the Applicable Settlement Date for losses occurring prior to the Closing Date with respect to the Subject Business, (y) case loss reserves held as of the Applicable Settlement Date for losses occurring prior to the Closing Date with respect to the Subject Business, and (z) the bulk and incurred but not reported (“IBNR”) loss reserves held as of the Applicable Settlement Date for losses occurring prior to the Closing Date with respect to the Subject Business, less (ii) applicable third party reinsurance, salvage and subrogation recoveries received or receivable after the Closing Date and applicable to losses incurred prior to the Closing Date with respect to the Subject Business; provided, however, that the Indicated Loss Reserve Amount shall not include amounts for claims paid or to be paid outside the express terms and conditions or limits of the Insurance Contracts included in the Subject Business or any amounts for claims paid or to be paid that constitute Extra Contractual Obligations or Excess of Policy Limits Liabilities.  Subject to the proviso to the preceding sentence, the loss and IBNR reserves for the Subject Business will be calculated in accordance with GAAP as in effect on the Closing Date consistently applied and generally accepted actuarial practices consistently applied.

(d)           Indicated ALAE Reserve Amount.  The “Indicated ALAE Reserve Amount” as of each Applicable Settlement Date shall be an amount equal to (i) the sum of (x) allocated loss adjustment expenses (“ALAE”) paid from the Closing Date until the Applicable Settlement Date for losses occurring prior to the Closing Date with respect to the Subject Business, (y) case ALAE reserves held as of the Applicable Settlement Date for losses occurring prior to the Closing Date with respect to the Subject Business and (z) the bulk and IBNR ALAE reserves held as of the Applicable Settlement Date for losses occurring prior to the Closing Date with respect to the Subject Business, less (ii) applicable third party reinsurance, salvage and subrogation recoveries received or receivable after the Closing Date and applicable to losses incurred prior to the Closing Date with respect to the Subject Business; provided, however, that the Indicated ALAE Reserve Amount shall not include amounts for ALAE in respect of liabilities that are outside the express terms and conditions or limits of the Insurance Contracts included in the Subject Business or any amounts for ALAE paid or to be paid that constitute Extra Contractual Obligations or Excess of Policy Limits Liabilities.  Subject to the proviso to the preceding sentence, the ALAE and IBNR ALAE reserves for the Subject Business will be calculated in accordance with GAAP as in effect on the Closing Date consistently applied and generally accepted actuarial practices consistently applied.

(e)           Dispute Resolution.  Following the delivery of each Reserve Report to Seller, Buyer will cause the Insurance Subsidiaries to allow Seller and its employees, agents and representatives reasonable access, during normal business hours and upon reasonable notice, to all books, records, work papers and other information and documents of the Insurance Subsidiaries in connection with the review of the Reserve Report and the Indicated Reserve Amount.  Each Reserve Report shall become final, binding and conclusive upon Seller and Buyer on the 45th day following Seller’s receipt of the applicable Reserve Report, unless prior to such 45th day Seller delivers to Buyer a written dispute notice (a “Reserve Dispute Notice”) stating that Seller disputes the Indicated Reserve Amount reflected in the applicable Reserve Report.  If Seller delivers a Reserve Dispute Notice, then Buyer and Seller shall seek in good faith to resolve such dispute during the 15-day period beginning on the date Buyer receives the Reserve Dispute Notice.  In the event that Seller and Buyer have not resolved such dispute by the end of such 15-day period, any remaining dispute shall be submitted to an independent actuarial firm of national standing and reputation as Seller and Buyer shall jointly select and retain (the “Independent Actuary”) for resolution by binding “baseball” arbitration in accordance with this Section 4.26(e).  In the event that the parties are unable to jointly select the Independent Actuary, each of Buyer, on the one hand, and Seller, on the other hand, shall select one independent certified public accounting firm of national standing and reputation, which two firms shall jointly select the Independent Actuary for joint retention by the parties.  Within five days after engagement of the Independent Actuary, each of Seller and Buyer shall submit to the Independent Actuary its calculation of the Indicated Reserve Amount, together with such supporting documentation as each such party may determine reasonable.  The Independent Actuary shall, within 30 days after its engagement, select the submission of either Seller or Buyer, which selection shall be final, binding and conclusive upon the parties hereto.  The Indicated Reserve Amount reflected in the applicable Reserve Report shall be adjusted accordingly to reflect any such final resolution and, as so adjusted, shall be deemed final for purposes of the payments provided in Section 4.26(f).  Seller on the one hand, and Buyer on the other hand, shall each pay one-half of the fees and expenses of the Independent Actuary.  Buyer and Seller shall, and Buyer shall cause the Insurance Subsidiaries to, cooperate in good faith with the Independent Actuary and shall give the Independent Actuary access to all books, records, work papers and other information and documents relating to the items in dispute as the Independent Actuary may reasonably request.  For the avoidance of doubt, Seller shall not be precluded from disputing any items or amounts in any Reserve Report by reason of the fact that such items or amounts were included in any prior Reserve Report or Reserve Reports.

(f)            Payment.  In respect of the First Interim Settlement Date, (i) if (A) the Indicated Reserve Amount reflected on the final Reserve Report for the First Interim Settlement Date, less (B) the loss and loss adjustment expense reserves, net of related third party reinsurance, salvage and subrogation recoverables and receivables, as reflected or provided for or reserved against on the Closing Balance Sheet, but excluding any such loss and loss adjustment expense reserves or related third party reinsurance, salvage and subrogation recoverables and recoveries in respect of Seller Extra Contractual Obligations or Seller Excess of Policy Liabilities (“Closing Reserves”), is a positive amount, Seller shall pay or cause to be paid to Buyer in immediately available funds 90% of such positive amount, and (ii) if (A) the Indicated Reserve Amount reflected on the final Reserve Report for the First Interim Settlement Date, less (B) the Closing Reserves, is a negative amount, Buyer shall pay or cause to be paid to Seller in immediately available funds 90% of the absolute value of such negative amount.  In respect of each of the Second Interim Settlement Date and the Final Settlement Date, (i) if (A) the Indicated Reserve Amount reflected on the final Reserve Report for such Applicable Settlement Date, less (B) the Indicated Reserve Amount reflected on the final Reserve Report for the immediately preceding Applicable Settlement Date is a positive amount, Seller shall pay or cause to be paid to Buyer in immediately available funds 90% of such positive amount, and (ii) if (A) the Indicated Reserve Amount reflected on the final Reserve Report for such Applicable Settlement Date, less (B) the Indicated Reserve

Amount reflected on the final Reserve Report for the immediately preceding Applicable Settlement Date is a negative amount, Buyer shall pay or cause to be paid to Seller in immediately available funds 90% of the absolute value of such negative amount.  Any payments pursuant to the foregoing in this Section 4.26(f) shall be defined as a “Post-Closing Reserve Adjustment.”  If Seller does not deliver a Reserve Dispute Notice to Buyer under Section 4.26(e), balances due from either party under this Section 4.26(f) shall be paid within five Business Days following the 45th day following Seller’s receipt of the applicable Reserve Report contemplated by Section 4.26(a).  If Seller does deliver a Reserve Dispute Notice to Buyer under Section 4.26(e), balances due from either party under this Section 4.26(f) shall be paid within five Business Days following final determination of any such payment pursuant to Section 4.26(e).  Any such amount payable pursuant to this Section 4.26(f) shall be increased by the interest on such amount, compounded daily, at the Interest Rate from the date of the delivery of the applicable Reserve Report to and including the date of payment, based on a 365 day year.

(g)           Certain Covenants. With respect to the Subject Business, from the Closing Date until the Final Settlement Date, Buyer agrees to cause each Insurance Subsidiary to, in good faith, pay and settle claims, and handle the defense of pending or threatened claims, suits or proceedings (“Claims”), in the ordinary course consistent with Buyer’s practices for the payment, settlement, and defense of Claims in the personal lines business of Buyer’s property and casualty insurance operations, and establish reserves for losses and loss adjustment expenses in accordance with generally accepted actuarial standards including on the basis of methodologies consistent in all material respects with the methodologies used in establishing reserves for losses and loss adjustment expenses in the personal lines business of Buyer’s property and casualty insurance operations.  Until the Post-Closing Reserve Adjustment is paid in respect of the Final Settlement Date, Buyer shall cause the Insurance Subsidiaries to allow Seller and its employees, agents and representatives reasonable access, during normal business hours and upon reasonable notice, to all books, records, work papers and other information and documents of the Insurance Subsidiaries pertaining to the Subject Business and payments of losses and allocated loss adjustment expenses in respect thereof, to substantially the same extent as Buyer is required to provide such access to any reinsurer, retrocessionaire or other assuming company in the ordinary course of business.  In no event shall the costs or expenses of any legal counsel, insurance adjuster or other service provider who is an employee of Buyer or an Affiliate of Buyer that performs work in respect of the Subject Business be accounted for purposes of this Section 4.26 as ALAE.

Section 4.27           Electronic Data Site.  From and after the Closing, the Parent Group shall cease to have access to the Electronic Data Site and Seller shall cause the members of the Parent Group to destroy (or deliver to Buyer) copies of any information, documents or materials made available on such data site prior to the Closing and held (including on any electronic or magnetic media or any electronic data base systems) by any member of the Parent Group, except that Cravath, Swaine & Moore LLP may retain copies of any such information, documents or materials (including pre-Closing access records with respect thereto) in a custodial capacity for Seller solely for use in connection with resolving claims under Article VIII, and all such information, documents or materials shall be kept confidential and held in a secure environment.  If it is proposed that any members of the Parent Group be provided with access to any such information, documents or materials in accordance with the use restrictions in this Section 4.27, Seller shall provide prior written notice to Buyer at least two Business Days prior to the grant of such access (with such notice specifying in reasonable detail the information, documents or materials proposed to be accessed).

Section 4.28           Seller Guaranties.  From and after the date hereof, Buyer and Seller shall use their respective reasonable best efforts to obtain, on or prior to the Closing Date, the termination of, and full release of Seller and its Affiliates (other than the Transferred Companies) from any and all Liabilities arising under, the Seller Guaranties listed on Schedule 4.28.  For the avoidance of doubt, such efforts shall include an offer by Buyer to substitute the obligations of a Subsidiary or other Affiliate of Buyer for those of Seller and its Affiliates (other than the Transferred Companies) under any such Seller Guaranty on terms that are no less favorable than the terms under such Seller Guaranty are to Seller or the applicable Affiliate of Seller, as applicable.  With respect to each such Seller Guaranty with respect to which the parties do not obtain such termination and full release, Buyer shall, concurrently with the Closing, enter into a hold harmless agreement in substantially the form attached hereto as Exhibit B (the “Hold Harmless Agreement”) with respect to such Seller Guaranty.

Section 4.29           Reinsurance Trust.  Prior to the Closing, Seller shall cause OBIC, as grantor, to enter into and fund a reinsurance trust in substantially the form of Exhibit C, naming each of EIC and EICNJ as beneficiaries, in order to collateralize the OB Liabilities of EIC and EICNJ.  Buyer shall have the right to consent to the party named as trustee under such trust agreement, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE V
TAX MATTERS

Section 5.1                                      Tax Indemnities.

(a)                          Seller shall be liable for and shall pay, reimburse, indemnify, defend and hold harmless Buyer Indemnitees for, from and against (without duplication) any:

(i)                             Taxes imposed on any Transferred Company for any Pre-Closing Tax Period, or for which any Transferred Company may be liable as a transferee, successor in interest, by Contract, under applicable Law or otherwise for any Pre-Closing Tax Period;

(ii)                          Taxes imposed on any Transferred Company, or for which any Transferred Company may be liable, under any Tax Contract entered into on or prior to the Closing Date;

(iii)                       Taxes imposed on any Transferred Company, or for which any Transferred Company may be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a result of any Transferred Company having been included in a combined, consolidated, affiliated, unified or group Tax Return for any Pre-Closing Tax Period or having had its Tax liability calculated on a combined, consolidated, unified, group or affiliated basis for any Pre-Closing Tax Period;

(iv)                      Taxes relating to, resulting from or arising out of any Loss Overstatement, any Loss Limitation or any Tax Asset Overstatement, in each case, calculated as provided in subsection (c)(i) below, plus the amount of any interest, penalty, fine or addition to Taxes arising from or imposed as a result of any such Loss Overstatement, Loss Limitation or Tax Asset Overstatement;

(v)                         Taxes relating to, resulting from or arising out of (A) any SRLY Limitation (including those imposed as a result of the application of Section 382 of the Code) that would not have been imposed but for the existence of such SRLY Limitation immediately prior to the Closing or (B) any Loss Expiration, in each case calculated as provided in subsection (c)(ii) below;

(vi)                      Taxes relating to, resulting from or arising out of (A) any of the Transferred Companies being required to include any item of income or gain in, or exclude any item of loss or deduction from, the determination of taxable income for any Post-Closing Tax Period as a result of any (1) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) installment sale or open transaction made or entered into on or prior to the Closing Date, (3) prepaid amount received on or prior to the Closing Date or (4) intercompany transaction that will be required to be taken into account under Treasury Regulations Section 1.1502-13 (or any predecessor provision or any similar provision of state, local or foreign Law) and that occurs on or prior to the Closing Date or (B) any of the Transferred Companies having made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income;

(vii)                   Taxes relating to, resulting from or arising out of any breach or nonperformance of any covenant by Seller set forth in this Agreement to the extent relating to Taxes or Tax matters;

(viii)                Taxes relating to, resulting from or arising out of (A) the Restructuring, (B) any other transaction occurring on or prior to the Closing Date pursuant to or as contemplated by this Agreement or any Ancillary Agreement, (C) any transaction occurring pursuant to or as contemplated by Sections 4.10, 4.14, 4.17 and 4.22(b) of this Agreement (including any such transaction occurring after the Closing Date) and (D) any Liabilities under the agreements that are required to be terminated pursuant to Section 5.7(b);

(ix)                        Transfer Taxes allocable to Seller pursuant to Section 5.6;

(x)                           Taxes imposed on any Buyer Indemnitee with respect to any Taxes required to be deducted or withheld from any amount paid or payable (or treated for Tax purposes as paid or payable) by any Buyer Indemnitee pursuant to this Agreement or any Ancillary Agreement to the extent such Taxes are not deducted or withheld;

(xi)                        Non-U.S. Indemnifiable Taxes imposed on any amount paid or payable (or treated for Tax purposes as paid or payable) to any Buyer Indemnitee pursuant to or as contemplated by this Agreement or any Ancillary Agreement; provided, however, that any payment described in Section 8.5(b) shall be subject to the provisions of Section 8.5(b) rather than to this Section 5.1(a)(xi);

(xii)                     Taxes of GHI or any of its Subsidiaries or any of its or their respective properties, business, operations, Contracts, assets or liabilities; and

(xiii)                  reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to the foregoing (including attorneys’ and accountants’ fees);

provided, however, that Seller shall not be liable for Taxes that are specifically set forth on the Closing Balance Sheet as a Tax liability to the extent taken into account in determining the Closing Date Tangible Book Value, determined on an item by item or asset by asset basis (any such Tax described in this proviso, an “Excluded Tax”); and provided, further, that any payments made by Seller to Buyer pursuant to Section 5.3(b) shall not be duplicated by this Section 5.1(a).

(b)                         Buyer shall be liable for and shall pay, reimburse, indemnify, defend and hold harmless Seller Indemnitees for, from and against (without duplication):

(i)                             Taxes imposed on any Transferred Company for any Post-Closing Tax Period, or for which any Transferred Company may be liable for any Post-Closing Tax Period, in each case excluding Taxes described in Section 5.1(a);

(ii)                          Taxes relating to, resulting from or arising as a result of any breach or nonperformance of any covenant by Buyer set forth in this Agreement to the extent relating to Taxes or Tax matters;

(iii)                       Transfer Taxes allocable to Buyer pursuant to Section 5.6; and

(iv)                      reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to the foregoing (including attorneys’ and accountants’ fees).

(c)                          For purposes of Section 5.1(a)(iv):

(i)                                     Taxes relating to, resulting from or arising out of any Loss Overstatement, any Loss Limitation or any Tax Asset Overstatement shall be calculated on a hypothetical basis as follows: (A) in the case of a Loss Overstatement, 35% times that Loss Overstatement; (B) in the case of a Loss

Limitation, 35% times (1) the Minimum WMI Losses or Minimum AFI Losses, as applicable, minus (2) the amount of net operating losses and net operating loss carryforwards of the WMI Consolidated Group or the AFI Consolidated Group, as applicable, that are usable under the applicable limitation in the first Taxable Period following the Closing; (C) in the case of a Tax Asset Overstatement, 35% times that Tax Asset Overstatement; and (D) in each case, reduced by the present value of any Tax amortization, depreciation or other deduction that arises after the Closing Date relating to, resulting from or arising out of the same facts that led to such Loss Overstatement, Loss Limitation or Tax Asset Overstatement.  For purposes of this calculation, it shall be assumed that (w) the applicable Tax rate is 35%, (x) the present value of any Tax deduction is based on the Discount Rate, (y) each Tax deduction is used in the first Taxable Period in which it can be claimed and (z) an increase in basis that does not give rise to an Tax amortization or depreciation deduction shall not be considered a Tax deduction for purposes of clause (D) of the preceding sentence.

(ii)                                  Taxes relating to, resulting from or arising out of any Loss Expiration or SRLY Limitation shall be the actual increase in the cash Taxes payable for any Taxable Period as a result of the Loss Expiration or SRLY Limitation, as applicable, over the cash Taxes that would have been payable for such Taxable Period had there been no such SRLY Limitation or Loss Expiration, as applicable (such increase, the “Tax Increase”); provided, however, that if in any subsequent Taxable Period there is an actual reduction in cash Taxes payable for such subsequent Taxable Period compared to the cash Taxes that would have been payable for such subsequent Taxable Period had there been no such SRLY Limitation (such reduction, the “Tax Reduction”), then the party experiencing such Tax Reduction (the “Benefited Party”) shall pay to the party that previously indemnified such Benefited Party for a prior Tax Increase the amount of such Tax Reduction; provided, further, however, that the aggregate amount paid by the Benefited Party to the other party under this Section 5.1(c)(ii) with respect to any Tax Reduction shall never exceed the aggregate amount received by such Benefited Party with respect to prior Tax Increases.

Section 5.2                                      Proration of Taxes.  For purposes of Section 5.1 and Section 5.3, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis, (ii) in the case of Taxes based upon an amount of premiums, the amount of Tax imposed based upon the amount of premiums written or deposits made as of and including the Closing Date, and (iii) in the case of all other Taxes, on the basis of a closing of the books as of the end of day on the Closing Date.

Section 5.3                                      Tax Returns.

(a)                          Seller shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Transferred Companies for Pre-Closing Tax Periods other than Straddle Periods and (ii) paying to the relevant Tax Authority all Taxes of or with respect to the Transferred Companies that are shown as due on such Tax Returns, in each case, within the time and in the manner prescribed by Law.  All such Tax Returns shall be prepared and filed in accordance with past practices and the requirements of this Agreement and no position shall be taken on such Tax Returns that could materially adversely affect any of the Transferred Companies after the Closing Date.  Buyer shall allow Mark Zahler to assist Seller in preparing and filing all Tax Returns described in clause (i) that are due after the Closing Date.

(b)                         Buyer shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Transferred Companies for all Straddle Periods and (ii) paying to the relevant Tax Authority all Taxes shown as due on such Tax Returns, in each case, within the time and in the manner prescribed by Law.  Seller shall pay to Buyer an amount equal to all Taxes for Pre-Closing Tax Periods that are shown as due on any such Tax Return and that are not an Excluded Tax, no later than five Business Days before any such Tax is due, by wire transfer of immediately available funds to an account designated by Buyer.  Should Seller not make full payment of any such Taxes within such five Business Day period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at the Interest Rate from and including the date that such a payment is due to and including the date of payment.

(c)                          Seller shall timely prepare and send to Buyer any information with respect to GHI and its Subsidiaries that is required to be included in any Tax Return that Buyer is required to file pursuant to Section 5.3(b).

(d)                         For the avoidance of doubt, this Section 5.3 relates only to the process of filing Tax Returns and paying Taxes to the relevant Tax Authority and shall not prejudice or interfere with any indemnification obligations under Section 5.1 (except to the extent that Seller pays Buyer any amounts under clause (b) above).

(e)                          Each of Seller and Buyer shall use reasonable best efforts to make any Tax Returns and work papers in respect of a Pre-Closing Tax Period for which such party is responsible for preparing available for review by the other party sufficiently in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 45 days prior to the date such Tax Return is required to be filed, to provide such other party with a meaningful opportunity to analyze, comment on and dispute such Tax Returns.  The reviewing party shall notify the preparing party of any comments or disputes with respect to such Tax Returns in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 30 days prior to the date such Tax Return is required to be filed, to provide such other party with a meaningful opportunity to consider such comments or disputes and for such Tax Returns to be modified, as appropriate, before filing.  In the event of any disagreement between Buyer and Seller, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Buyer (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final unless otherwise not consistent with a determination (as defined in Section 1313(a) of the Code).  The fees and expenses of the Tax Accountant shall be borne equally by Buyer and Seller.  If the Tax Accountant does not resolve any differences between Seller and Buyer with respect to such Tax Return at least five Business Days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for preparing such Tax Return and amended to reflect the Tax Accountant’s resolution.  The preparation and filing of any Tax Return with respect to any Transferred Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 5.4                                      Tax Contests.

(a)                          Buyer or Seller, as the case may be, will provide written notice to the other party within 30 days of its discovery of any matter that may give rise to a claim for indemnity pursuant to this Article V (a “Tax Claim” and such notice a “Tax Claim Notice”); provided, however, that failure to comply with this Section 5.4(a) by an Indemnified Party shall not affect the Indemnifying Party’s indemnification obligation hereunder except only to the extent the Indemnifying Party’s ability to control such Tax Claim is adversely and materially affected by such failure.  A Tax Claim Notice shall contain a summary of the facts (set forth with reasonable specificity based on the then available information) underlying or relating to the relevant claim, any correspondence or notice received from any third party with respect thereto and a statement that the Indemnified Party seeks indemnification for Taxes relating to such claim.

(b)                         Seller, at its expense, shall have the right to control the conduct of the defense of any Tax Claim brought by a Tax Authority that involves solely a matter for which Seller is required to indemnify the Buyer Indemnitees; provided, that (i) Buyer is provided written notice by Seller of its intent to control the defense of such matter within 15 days after Seller has received the underlying Tax Claim Notice (which will include Seller’s acknowledgement that it is liable for all Taxes and Losses of the

Buyer Indemnitees that result or arise from such Tax Claim), (ii) Seller shall not have the right to control the defense of any Tax Claim with respect to any Tax matter that involves a consolidated, combined, affiliated or unified filing that includes Buyer or an Affiliate of Buyer (other than Tax Claims for Pre-Closing Periods that include solely one or more Transferred Companies), and (iii) Seller shall not have the right to control the conduct of the defense of, or settle, any Tax Claim if the resolution or determination of such Tax Claim could materially adversely affect or prejudice the Buyer Indemnitees.  Except as provided in the foregoing, Buyer shall control (at Seller’s expense to the extent the Tax Claim relates to or involves a matter for which Seller is required to indemnify the Buyer Indemnitees) the conduct of the defense of all Tax Claims.  Buyer (at its expense) shall have the right to participate in the conduct of the defense of any Tax Claim controlled by Seller.  Seller (at its expense) shall have the right to participate in the conduct of the defense of any Tax Claim relating to the Transferred Companies that is not controlled by Seller to the extent (A) the defense relates solely to the Tax Claim and (B) Seller has acknowledged in writing that it is liable for all Taxes and Losses of the Buyer Indemnitees that arise from such Tax Claim.

(c)                          Except as set forth in Section 5.4(b), notwithstanding any provision in this Agreement to the contrary, the parties agree that they will not settle, compromise or agree to any Tax adjustment with respect to any Tax Claim without first obtaining the prior written consent of the other party if such compromise, settlement or agreement affects or could affect the other party’s Tax liability (including Tax liabilities of or with respect to the Transferred Companies), which consent shall not be unreasonably withheld or delayed.

Section 5.5                                      Books and Records; Cooperation.

(a)                          The parties to this Agreement and their respective Affiliates will provide each other with such cooperation and information as Buyer or Seller reasonably may request of the other or such Affiliates with respect to any Tax matter at the expense of the requesting party (unless such expense is an expense for which an indemnity is due).  Such cooperation shall include providing signatures with respect to any Tax Returns that must be filed, and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities.  Seller shall make itself, its advisors and the Transferred Companies’ auditors for all Pre-Closing Tax Periods available to provide explanations of any documents or information provided hereunder and to assist with any matter relating to Taxes, including any Audit or the preparation of any financial statements.  Each of Seller, Buyer and their respective Affiliates shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Companies until the later of (i) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns.  Prior to disposing of any such records, notice shall be given by Buyer or Seller, as applicable, to the other party providing reasonable terms allowing such other party to take, at its sole expense, possession of such records.

(b)                         Without limiting the foregoing, at the Closing, Seller may retain any Tax Returns with respect to the Transferred Companies in the possession of Seller or any of its Affiliates, and Buyer shall be provided with copies of the Transferred Companies’ separate Tax Returns and the pro forma portion of any consolidated or combined Tax Returns relating solely to the Transferred Companies.

Section 5.6                                      Transfer Taxes.  All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be borne by Seller and Buyer as follows: (a) Seller shall bear and pay (i) all Transfer Taxes arising under the Laws of any jurisdiction other than the United States or any state or other political subdivision thereof, and (ii) any Transfer Taxes that are real estate Taxes, and (b) Seller and Buyer shall each bear and pay one half of any Transfer Taxes not described in the preceding clause (a).  Seller and Buyer shall cooperate with each other in the timely filing and execution of any Tax Returns and other documentation relating to Transfer Taxes, the remitting of payment of all such Taxes and the delivery of any forms claiming exemption or relief from any such Taxes.

Section 5.7                                      Additional Covenants.

(a)                          All powers of attorney with respect to any Tax matters granted by or on behalf of the Transferred Companies prior to the Closing Date will be terminated as of the day prior to the Closing Date.

(b)                         All Tax Sharing Agreements with respect to or involving the Transferred Companies shall be terminated with respect to any Liability of the Transferred Companies as of the day prior to the Closing Date and the Transferred Companies shall not be bound thereby or have any Liability thereunder at any time thereafter. For the avoidance of doubt and notwithstanding any provision to the contrary, this Section 5.7(b) shall not be interpreted in any manner that will relieve Seller or its Affiliates from paying to the Transferred Companies the receivable due to the Transferred Companies under the Tax Sharing Agreement in an amount equal to the amount of such receivable set forth or otherwise taken into account in the Year End

Balance Sheets or the calculation of the Closing Date Tangible Book Value, and such payment shall be made to the Transferred Companies prior to the Closing Date.

(c)                          Seller and Buyer (and each of their respective Affiliates) agree to treat all payments made by either of them under this Agreement (other than payments made under Section 1.2(b) or Section 1.4, which payments constitute the Purchase Price) as adjustments to the Purchase Price for all Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.  Buyer will determine the appropriate allocation of any such adjustment to the portions of the Purchase Price paid with respect to the WMI Shares or the AFI Shares.  If Seller disagrees with Buyer’s allocation pursuant to the preceding sentence, the allocation shall be determined by the Tax Accountant, as provided in Section 5.7(g).

(d)                         Notwithstanding anything in this Agreement to the contrary, except as provided in Section 8.5(b), the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by this Article V and the rights to indemnification set forth in this Article V shall not in any manner be subject to any of the limitations on indemnification set forth in Article VIII (including Section 8.4); provided, however, that the foregoing shall not apply to limit the indemnification for any Tax matter relating to Sections 2.16, 2.17, 4.1(q), (r) or (s), 4.19 or 8.2(f).  For the avoidance of doubt, Section 8.5(b) shall apply to indemnity payments made under this Article V; provided, however, that any Tax benefit that has been or will be taken into account in determining any amount payable under this Article V shall not be taken into account in determining the net after-Tax basis amount in Section 8.5(b).

(e)                          Notwithstanding any provision in this Agreement to the contrary, all agreements, covenants and indemnification matters contained in this Article V shall survive the Closing and shall not terminate until 60 days after the expiration of all relevant statutes of limitations and the representations and warranties set forth in Section 2.18 shall not survive the Closing; provided, however, that upon an Indemnified Party providing an Indemnifying Party with a Tax Claim Notice prior to the applicable date determined pursuant to the immediately preceding sentence, the agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is resolved.

(f)                            Except as provided in Section 5.3(b) or as otherwise specifically provided for in this Article V, all payments due with respect to Taxes or Losses for which an Indemnifying Party has provided an Indemnified Party with an indemnity pursuant to this Agreement shall be made upon the earlier to occur of (i) three Business Days after an agreement by the Indemnifying Party and the Indemnified Party as to the Indemnifying Party’s Liabilities for such Taxes or Losses, and (ii) in the case of a matter that is being litigated or arbitrated between an Indemnifying Party and an Indemnified Party, three Business Days after the first conclusion of such matter that results in a payment due from the Indemnifying Party.

(g)                         To the extent that Buyer and Seller are unable to agree on the amount of the Taxes determined under Section 5.1(c), any Purchase Price adjustment allocation required under Section 5.7(c), the amount of the adjustments required under Section 8.5(b), or the amount of any other item subject to indemnification pursuant to this Article V, then Buyer and Seller shall jointly engage and submit the unresolved items (the “Unresolved Tax Items”) to the Tax Accountant.  Buyer and Seller shall use their reasonable best efforts to cause the Tax Accountant to issue its written determination regarding the Unresolved Tax Items within 30 days after the Unresolved Tax Items are submitted for review.  The Tax Accountant shall make a determination with respect to the Unresolved Tax Items only, and in a manner consistent with the provisions of Section 5.1(c), Section 5.7(c), Section 8.5(b), or this Article V, as applicable, and in no event shall the Tax Accountant’s determination of the Unresolved Tax Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement on the Unresolved Tax Items.  Each party shall use its reasonable best efforts to furnish to the Tax Accountant such work papers, books, records, documents and other information pertaining to the Unresolved Tax Items as the Tax Accountant may request.  The determination of the Tax Accountant shall be final, binding and conclusive on Buyer and Seller absent manifest error.  Judgment may be entered upon the determination of the Tax Accountant in any court having jurisdiction over the party against which such determination is to be enforced.  Buyer and Seller shall each bear and pay one half of any fees, expenses and costs of the Tax Accountant incurred in rendering any determination pursuant to this Section 5.7(g).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1                                      Conditions to the Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(a)                                  HSR Act Notification.  The notifications of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)                                 No Injunction, Etc.  The consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, and there shall be no Litigation by any Governmental Authority pending or threatened in writing that would reasonably be expected to result in such a restraint, injunction or prohibition.

(c)                                  Governmental Approvals.  All Governmental Approvals set forth on Schedule 6.1(c) shall have been obtained (or any waiting period shall have been terminated or shall have expired) and shall be in full force and effect without the imposition of a Burdensome Condition.

Section 6.2                                      Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver in writing at or prior to the Closing of the following additional conditions:

(a)                                  Representations; Performance.  The representations and warranties of Seller contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct (except in the case of any of the Qualified Reps, without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect (which instead shall be read as an adverse effect) set forth therein) as of the date hereof and as of the Closing Date as if they were made on and as of the Closing Date, except for such representations and warranties that speak to an earlier date (in which case, such representations and warranties shall be true and correct as of such earlier date), in each case except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties in Section 2.4(a) (subsection (a) to Capitalization; Title to Shares), Section 2.5(e) (subsection (e) to Transferred Subsidiaries; Ownership Interests), and Section 2.34 (Finders’ Fees) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if they were made on and as of the Closing Date.  Seller shall have in all material respects duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.  Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Section 6.2(a).

(b)                                 No Litigation.  There shall be no Litigation by any Governmental Authority pending or threatened in writing that would reasonably be expected to result in a material limitation on Buyer’s ownership or control of the Shares or the Transferred Companies ownership or control of the Business (other than Litigation seeking as a remedy any action to which Buyer and its Affiliates shall be obligated to accept pursuant to the last sentence of Section 4.7(b)).

(c)                                  No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since the Balance Sheet Date that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(d)                                 Ancillary Agreements.  The Ancillary Agreements shall have been executed and delivered by the applicable Seller Parties thereto and shall be in full force and effect.

(e)                                  AFI FIRPTA Certificate.  Seller shall have delivered to Buyer a statement, meeting the requirements of Treasury Regulations Sections 1.897-2(g)(2) and 1.1445-2(c)(3), to the effect that the AFI Shares do not constitute U.S. real property interests as of the Closing Date within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

(f)                                    WMI FIRPTA Certificate.  Seller shall have delivered to Buyer a statement, meeting the requirements of Treasury Regulations Sections 1.897-2(g)(2) and 1.1445-2(c)(3), to the effect that the WMI Shares do not constitute U.S. real property interests as of the Closing Date within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

(g)                                 Restructuring.  The Restructuring shall have been consummated.

(h)                                 Certain Employees.  (i) The Tier One Executive, at least two Tier Two Executives and at least 10 Covered Executives shall each be full time, active employees of a Transferred Company on the Closing Date and shall not have repudiated or challenged in writing, prior to the Closing, the enforceability of the Employment Agreement to which such individual is a party and (ii) the Tier One Executive, at least two Tier Two Executives and at least 10 Covered Executives shall not have given written notice of his or her intention to terminate employment with a Transferred Company.

Section 6.3                                      Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver in writing at or prior to the Closing of the following additional conditions:

(a)                                  Representations; Performance.  The representations and warranties of Buyer contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Buyer Material Adverse Effect (which instead shall be read as an adverse effect) set forth therein) as of the date hereof and as of the Closing Date as if they were made on and as of the Closing Date, except for such representations and warranties that speak to an earlier date (in which case, such representations and warranties shall be true and correct as of such earlier date), in each case except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  Buyer shall have in all material respects duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.  Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Section 6.3(a).

(b)                                 Ancillary Agreements.  The Ancillary Agreements shall have been executed and delivered by the applicable Buyer Parties thereto and shall be in full force and effect.

Section 6.4                                      Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 4.7.

ARTICLE VII

TERMINATION

Section 7.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the written agreement of Buyer and Seller;

(b)                                 by either Buyer or Seller by notice to the other party, if:

(i)                                     the Closing shall not have been consummated on or before December 31, 2011 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii)                                  (A) there shall be any Law that makes the consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Seller from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(c)                                  by Buyer by notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller or any of the Transferred Companies set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured prior to the End Date, shall not have been cured within 30 days after written notice of such breach shall have been received by Seller;

(d)                                 by Seller by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured prior to the End Date, shall not have been cured within 30 days after written notice of such breach shall have been received by Buyer; or

(e)                                  by Buyer by notice to Seller, if there shall have occurred and be continuing for 45 days any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 7.2                                      Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto, provided that no such termination shall relieve either party of Liability for a breach of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.  The provisions of Section 4.4(a) (subsection (a) to Access to Information; Confidentiality), Section 4.6 (Public Announcements), this Section 7.2 and Sections 7.1 (Termination), 9.1 (Certain Terms), 9.2 (Construction) and Article X (Miscellaneous) shall survive any termination hereof pursuant to Section 7.1.  If this Agreement is terminated pursuant to Section 7.1, (i) Buyer shall return all documents received from Seller or the Transferred Companies relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and (ii) all confidential information received by Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                      Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith and all covenants and agreements contained in this Agreement that are to be fully performed or complied with at or prior to the Closing shall survive the Closing solely for purposes of this Article VIII until the date that is 18 months following the Closing Date; provided that the representations and warranties in Sections 2.1 (Corporate Status), 2.2(a) (subsection (a) to Corporate and Governmental Authorization), 2.4 (Capitalization and Title to Shares), 2.5(e) (subsection (e) to Transferred Subsidiaries; Ownership Interests), 2.17(c)(ii) (subsection (c)(ii) to Employee Benefit Plans and Related Matters; ERISA), and 2.34 (Finders’ Fees) shall survive until the latest date permitted by law and the representations and warranties in Section 2.11(j) (Other Intellectual Property Matters) shall survive until the date that is the fifth anniversary of the Closing Date; provided, further, that the representations and warranties in Section 2.18 (Tax Matters) shall survive as provided in Section 5.7(e); and provided, further, that the representations and warranties in clauses (a) and (b) of Section 2.22

(Reserves) and Section 2.28 (Claims Handling) shall not survive the Closing.  The covenants and agreements of the parties contained in this Agreement that are to be performed or complied with after the Closing shall survive until fully performed or complied with.  The obligations to indemnify any party under this Agreement shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to this Section 8.1.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.2                                      Indemnification by Seller.  From and after the Closing, subject to Section 8.4, Seller shall defend, indemnify and hold harmless each of Buyer, its Affiliates, and, after the Closing, the Transferred Companies, and their respective officers, directors, employees, agents, advisors and representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all damages, losses, Liabilities and expenses (including reasonable fees and expenses of attorneys, accountants, consultants and other third party advisors and other reasonable out-of-pocket expenses incurred in the investigation, defense or settlement of any of the same or in asserting, preserving or enforcing any rights under this Agreement), whether in respect of third party claims, claims between the parties or otherwise (collectively, “Losses”) (without duplication of the dollar amount of any Loss for which indemnification may be provided under Article V or under more than one provision of this Section 8.2), resulting from or arising out of:

(a)                                  any inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to this Agreement or any certificate furnished by Seller pursuant to this Agreement;

(b)                                 any failure of Seller (or, prior to the Closing, the Transferred Companies) to perform any covenant or agreement under this Agreement (other than any covenant or agreement contained in Section 4.2);

(c)                                  any of the matters set forth in Schedule 8.2(c);

(d)                                 any Special Litigation (“Special Litigation Losses”);

(e)                                  any Seller Extra Contractual Obligations or Seller Excess of Policy Limits Liabilities (“ECO Losses”);

(f)                                    the Seller Pension Plan (including by reason of any of the Transferred Companies being an ERISA Affiliate of Seller or any of its Affiliates (other than the Transferred Companies) or the imposition by the PBGC of any contribution obligations, funding enhancements or similar obligations on the Transferred Companies, Buyer or their Affiliates) and the Deferred Compensation Plan listed on Section 2.5(e) of the Seller Disclosure Letter; or

(g)                                 the Restructuring, or relating to or arising out of GHI or any of its Subsidiaries or any of its or their respective properties, business, operations, Contracts, assets or liabilities.

Section 8.3                                      Indemnification by Buyer.  From and after the Closing, subject to Section 8.4, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, advisors and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses (without duplication of the dollar amount of any Loss for which indemnification may be provided under Article V or under more than one provision of this Section 8.3) resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Buyer in or pursuant to this Agreement or any certificate furnished by Buyer pursuant to this Agreement, or (b) any failure of Buyer (or, after the Closing, the Transferred Companies) to perform any covenant or agreement under this Agreement (other than any covenant or agreement contained in Section 4.2).

Section 8.4                                      Certain Limitations.

(a)                                  After the Closing, Seller shall not be required to indemnify Buyer Indemnitees for:

(i)                                     Losses under Section 8.2(a) (with respect solely to the representations and warranties set forth in the first sentence of Section 2.11(a), the first sentence of Section 2.11(b), the first sentence of Section 2.17(a), Section 2.20(a), Section 2.22, Section 2.23 and Section 2.33) for any particular claim or series of claims arising out of the same facts where the Loss relating thereto is less than $20,000 (the “De Minimis Amount”) (and the Losses related to any such claim or series of claims of less than the De Minimis Amount shall be disregarded for purposes of calculating whether the Deductible has been reached);

(ii)                                  (w) Losses under Section 8.2(a) (except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 2.1 (Corporate Status), 2.2(a) (subsection (a) to Corporate and Governmental Authorization), 2.4 (Capitalization; Title to Shares), 2.5(e) (subsection (e) to Transferred Subsidiaries; Ownership Interests), and 2.34 (Finders’ Fees), (x) Losses under Section 8.2(d) (Special Litigation Losses), (y) Losses under Section 8.2(e) (ECO Losses) or (z) Losses under Section 8.2(b) (solely with respect to any failure to perform any covenant or agreement contained in Section 4.5(a) (subsection (a) to Subsequent Financial Statements and Reports, Etc.)), until the aggregate amount of all such Losses exceeds $20,000,000 (the “Deductible”), in which event Seller shall be responsible only for any such Losses in excess of such Deductible;

(iii)                               (x) Losses under Section 8.2(a) (except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 2.1 (Corporate Status), 2.2(a) (subsection (a) to Corporate and Governmental Authorization), 2.4 (Capitalization; Title to Shares), 2.5(e) (subsection (e) to Transferred Subsidiaries; Ownership Interests) and 2.34 (Finders’ Fees)) or (y) Losses under Section 8.2(b) (solely with respect to any failure to perform any covenant or agreement contained in Section 4.5(a) (subsection (a) to Subsequent Financial Statements and Reports, Etc.)), in the aggregate in excess of $200,000,000 (the “Cap”); provided that, solely with respect to Losses under Section 8.2(a) resulting from inaccuracies in or breaches of the representations and warranties contained in Section 2.11(j) (Other Intellectual Property Matters), such limit shall be $600,000,000 (the “Special Cap”); provided further that any Special Litigation Losses shall also count against and are subject to the Special Cap.  For the avoidance of doubt, (i) any Losses under Section 8.2(a) resulting from inaccuracies in or breaches of the representations and warranties contained in Section 2.11(j) (Other Intellectual Property Matters) shall count against the Cap as well as the Special Cap and (ii) Special Litigation Losses shall count against and are subject to the Special Cap but shall not count against the Cap.

(b)                                 After the Closing, except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 3.1 (Corporate Status), 3.2(a) (Corporate and Governmental Authorization) and 3.7 (Finders’ Fees), Buyer shall not be required to indemnify Seller Indemnitees for Losses under Section 8.3(a) (i) until the aggregate amount of all such Losses exceeds the Deductible, in which event Buyer shall be responsible only for Losses in excess of such Deductible, or (ii) for Losses in the aggregate in excess of the Cap.

(c)                                  For purposes of this Article VIII, (i) an inaccuracy in or breach of a representation or warranty, except for any Qualified Reps, shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality or Material Adverse Effect (which instead shall be read as an adverse effect) or similar language and (ii) the amount of Losses in respect of any breach of a representation or warranty, except for any Qualified Reps, including any deemed breach resulting from the application of clause (i), shall be determined without regard to any limitation or qualification as to materiality or Material Adverse Effect (which instead shall be read as an adverse effect) or similar language set forth in such representation or warranty.

(d)                                 The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations, warranties and covenants of Seller, and the Buyer Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Buyer Indemnitees shall be deemed to have relied upon the representations and warranties of Seller set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Buyer Indemnitees (including by any of its advisors, consultants or representatives) or by reason of the fact that any of the Buyer Indemnitees or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Buyer’s waiver of any condition set forth in Article VI.  The representations, warranties and covenants of Buyer, and the Seller Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnitees shall be deemed to have relied upon the representations and warranties of Buyer set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnitees (including by any of its advisors, consultants or representatives) or by reason of the fact that any of the Seller Indemnitees or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Seller’s waiver of any condition set forth in Article VI.

(e)                                  Except as provided in Article V and Section 10.9, the indemnity provided for in this Article VIII shall be the sole and exclusive monetary remedy (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce a payment or performance obligation hereunder) of Buyer Indemnitees or Seller Indemnitees, as the case may be, after the Closing with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud or willful misconduct).  Notwithstanding anything to the contrary in this Agreement, none of the limitations on indemnities set forth in this Article VIII shall apply in the event of any fraud or willful misconduct on the part of any of the parties or their Affiliates.

(f)                                    With respect to any Loss for which a Buyer Indemnitee is entitled to indemnification pursuant to this Article VIII and which arises out of or relates to a Liability that is specifically provided for, accrued or reserved against on the Closing Balance Sheet (in the form that has become final, binding and conclusive upon Seller and Buyer), Seller shall be liable to such Buyer Indemnitee for such Loss only to the extent such Loss exceeds the amount of such specific provision, accrual or reserve.

(g)                                 Seller’s obligation to indemnify Buyer Indemnitees in respect of ECO Losses pursuant Section 8.2(e) shall terminate on the date that is the 10th anniversary of the Closing Date, provided that with respect to claims for indemnification for ECO Losses made prior to such date, such obligation shall survive until such claims are paid in full or otherwise finally resolved by the parties in accordance with this Agreement.

(h)                                 After the Closing, any party that is an Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses that are indemnifiable under this Article VIII upon and after becoming aware of any such Losses (it being understood that the reasonable costs relating to such efforts shall be deemed to be Losses subject to indemnification as provided in this Article VIII).  After the Closing, each of Seller and Buyer shall reasonably cooperate with each other to mitigate any such Loss, including by providing reasonable notice to the other of such Loss (or of matters that would reasonably be expected to give rise to any such Loss) of which such party has knowledge; provided, however, that this sentence shall not be deemed to alter the third party claims procedures set forth in Section 8.6 or the direct claims procedures set forth in Section 8.7.  For purposes solely of this clause (h), “knowledge” means, when used with respect to Buyer, the actual knowledge of the Persons listed on Schedule 8.4(h).  In the event that such Indemnified Party shall fail to use its commercially reasonable efforts to mitigate or to reasonably cooperate with respect to any such Losses as provided in this clause (h), then, notwithstanding anything to the contrary contained herein, an Indemnifying Party shall not be required to indemnify any Person for the amount of any such Losses that would have been avoided if such Indemnified Party had used such efforts or provided such cooperation, which shall be the sole remedy for any breach of the covenants set forth in this clause (h).  In no event shall either party be required to provide any information to the other party that is subject to an attorney-client privilege or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy.

(i)                                     Seller and Buyer agree that (i) Losses subject to recovery pursuant to this Article VIII may include damages for lost profits but only to the extent that such damages for lost profits are recoverable under the laws of the State of New York, (ii) all of the elements necessary for proof of such damages for lost profits under the laws of the State of New York shall apply and (iii) the failure by the parties to list any categories of losses or damages (or measures thereof) in the definition of “Losses” in Section 8.2 shall not be deemed to be a waiver by any party of its ability to recover any such losses or damages if (A) such losses or damages are recoverable under the laws of the State of New York and (B) such party satisfies all of the elements necessary for recovery of such losses or damages under the laws of the State of New York.

(j)                                     In no event shall Seller’s or Buyer’s aggregate indemnification obligation for Losses pursuant to this Article VIII exceed the Purchase Price.

Section 8.5                                      Adjustments; Payments, Etc.

(a)                                  Any indemnity payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article VIII in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by the Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any related increases in insurance premiums or other chargebacks; provided, however, that any amount payable by an Indemnifying Party pursuant to this Article VIII shall not be delayed or reduced pending any receipt of insurance proceeds.  If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)                                 Any indemnity payment made by Seller to Buyer Indemnitees on the one hand, or by Buyer to Seller Indemnitees on the other hand, pursuant to Article V or this Article VIII, shall be made on a net after-Tax basis, which net after-Tax basis shall be determined employing a hypothetical present value calculation using the following assumptions: (i) the applicable Tax rate is the highest marginal federal income tax rate applicable to domestic corporations in effect, or reasonably expected to be in effect, when the Tax benefit or Tax cost is recognized or incurred, (ii) any Tax benefit or Tax cost relating to the indemnity payment or relating to the event giving rise to the indemnity payment is recognized or incurred, as applicable, in the first Taxable Period in which it can be recognized or incurred, (iii) an increase in Tax basis that does not give rise to a Tax amortization or depreciation deduction shall not be considered a Tax benefit for purposes of the hypothetical present value calculation, and (iv) the present value of any future Tax benefit or future Tax cost is determined based on the Discount Rate.

(c)                                  Once a Loss is agreed in writing by the Indemnifying Party, or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five Business Days of such agreement or such final adjudication by wire transfer of immediately available funds to an account designated by the Indemnified Party.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day-period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at the Interest Rate from and including the date of agreement of the Indemnifying Party or final adjudication or determination to and including the date of payment.

Section 8.6                                      Third Party Claim Procedures.

(a)                                  In the event that any Litigation for which an indemnifying party (an “Indemnifying Party”) may have liability hereunder to a Buyer Indemnitee or a Seller Indemnitee, as the case may be (an “Indemnified Party”), other than any such Litigation relating to Taxes (which are the subject of Section 5.4), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall reasonably promptly, but in no event more than 20 Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought and copies of the relevant documents evidencing such Third Party Claim (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such Third Party Claim except to the extent that such failure has a prejudicial effect on the Indemnifying Party with respect to such Third Party Claim (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to provide such notice).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as soon as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all notices, court papers and other relevant documents received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have 20 Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may result in injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, in which case the Indemnifying Party shall not have any rights to defend the Indemnified Party against such Third Party Claim and the Indemnified Party shall assume such defense at the Indemnifying Party’s expense.

(b)                                 In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall so direct and control the defense of any Special Litigation.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense; provided, however, that if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of clause (c) of this Section 8.6, or (iii) the Indemnifying Party is not entitled to a legal defense or counterclaim available to the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party

Claim on a basis that would result in (A) injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (C) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any Third Party Claim.

(c)                                  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim pursuant to clause (a) of this Section 8.6 or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right, at all times, but not the obligation to assume its own defense and the Indemnifying Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.  In no event shall the Indemnified Party’s right to indemnification for a Third Party Claim be adversely affected by its assumption of the defense of such Third Party Claim.

(d)                                 The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that such cooperation shall not affect the indemnifiability hereunder of the costs and expenses of the Indemnified Party relating thereto.  The Indemnifying Party shall keep the Indemnified Party reasonably apprised of any significant developments relating to any Third Party Claim of which the Indemnifying Party has assumed the defense, including any proposed compromise, settlement or appeal with respect thereto.

(e)                                  The Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.7                                      Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought and copies of the relevant documents evidencing such Direct Claim; provided, however, that the failure to give such notice on a timely basis shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such Direct Claim except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and has a prejudicial effect on the Indemnifying Party with respect to such Direct Claim.  The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim.  If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

ARTICLE IX
DEFINITIONS

Section 9.1                                      Certain Terms.  The following terms have the respective meanings given to them below:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of any Shares or any material assets of the Transferred Companies (other than sales of inventory in the ordinary course of business, consistent with past practice).

“Affiliate,” with respect to any Person, means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 2.30(b).

“AFI” has the meaning set forth in the Recitals.

“AFI 2009 PUP” has the meaning set forth in Section 4.19(c)(i)(C).

“AFI 2010 PUP” has the meaning set forth in Section 4.19(c)(i)(D).

“AFI Closing Date Tangible Book Value” means the (a) the stockholders’ equity of AFI and the AFI Transferred Subsidiaries minus (b) goodwill and identifiable intangibles, in each of the cases of clauses (a) and (b), as of the Closing Balance Sheet Date as shown on the Closing Balance Sheet.

“AFI Consolidated Group” means the affiliated group, within the meaning of Section 1504 of the Code, of which AFI is the common parent.

“AFI Partners” has the meaning set forth in Section 4.25(a)(i).

“AFI Shares” has the meaning set forth in the Recitals.

“AFI Transferred Subsidiaries” has the meaning set forth in the Recitals.

“After-Acquired Business” has the meaning set forth in Section 4.11(b).

“Aggregate LTIP Unit Amount” has the meaning set forth in Section 4.19(c)(viii).

“Agreement” has the meaning set forth in the Preamble.

“ALAE” has the meaning set forth in Section 4.26(d).

“A.M. Best” has the meaning set forth in Section 2.32.

“Ancillary Agreements” means the Parent Guaranty, the Commutation Agreement, the reinsurance trust agreement contemplated by Section 4.29 and, if required to be executed and delivered pursuant to Section 4.28, the Hold Harmless Agreement and any other agreement, if any, between the parties that is identified therein as an Ancillary Agreement.

“Applicable Accounting Principles” has the meaning set forth in Section 1.4(b).

“Applicable Settlement Date” has the meaning set forth in Section 4.26(b).

“ASC 740” means GAAP Accounting Standards Codification Topic 740.

“Assets” has the meaning set forth in Section 2.10(a).

“Audit” has the meaning set forth in Section 2.18(g).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Benefited Party” has the meaning set forth in Section 5.1(c)(ii).

“Books and Records” means all written or electronic accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Transferred Companies, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Transferred Companies, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Transferred Companies; provided, however, that Books and Records does not include the physical copies of financial and operational reports provided to Parent in the ordinary course of business.

“Branded Buyer Items” has the meaning set forth in Section 4.17(c).

“Branded Seller Items” has the meaning set forth in Section 4.17(d).

“Burdensome Condition” has the meaning set forth in Section 4.7(b).

“Business” means the business and operations of the Transferred Companies as conducted as of the date hereof and at any time between the date hereof and the Closing.  For the avoidance of doubt, Business does not include the business and operations of, or relating to, GHI and its Subsidiaries.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York, New York, are open for normal banking business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Extra Contractual Obligations” means all Liabilities that relate to the administration of Insurance Contracts, to the extent such Liabilities are caused by any alleged or actual reckless conduct or bad faith by any Transferred Company or any of its Affiliates or any of its or their directors, officers, employees, agents or representatives on or after the Closing in connection with the handling of any claim arising out of or under any of the Insurance Contracts issued by any of the Transferred Companies or assumed by them after the Closing.

“Buyer Excess of Policy Limits Liabilities” means loss in excess of the policy limit of an Insurance Contract included in the Subject Business to the extent arising from the handling by Buyer, an Insurance Subsidiary or any of their Affiliates on or after the Closing of any claim on business covered thereunder, such loss in excess of policy limits having been incurred because of the following:  failure by Buyer, an Insurance Subsidiary or such Affiliates to settle within the policy limit or by reason of alleged or actual gross negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement.

“Cap” has the meaning set forth in Section 8.4(a)(iii).

“Carrier Contract” has the meaning specified in Section 2.9(a)(vii).

“Carrier Partners” has the meaning set forth in Section 4.25(a)(ii).

“Carrier Status Change Compensation” has the meaning set forth in Section 4.25(b).

“Claim Notice” has the meaning set forth in Section 8.6(a).

“Claims” has the meaning set forth in Section 4.26(g).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.4(c)(i).

“Closing Balance Sheet Auditors” has the meaning set forth in Section 1.4(c).

“Closing Balance Sheet Date” has the meaning set forth in Section 1.4(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Tangible Book Value” means (a) the stockholders’ equity of the Transferred Companies minus (b) goodwill and identifiable intangibles, in each of the cases of clauses (a) and (b), as of the Closing Balance Sheet Date as shown on the Closing Balance Sheet.

“Closing Reserves” has the meaning set forth in Section 4.26(f).

“Closing Statement” has the meaning set forth in Section 1.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commutation Agreement” has the meaning set forth in Section 4.16.

“Companies” has the meaning set forth in the Recitals.

“Companies Marks” has the meaning set forth in Section 4.17(d).

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, practice, arrangement or contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, consulting, termination, retention, change in control or severance plan, program, policy, arrangement or contract), whether written or unwritten, funded or unfunded, in each case, sponsored, maintained, contributed to or required to be contributed to by the Transferred Companies for the benefit of any Employee or with respect to which any of the Transferred Companies is a party or has or may have any Liability, other than the Employment Agreements, the Seller Pension Plan and the Deferred Compensation Plan listed in Section 2.5(e) of the Seller Disclosure Letter.

“Company Securities” has the meaning set forth in Section 2.4(b).

“Competing After-Acquired Revenues” has the meaning set forth in Section 4.11(b).

“Competing Business” has the meaning set forth in Section 4.11(a).

“Confidentiality Agreement” means the confidentiality agreement between Buyer and Parent dated September 20, 2010.

“Consumer Privacy Information” has the meaning set forth in Section 2.11(f).

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement.

“Covered Executives” means, collectively, the Tier One Executive, the Tier Two Executives, and the eight other individuals identified on a list captioned “Covered Executives” agreed upon by the parties by exchange of emails on or prior to the date hereof.

“Data” has the meaning set forth in Section 2.11(e).

“Deductible” has the meaning set forth in Section 8.4(a)(ii).

“Deferred Plans” has the meaning set forth in Section 4.19(c)(vi).

“De Minimis Amount” has the meaning set forth in Section 8.4(a)(i).

“Designated Employees” means the individuals identified on a list captioned “Designated Employees” agreed upon by the parties by exchange of emails on or prior to the date hereof.

“Direct Claim” has the meaning set forth in Section 8.7.

“Discount Rate” means 6%, compounded annually.

“Disputed Item” has the meaning set forth in Section 1.4(d).

“Dispute Notice” has the meaning set forth in Section 1.4(d).

“ECO Losses” has the meaning set forth in Section 8.2(e).

“EHI” has the meaning set forth in the Recitals.

“EHI 2009 PUP” has the meaning set forth in Section 4.19(c)(i)(A).

“EHI 2010 PUP” has the meaning set forth in Section 4.19(c)(i)(B).

“EHI Business” means (a) the marketing, underwriting, sale, distribution or servicing by EHI or its Subsidiaries of private passenger automobile insurance policies for customers in the United States and (b) the marketing, sale (not underwriting) or distribution by EHI or its Subsidiaries of other personal lines insurance policies and life and health insurance policies to customers of EHI and its Subsidiaries in the United States, in each case, on or after (i) February 21, 2002, in the case of EIC, (ii) April 4, 2002, in the case of EPCIC, and (iii) August 9, 2007, in the case of EICNJ.

“EHI WM PSP” has the meaning set forth in Section 4.19(c)(v).

“EIC” has the meaning set forth in the Recitals.

“EICNJ” has the meaning set forth in the Recitals.

“EISI” has the meaning set forth in the Recitals.

“Electronic Data Site” means (a) the virtual data site established and maintained by Seller and its representatives at http://datasite.merrillcorp.com/ in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which access was provided to Buyer and its representatives and (b) the intranet data site maintained by the Transferred Companies covering benefit plan information to which access was provided to Buyer and its representatives.

“Employee” means any current or former employee of the Transferred Companies, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).

“Employee Restrictive Agreements” has the meaning set forth in Section 2.11(d).

“Employment Agreements” means the employment agreements entered into as of the date hereof between each of the Covered Executives and a Transferred Company.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Enforceability Exception” means (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law regulating or relating to the protection of human health, natural resources or the environment, including laws relating to environmental contamination.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“EPCIC” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation that is or was part of the same controlled group of corporations with any Transferred Company within the meaning of Section 414(b) of the Code, any trade or business (whether or not incorporated) that is or was under common control with any Transferred Company within the meaning of Section 414(c) of the Code, and any other entity that is or was, together with any Transferred Company, a “single employer” under Section 414(m) or (o) of the Code.

“Estimated Closing Date Tangible Book Value” has the meaning set forth in Section 1.4(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.4(b).

“Excess of Policy Liabilities” means Buyer Excess of Policy Limits Liabilities and Seller Excess of Policy Limits Liabilities, collectively.

“Excluded Assets” means any interest of any kind in GHI or any of its Subsidiaries or any of its or their respective properties, Contracts or other assets, which properties, Contracts or other assets are not used or held for use in the Business.

“Excluded Tax” has the meaning set forth in Section 5.1(a).

“Exclusivity Period” has the meaning set forth in Section 4.3.

“Extra Contractual Obligations” means Buyer Extra Contractual Obligations and Seller Extra Contractual Obligations, collectively.

“Final Settlement Date” has the meaning set forth in Section 4.26(a).

“First Interim Settlement Date” has the meaning set forth in Section 4.26(a).

“GAAP” has the meaning set forth in Section 2.6(a).

“GAAP Financial Statements” has the meaning set forth in Section 2.6(a).

“GHI” has the meaning set forth in Section 2.5(d).

“Governmental Approval” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substances” means: (a) asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (b) or any substance that requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (c) is regulated under any Environmental Law.

“Hold Harmless Agreement” has the meaning set forth in Section 4.28.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IAC” has the meaning set forth in the Recitals.

“IBNR” has the meaning set forth in Section 4.26(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Independent Accountant” has the meaning set forth in Section 1.4(f).

“Independent Actuary” has the meaning set forth in Section 4.26(e).

“Indicated ALAE Reserve Amount” has the meaning set forth in Section 4.26(d).

“Indicated Loss Reserve Amount” has the meaning set forth in Section 4.26(c).

“Indicated Reserve Amount” has the meaning set forth in Section 4.26(a).

“Insurance Agreement” means (a) any reinsurance or retrocession Contract between Parent or any of its Affiliates (other than any Transferred Company), on the one hand, and any Transferred Company, on the other hand, (b) any insurance policies purchased or obtained by any Transferred Company from Parent or any of its Affiliates (other than any Transferred Company), which policy solely provides coverage to any Transferred Company, and (c) any other Contracts entered into in connection with any Contract or policy contemplated by clauses (a) or (b) of this definition.

“Insurance Contract” means any all insurance Contracts, binders, slips, certificates, endorsements, riders, treaties, policies, products or other arrangements, other than the Reinsurance Agreements, sold, issued, entered into, serviced or administered by any of the Insurance Subsidiaries, EISI or IAC in connection with the Business, in each case as such Contract, binder, slip, certificate, endorsement, rider, treaty, policy, product or other arrangement may have been amended, modified or supplemented.

“Insurance Regulator” means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of the Companies or any of the Insurance Subsidiaries.

“Insurance Reserves” means any reserves, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the insurance contracts issued by the Insurance Subsidiaries.

“Insurance Subsidiaries” has the meaning set forth in the Recitals.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, reissues, extensions and reexaminations of any of the foregoing, all patents that may issue on such applications, and all rights therein provided by applicable local Law, international treaties or conventions (“Patents”), (b) trademarks, service marks, trade dress, logos, designs, emblems, slogans, signs or insignia, Internet domain names, other similar designations of source, any and all common law rights thereto, and registrations and applications for registration of any of the foregoing (including intent-to-use applications), all rights therein provided by applicable local Law, international treaties or conventions and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (c) copyrightable works and works of authorship (including Software (in any form including source code and executable or object code)), copyrights, whether or not registered, moral rights, rights of attribution and integrity and registrations and applications for registration of any of the foregoing, and all rights therein provided by applicable local Law, international treaties or conventions (“Copyrights”), (d) Trade Secrets, (e) Data, databases and datasets, (f) rights of privacy and publicity and (g) the right to sue for past infringement of any of the foregoing.

“Intercompany Agreement” means any Contract between any of the Transferred Companies, on the one hand, and Seller or any of its Affiliates (other than the Transferred Companies), on the other hand.

“Intercompany Obligation” means any loan, note, advance, receivable or payable between Seller or any of its Affiliates (other than the Transferred Companies), on the one hand, and any of the Transferred Companies, on the other hand.

“Interest Rate” means an interest rate per annum equal to the average of the three month LIBOR for United States dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Investment Assets” means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the 1934 Act) by any Transferred Company, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Investment Guidelines” has the meaning set forth in Section 2.27(c).

“IP License” has the meaning set forth in Section 2.11(b).

“IRS” means the Internal Revenue Service.

“Key Employee” means, at any applicable time, an employee or officer of a Transferred Company holding the title of “vice president” or senior at a Transferred Company.

“Knowledge” means, with respect to Seller, the knowledge after reasonable inquiry of the individuals listed in Schedule 9.1(a).

“Laws” has the meaning set forth in Section 2.13(a).

“Leased Real Property” has the meaning set forth in Section 2.10(d).

“Leases” has the meaning set forth in Section 2.10(d).

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” has the meaning set forth in Section 8.2.

“Loss Expiration” means the amount, if any, of the Minimum WMI Losses or Minimum AFI Losses set forth in Section 5.1(a)(v) of the Seller Disclosure Letter that expire (other than as a result of a change in Law after the Closing) in any Taxable Period prior to the number of Taxable Periods before expiration set forth on the Seller Disclosure Letter with respect to such Minimum WMI Losses or Minimum AFI Losses. For purposes of this definition, the amounts of Minimum WMI Losses or Minimum AFI Losses, as applicable, attributable to the Taxable Periods of 2010 and the portion of 2011 ending on or prior to the Closing Date shall be determined using the amounts of net operating losses for U.S. federal income tax purposes for such Taxable Periods as reflected in the Closing Statement (as finalized pursuant to clauses (d), (e) or (f) of Section 1.4) with respect to WMI and the WMI Transferred Subsidiaries and AFI and the AFI Transferred Subsidiaries, as applicable.

“Loss Limitation” means any limitation on the Minimum WMI Losses or the Minimum AFI Losses under Section 382 of the Code or the Treasury Regulations issued thereunder or issued under Section 1502 of the Code and relating to Section 382 of the Code, as of the end of the Closing Date based on the Laws in effect as of the Closing Date and taking into account all activity through the Closing other than the purchase and sale of the Shares.

“Loss Overstatement” means the amount, if any, by which (a) the Minimum WMI Losses exceed the actual amount of the net operating losses and net operating loss carryforwards of the WMI Consolidated Group or (b) the Minimum AFI Losses exceed the actual amount of the net operating losses and net operating loss carryforwards of the AFI Consolidated Group, in each case, as of the end of the Closing Date based on the Laws in effect as of the Closing Date and taking into account (i) all activity through the end of the day on the Closing Date and (ii) any allocation of any net operating losses or net operating loss carryforwards under the Treasury Regulations issued under Section 1502 of the Code to any entity that ceases to be a member of the WMI Consolidated Group or the AFI Consolidated Group on or before the Closing Date.

“LTIP Amounts” has the meaning set forth in Section 4.19(c)(i).

“LTIP Employee” means, at any applicable time, any employee or officer of a Transferred Company who participates in a long-term incentive plan of Parent or any of its Subsidiaries; provided that the “LTIP Employees”, at any applicable time, shall in all cases include all Key Employees at such applicable time (whether or not they participate in a long-term incentive plan of Parent or any of its Subsidiaries).

“LTIP Plans” has the meaning set forth in Section 4.19(c)(i).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Transferred Companies, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby, but excluding, in the case of clause (a), any effect resulting after the date hereof from (i) any change, development, event or occurrence arising out of or relating to general economic or market conditions, (ii) any change, development, event or occurrence affecting the property and casualty insurance or reinsurance industry generally, (iii) changes in applicable Law, GAAP or SAP, (iv) any change, development, event or occurrence arising out of or relating to natural catastrophe events, acts of terrorism, war (whether or not declared) or other hostilities, (v) any failure, in and of itself, of the Transferred Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or any downgrade or potential downgrade of the credit or financial strength rating of any Transferred Company by any rating agency (it being understood that the underlying facts giving rise or contributing to such failure, change or downgrade or potential downgrade and the other effects thereof shall not be excluded pursuant to this clause (v)), (vi) the announcement of this Agreement and the transactions contemplated hereby, including any loss of or change in relationship with any customer or business partner (including any with respect to any AFI Partner), or departure of any employee or officer, of any Transferred Company resulting therefrom, (vii) the performance by the Seller Parties of their obligations under the Transaction Agreements (other than any effect resulting from (A) a violation or breach of any provision of the Organizational Documents of any of the Seller Parties or the Transferred Companies, (B) any conflict with or violation or breach of any provision of any applicable Law or (C) the requirement of any consent of any Person under, any breach of, or any default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or the giving to any Person of any rights of termination, acceleration or cancellation of, or creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Transferred Companies pursuant to, any Contract to which any of the Transferred Companies is a party or by which any of them or any of their respective properties or assets is bound or subject, in each case, as a result of any such performance, action or failure to act) or any action or failure to act on the part of Seller or any Transferred Company which action or failure to act is expressly requested or consented to in writing by Buyer, (viii) any condition or requirement imposed by any Governmental Authority in connection with the granting or issuance of any Governmental Approval required to be obtained pursuant to Section 4.7 that does not constitute a Burdensome Condition, and (ix) any action on the part of Buyer or any of its Affiliates other than as required by any Transaction Agreement, to the extent that any such effect described in the preceding clauses (i) through (iv) does not materially and disproportionately affect the Transferred Companies relative to other Persons engaged in the industries in which the Transferred Companies operate.

“Measurement Period” has the meaning set forth in Section 4.25(a)(iii).

“Minimum AFI Losses” means net operating losses and net operating loss carryforwards for U.S. federal income tax purposes of the AFI Consolidated Group in the aggregate amount of at least $181,000,000 consisting of those losses set forth in the column under the heading “Total” in the chart under the heading “AFG” in Section 5.1(a)(iv) of the Seller Disclosure Letter.

“Minimum WMI Losses” means the aggregate amount of net operating losses and net operating loss carryforwards for U.S. federal income tax purposes that are reflected in the gross federal Tax asset of the Transferred Companies on the Closing Statement (as finalized pursuant to clauses (d), (e) or (f) of Section 1.4) with respect to WMI and the WMI Transferred Subsidiaries.

“Multi-User Software” means Software that is licensed to Seller or any Affiliate of Seller (other than a Transferred Company) pursuant to a multi-unit or multi-user license (including any enterprise-wide or multi-seat license and any other license permitting installation or use of multiple copies or instances of the Software) and is used by the Transferred Companies in the operation of the Business.

“Non-Compete Period” has the meaning set forth in Section 4.11(a).

“Non-U.S. Indemnifiable Taxes” means any Taxes imposed by any Tax Authority of any jurisdiction other than the United States or any political subdivision thereof on any amount paid or payable (or treated for Tax purposes as paid or payable) to any Person pursuant to or as contemplated by this Agreement or any Ancillary Agreement, other than Taxes that would not be imposed but for a present or former connection between such jurisdiction and such Person (including, without limitation, a connection arising from such Person having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction but excluding any connection arising from the entering into, exercise of any rights under, or performance of any obligations under this Agreement or any Ancillary Agreement).

“Notice Period” has the meaning set forth in Section 8.6(a).

“OB Contracts” has the meaning set forth in Section 2.21(c).

“OBIC” has the meaning set forth in Section 2.21(c).

“OB Liabilities” has the meaning set forth in Section 2.21(c).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.11(a).

“Parent” has the meaning set forth in the Recitals.

“Parent Group” means Parent and its Subsidiaries (other than the Transferred Companies).

“Parent Guaranty” has the meaning set forth in the Recitals.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 2.14(a).

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on the Year End Balance Sheets, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Transferred Companies and (f) other imperfections of title or encumbrances, if any, which do not materially detract from the current value or materially interfere with the current use by the Transferred Companies of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Policyholder Surplus” means, with respect to any Insurance Subsidiary, the policyholder surplus of such Insurance Subsidiary determined in accordance with SAP (as reflected in line 35 of the “Liabilities, Surplus and Other Funds” page of the most recent Statutory Statement filed with the domiciliary Insurance Regulator of such Insurance Subsidiary).

“Post-Closing Pro Rata Portion” means a fraction, the numerator of which is the number of days after the Closing Date in the relevant performance cycle under the relevant LTIP Plan or WM LTIP, and the denominator of which is the total number of days in such performance cycle.

“Post-Closing Reserve Adjustment” has the meaning set forth in Section 4.26(f).

“Post-Closing Tax Period” means any Taxable Period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proposed Estimated Closing Statement” has the meaning set forth in Section 1.4(b).

“Pro Rata Portion” means a fraction, the numerator of which is the number of days in the relevant performance cycle under the LTIP Plan or with respect to the Tier One Executive Performance Units, as applicable, through and including the date of the Qualifying Termination Event, and the denominator of which is the total number of days in the relevant performance cycle under the LTIP Plan or with respect to the Tier One Executive Performance Units, as applicable.

“Purchase Price” has the meaning set forth in Section 1.1.

“Qualified Reps” means the representations and warranties set forth in Section 2.6(a) and (b), Section 2.7 and Section 2.9(a).

“Reference Date” has the meaning set forth in Section 4.26(a).

“Registered Owned Intellectual Property” has the meaning set forth in Section 2.11(a).

“Reinsurance Agreement” means any reinsurance or retrocessional treaty or agreement to which any of the Insurance Subsidiaries is a party and (a) which is in force as of the date hereof, (b) is terminated or expired as of the date hereof but under which an Insurance Subsidiary or any of its Affiliates may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Reserve Dispute Notice” has the meaning set forth in Section 4.26(e).

“Reserve Report” has the meaning set forth in Section 4.26(a).

“Resolution Period” has the meaning set forth in Section 1.4(e).

“Restructuring” has the meaning set forth in Section 4.14.

“Sample Balance Sheet” has the meaning set forth in Section 1.4(b).

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by its domiciliary Insurance Regulator.

“Scheduled Investments” has the meaning set forth in Section 2.27(a).

“Second Interim Settlement Date” has the meaning set forth in Section 4.26(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Excess of Policy Limits Liabilities” means loss in excess of the policy limit of an Insurance Contract included in the Subject Business to the extent arising from the handling by Parent, Seller or its Subsidiaries prior to the Closing of any claim on business covered thereunder, such loss in excess of policy limits having been incurred because of the following:  failure by Parent, Seller or such Subsidiaries of Seller to settle within the policy limit or by reason of alleged or actual gross negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

“Seller Extra Contractual Obligations” means all Liabilities that relate to the administration of Insurance Contracts, to the extent such Liabilities are caused by any alleged or actual reckless conduct or bad faith by any Transferred Company or any of its Affiliates or any of its or their directors, officers, employees, agents or representatives prior to the Closing in connection with the handling of any claim arising out of or under any of the Insurance Contracts issued by any of the Transferred Companies or assumed by them prior to the Closing.

“Seller Guaranties” has the meaning set forth in Section 2.9(a)(xiv).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Marks” has the meaning set forth in Section 4.17(c).

“Seller Party” means Parent, Seller or any Affiliate of Seller which is a party to any Ancillary Agreement.

“Seller Pension Plan” means the OneBeacon Insurance Pension Plan.

“Shares” has the meaning set forth in the Recitals.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof and all executables and utilities, in any and all forms and media, and all related documentation.

“Special Cap” has the meaning set forth in Section 8.4(a).

“Special Litigation” means any Litigation described in a list captioned “Special Litigation Matters” and agreed upon by the parties by exchange of emails on or prior to the date hereof.

“Special Litigation Losses” has the meaning set forth in Section 8.2(d).

“Specified Carrier Contract” has the meaning set forth in Section 4.25(a)(iv).

“SRLY Limitation” means any limitation (other than a Loss Limitation), determined on a loss by loss basis, on the Minimum WMI Losses or the Minimum AFI Losses under (a) the separate return limitation year rules contained in the Treasury

Regulations issued under Section 1502 of the Code or (b) any other provision of the Code or the Treasury Regulations issued thereunder, in each case based on the Laws in effect as of the Closing Date and taking into account all activity through the Closing other than the purchase and sale of the Shares.

“SSAP” means the Statement of Statutory Accounting Practices issued by the National Association of Insurance Commissioners.

“Status Change” has the meaning set forth in Section 4.25(a)(v).

“Statutory Statements” has the meaning set forth in Section 2.6(b).

“Statutory Statement Value”, with respect to any Investment Asset held by an Insurance Subsidiary, means the statutory statement value of such Investment Asset as reflected on the most recent Statutory Statement filed with the domiciliary Insurance Regulator of such Insurance Subsidiary.

“Straddle Period” means any Taxable Period that begins on or before the Closing Date and ends after the Closing Date.

“Subject Business” has the meaning set forth in Section 4.26(b).

“Subsequent Audited GAAP Financial Statements” has the meaning set forth in Section 4.5(b).

“Subsequent GAAP Financial Statements” has the meaning set forth in Section 4.5(b).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding securities or ownership interests of such entity having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time securities or ownership interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or controlled by such Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies or other assessments or charges in the nature of a tax or any other similar payment imposed by any Tax Authority, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, premium, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar item and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Accountant” has the meaning set forth in Section 5.3(e).

“Tax Asset” means any item or asset (whether deferred or current) relating to Taxes, determined on an item by item and asset by asset basis, that is reflected in the gross Tax asset of the Transferred Companies, or otherwise as an asset, on the Closing Statement as finalized pursuant to clauses (d), (e) or (f) of Section 1.4 other than any item or asset (whether deferred or current) (i) for which a full valuation allowance has been established on the Closing Statement as finalized pursuant to clauses (d), (e) or (f) of Section 1.4 or (ii) to the extent not covered in clause (i), that is reflected in Minimum WMI Losses or Minimum AFI Losses.

“Tax Asset Overstatement” means the amount, if any, by which (a) any Tax Asset exceeds (b) the actual amount of any such item or asset as of the end of the Closing Date based on the Laws in effect as of the Closing Date and taking into account (i) all activity through the end of the day on the Closing Date and (ii) any allocation of any item or asset under the Treasury Regulations issued under Section 1502 of the Code (or any similar provision of state, local or foreign Law) to any entity that is not a Transferred Company or that ceases to be a member of the WMI Consolidated Group or the AFI Consolidated Group on or before the end of the day on the Closing Date.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 5.4(a).

“Tax Claim Notice” has the meaning set forth in Section 5.4(a).

“Tax Contract” means any Contract or provision thereof under which any Transferred Company may have an obligation to another party with respect to Taxes.

“Tax Increase” has the meaning set forth in Section 5.1(c)(ii).

“Tax Reduction” has the meaning set forth in Section 5.1(c)(ii).

“Tax Return” means any federal, state, local or foreign Tax report, return (including information return), claim for refund, election, notice, estimated Tax filing, declaration, statement, schedule, form, request or other document (including any related or supporting information or any amendment to any of the foregoing) supplied to, required to be filed with or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis.

“Tax Sharing Agreement” has the meaning set forth in Section 2.18(o).

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Seller or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Third Party Consent” has the meaning set forth in Section 4.7(c).

“Tier One Executive” means the individual identified as such by the parties by exchange of emails on or prior to the date hereof.

“Tier One Executive Performance Units” has the meaning set forth in Section 4.19(c)(iii)(A).

“Tier One Unit Amounts” has the meaning set forth in Section 4.19(c)(iii)(A).

“Tier Two Executives” means the three individuals identified as such by the parties by exchange of emails on or prior to the date hereof.

“Trade Secrets” means trade secrets and all other proprietary confidential information, including customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information, discoveries or know-how, including algorithms, apparatuses, patterns, plans, compilations, devices, formulae, inventions, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transferred Companies” has the meaning set forth in the Recitals.

“Transferred Subsidiaries” has the meaning set forth in the Recitals.

“Transferred Subsidiary Securities” has the meaning set forth in Section 2.5(b).

“Transfer Taxes” means any and all sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof).

“Treasury Regulation” means the regulations prescribed under the Code.

“ULAE” has the meaning set forth in Section 4.26(b).

“Unresolved Items” has the meaning set forth in Section 1.4(f).

“Unresolved Tax Items” has the meaning set forth in Section 5.7(g).

“WMI” has the meaning set forth in the Recitals.

“WMI Consolidated Group” means the affiliated group, within the meaning of Section 1504 of the Code, of which WMI is the common parent.

“WMI Shares” has the meaning set forth in the Recitals.

“WMI Transferred Subsidiaries” has the meaning set forth in the Recitals.

“WM LTIP” has the meaning set forth in Section 4.19(c)(iii)(A).

“Year End Balance Sheets” means (a) the GAAP balance sheets as of December 31, 2010 included in the GAAP Financial Statements described in Section 2.6(a) and (b) the unaudited statutory balance sheets as of December 31, 2010 included in the annual statement of each of the Insurance Subsidiaries as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, as of and for the year ended December 31, 2010.

Section 9.2             Construction.  The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit or Schedule or in the Seller

Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes).  References to any Person include the successors and permitted assigns of that Person.  References to “dollars” or “$” means lawful money of the United States of America.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.  The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  The Carrier Status Change Compensation shall not be deemed to be an acknowledgement of the value of AFI and its Subsidiaries.

ARTICLE X

MISCELLANEOUS

Section 10.1          Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a party as shall be specified by like notice):

(i)            if to Buyer,

The Allstate Corporation

2775 Sanders Road, Suite F8

Northbrook, Illinois 60062

Telephone:            (847) 402-8050

Fax:                         (847) 326-9772
Attention:              Chief Financial Officer

Email:                     Don.Civgin@allstate.com

with copies (which will not constitute notice) to:

The Allstate Corporation

2775 Sanders Road, Suite F7

Telephone:            (847) 402-7722

Fax:                         (847) 402-1904

Attention:              General Counsel

Email:                     Michele.Mayes@allstate.com

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Telephone:            (212) 259-8000

Fax:                         (212) 259-6333

Attention:              John M. Schwolsky

Alexander M. Dye

Email:                     jschwolsky@dl.com

adye@dl.com

(ii)           if to Seller,

White Mountains Holdings (Luxembourg) S.à r.l.

5, rue Guillaume Kroll

R.C.S. Luxembourg: B 118.444

Telephone:

Fax:                         (+352) 48 18 28 3461

Attention:

Email:

with copies (which will not constitute notice) to:

White Mountains Insurance Group, Ltd.

14 Wesley Street, Fifth Floor

Hamilton HM 11

Bermuda

Telephone:            (441) 278-3160

Fax:                         (441) 278-3170

Attention:              General Counsel

Email:                     rseelig@whitemountains.com

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Telephone:            (212) 474-1000

Fax:                         (212) 474-3700

Attention:              Philip A. Gelston

Erik R. Tavzel

Email:                     pgelston@cravath.com

etavzel@cravath.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (A) if by personal delivery, on the day of such delivery, (B) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (C) if by next-Business Day or overnight mail or delivery, on the day delivered or (D) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next Business Day or overnight mail or delivery.

Section 10.2           Amendment; Waivers, Etc.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Buyer, on the one hand, or Parent and Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other parties were or are obligated to comply with or perform only by an instrument in writing provided in the manner contemplated by Section 10.1.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 10.3           Expenses.  Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses.

Section 10.4           Governing Law, Etc.

(a)           THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF.  Buyer and Seller hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each of Buyer and Seller hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction.  Each of Buyer and Seller hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such Ancillary Agreement may not be enforced in or by such courts.  Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 (or to a party’s agent for service of process, if any, as set forth below) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.  EACH OF BUYER AND SELLER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF BUYER AND SELLER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

(b)           By the execution and delivery of this Agreement, Seller appoints White Mountains Capital, Inc. (80 South Main Street, Hanover, NH 03755, Attn: Corporate Secretary) as its agent upon which process may be served in any in any action, suit or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Service of process upon such agent, together with notice of such service given to Seller in the manner specified in Section 10.1, shall be deemed in every respect effective service of process upon Seller in any legal action or proceeding.

Section 10.5           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.  Notwithstanding the foregoing, without the consent of Seller, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 10.6           Entire Agreement.  This Agreement (including the schedules, exhibits, documents or instruments referred to herein), the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.  None of the parties hereto shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

Section 10.7           Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8           Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties.  Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as specifically provided under Article VIII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 10.9           Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or otherwise breached and that, without the necessity of posting any bond or other security or undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.4, in addition to any other remedy to which they are entitled at law or in equity.  If any Litigation is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement in two originals as of the date first above written, each party acknowledging having received an original.

WHITE MOUNTAINS HOLDINGS (LUXEMBOURG) S.À R.L.

By	/s/ Göran Thorstensson
	Name:	Göran Thorstensson
	Title:	Manager

THE ALLSTATE CORPORATION

By	/s/ Don Civgin
	Name:	Don Civgin
	Title:	Executive Vice President and Chief Financial Officer

SCHEDULE A-1

WMI TRANSFERRED SUBSIDIARIES

Esurance Holdings, Inc., a Delaware corporation

Esurance Insurance Company, a Wisconsin corporation

Esurance Property and Casualty Insurance Company, a California corporation

Esurance Insurance Company of New Jersey, a Wisconsin corporation

Esurance Insurance Services, Inc., a Delaware corporation

SCHEDULE A-2

AFI TRANSFERRED SUBSIDIARIES

Mortgage Answer Center, Inc., a Delaware corporation

Insurance Answer Center, LLC, a Delaware limited liability company

SCHEDULE 4.1(y)

EXCEPTIONS TO INVESTMENT GUIDELINES

Parent Group will transfer EIC’s limited partnership interest in KVO Capital Partners Value Fund, LP out of the WMI Transferred Subsidiaries’ investment portfolio prior to the Closing.

SCHEDULE 4.23

AFFILIATE OBLIGATIONS

1.               Limited Assignment Distribution Agreement, entered into as of January 1, 2007, by and between AutoOne Insurance Company (“AutoOne”) and EIC, as amended effective January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 (for New York).

2.               Limited Assignment Distribution Agreement, entered into as of January 1, 2007, by and between AutoOne and EIC, as amended effective January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 (for Pennsylvania).

3.               Limited Assignment Distribution Program Agreement, effective January 1, 2008, by and between Pennsylvania General Insurance Company and EIC, as amended effective January 1, 2009, January 1, 2010 and January 1, 2011 (for Connecticut).

4.               Limited Assignment Distribution Agreement, dated January 1, 2009, by and between AutoOne and EIC, as amended effective January 1, 2010 and January 1, 2011 (for South Carolina).

5.               California Automobile Assigned Risk Plan Limited Assignment Distribution Agreement, dated April 27, 2007, by and between AutoOne Insurance Company and EPCIC, as amended effective January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 (for California).

6.               Low Cost Automobile Insurance Agreement, dated January 1, 2007, by and between AutoOne and EPCIC, as amended effective January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 (for California).

7.               Limited Assignment Distribution Agreement, dated January 1, 2007, by and between Camden Fire Insurance Association and EICNJ, as amended effective January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 (for New Jersey).

8.               Stock Purchase Agreement, dated June 30, 2006, as amended on January 25, 2007, by and between OBIC and EIC.

9.               Instrument of Transfer and Assumption, by and between OBIC as transferee and assignee and EICNJ as transferor and assignor, effective June 30, 2005.

10.         Transfer and Assumption Agreement, by and between OBIC as transferee and assignee and EIC as transferor and assignor, effective January 1, 2003.

11.         Amended and Restated Transfer and Assumption Agreement, by and between OBIC as transferee and assignee and EIC as transferor and assignor, effective January 1, 2003.

12.         Letter of Acknowledgement and Agreement dated May 3, 2011, from the chairman of OBIC to the chairman of EIC, EPCIC and EICNJ.

SCHEDULE 4.28

CERTAIN SELLER GUARANTIES

1.               Any payment obligations of PSC Holdings Ltd. or White Mountains Investments (Bermuda) Ltd. arising out of the provisions set forth in Section 10.11 of the Stock Purchase Agreement among PSC Holdings Ltd., White Mountains Investments (Bermuda) Ltd., Elliott Associates, L.P., Elliott International, L.P., and Answer Financial, Inc. dated December 14, 2007.

2.               Any payment obligation of members of the Parent Group arising under surety bonds issued or outstanding in the ordinary course of business on behalf of the Transferred Companies from time to time between the date hereof and the Closing, which surety bonds are guaranteed by members of the Parent Group through the insurance programs of the Parent Group.  As of the date hereof, three such surety bonds are outstanding for the benefit of the Transferred Companies, with an aggregate limit of $52,500 (CA DMV Bond (1/23/11-1/23/12) Limit $50,000; CA Dept of Insurance (2/20/11-2/20/12) Limit $2,000; and Notary Bond (3/3/09-3/3/13) Limit $500).

SCHEDULE 6.1(c)

GOVERNMENTAL APPROVALS

Buyer’s Approvals

•                  Approval of Form A Change of Control Applications by the California Department of Insurance for EPCIC and the Wisconsin Office of the Commissioner of Insurance for EIC and EICNJ.

•                  Form E pre-acquisition notification filings by Buyer pertaining to the competitive impact of the transaction with the insurance regulatory authorities in jurisdictions where the Insurance Subsidiaries are licensed to transact insurance where the requirement of such Form E is triggered by the combined market concentration of the Insurance Subsidiaries and the Buyer’s insurance subsidiaries in specific lines of insurance, and the waiting period applicable to such filings expire or the Buyer receives approval from the applicable insurance regulatory authority.

Seller’s Approvals

•                  Form D or bulk reinsurance approval or non-disapproval as required in Wisconsin and New York for the commutation of the reinsurance agreements referenced in Section 4.16.

•                  Form D approval or non-disapproval as required in Wisconsin for the reinsurance trust agreement referenced in Section 4.29.

SCHEDULE 8.2(c)

CERTAIN INDEMNIFIED MATTERS

1.               Keeling v. EIC.

2.               All Family Clinic of Daytona Beach, Inc. v. EIC.

3.               MRI Associates of St. Pete, Inc. v. EIC.

4.               Englewood Hospital & Medical Center v. EIC.

SCHEDULE 8.4(h)

KNOWLEDGE OF BUYER

The named Persons holding the titles indicated below, and, in the event any such Person ceases to hold such title, such Person’s successor:

1.                                       Don Civgin, Executive Vice President and Chief Financial Officer, The Allstate Corporation

2.                                       James D. DeVries, Executive Vice President, Human Resources, Allstate Insurance Company

3.                                       Suren Gupta, Executive Vice President and Chief Information Officer, Allstate Insurance Company

4.             Joseph P. Lacher, Jr., President Allstate Protection, Allstate Insurance Company

5.             Gary Tolman, President and Chief Executive Officer, Esurance Holdings, Inc.

6.                                       Robert J. Slingerland, President and Chief Executive Officer, Answer Financial Inc.

SCHEDULE 9.1(a)

KNOWLEDGE OF SELLER

Gary Tolman

Jonathan Adkisson

Christopher Henn

Wayne Sharrah

Phil Swift

John Swigart

Kerian Bunch

David Staples

Sandy Hynes

Marj Hutchings

Robert J. Slingerland

Daniel J. Bryce

Shelby Fogelman

EXHIBIT B

FORM OF HOLD HARMLESS AGREEMENT

[        ], 2011

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062

Re:                               Hold Harmless and Indemnification under Certain Guaranty Agreements

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement, dated as of May 17, 2011 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between The Allstate Corporation, a Delaware corporation (“Buyer”), and White Mountains Holdings (Luxembourg) S.à r.l., a Luxembourg société à responsabilité limitée (“Seller”).  Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the respective meanings assigned to them in the Purchase Agreement.

Reference is also hereby made to the Seller Guaranties listed on Schedule 4.28 of the Purchase Agreement pursuant to which PSC Holdings Ltd. and White Mountains Investments (Bermuda) Ltd. (together, the “Guarantors”) have obligations, which Seller Guaranties were entered into for the benefit of one or more Persons (the “Guaranteed Persons”) in connection with certain payment and other obligations of the Transferred Companies.

This Agreement is a Hold Harmless Agreement required to be executed and delivered pursuant to Section 4.28 of the Purchase Agreement.  In consideration of the execution and delivery of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors and Buyer agree as follows:

1.                                  Indemnity.

(a).                                   Buyer shall defend, indemnify and hold harmless each Guarantor against, and shall reimburse each Guarantor for, any Losses incurred by any such Guarantor arising under any Seller Guaranties.

(b).                                  The indemnification obligations of Buyer under this Agreement are absolute, direct and immediate, not subject to any set-off or counterclaim and not conditional or contingent upon the pursuit of any remedies against Buyer or any other Person.  The obligations of Buyer set forth herein constitute the full recourse obligations of Buyer enforceable against it to the full extent of all its assets and properties.

(c).                                   Section 8.6 of the Purchase Agreement is hereby incorporated into this Agreement, mutatis mutandis, by this reference; provided that for purposes of this Agreement, any reference in such Section 8.6 to (i) the “Indemnifying Party” will be deemed a reference to Buyer, (ii) the “Indemnified Party” will be deemed a reference to the applicable Guarantor and (iii) a “Third Party Claim” will be deemed a reference to a claim made by a Guaranteed Person against a Guarantor.

(d).                                  With respect to any Liability indemnifiable pursuant to paragraph 1(a) of this Agreement, Buyer shall be subrogated to the rights of the Guarantor under the applicable Guaranty Agreement, and such Guarantor shall at Buyer’s expense, take such steps as Buyer may reasonably request to implement such subrogation.

(e).                                   In the event that Buyer becomes a party to any transaction that would result in the sale, transfer, lease or other disposition of all or substantially all of its properties and assets, whether in one transaction or a series of related transactions, to one or more Persons, then, and in each such case, proper provision, which provision shall be subject to the consent of Seller (which consent Seller shall not unreasonably withhold, delay or condition), shall be made prior to the consummation of any such transaction so that each such Person shall assume (on a pro rata basis relative to the proportion of such properties and assets acquired by such Person) the obligations of Buyer set forth in this Agreement.

2.                                  Miscellaneous.

(a).                                   This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

(b).                                  The obligations of Buyer under this Agreement are continuing in nature and shall remain in full force and effect and shall survive until all of the Seller Guaranties have been terminated, provided that

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nothing contained in this paragraph 2(b) shall limit or otherwise affect Buyer’s obligations hereunder with respect to any indemnifiable Losses incurred by a Guarantor prior to such termination.

(c).                                   This Agreement contains the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements, whether written or oral, between the parties with respect to such matters.  Any amendments or modifications hereto, to be effective, must be in writing and executed by the parties hereto.  Notwithstanding anything to the contrary contained herein, this Agreement shall not and shall not be deemed to limit, reduce or otherwise affect the validity or enforceability of the terms of any of (x) the Seller Guaranties or (y) the indemnification obligations of Seller under the Purchase Agreement.

(d).                                  Pursuant to Section 5-1401 of the New York General Obligations Law, this Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of New York, without giving effect to the principles or rules of conflict of laws thereof.

(e).                                   All notices, requests, demands, claims or other communications to be sent by one party hereto to another under this Agreement shall be in writing and sent in accordance with Section 10.1 of the Purchase Agreement.

(f).                                     The failure of any party hereto to enforce any right or remedy under this Agreement, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor shall such failure give rise to any estoppel against such party or excuse any of the parties hereto from its obligations under this Agreement.

(g).                                  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION PERMITTED UNDER THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE

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IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS PARAGRAPH.

(h).                                  This Agreement may be executed in several counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one agreement, binding on all the parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

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If the foregoing is acceptable to you, please sign where indicated below.

WHITE MOUNTAINS HOLDINGS (LUXEMBOURG) S.À R.L.

By:
Name:
Title:

PSC HOLDINGS LTD.

By:
Name:
Title:

WHITE MOUNTAINS INVESTMENTS (BERMUDA) LTD.)

By:
Name:
Title:

Accepted and agreed as of the date first written above:

THE ALLSTATE CORPORATION

By:
Name:
Title:

EXHIBIT C

TRUST AGREEMENT,

dated as of [                    ], 2011,

by and among

ONEBEACON INSURANCE COMPANY,

as Grantor,

ESURANCE INSURANCE COMPANY

and

ESURANCE INSURANCE COMPANY OF NEW JERSEY,

as Beneficiaries,

and

[     BANK, N.A.],

as Trustee

i

TRUST AGREEMENT

TRUST AGREEMENT, dated as of [                    ], 2011 (the “Agreement”), by and among (i) OneBeacon Insurance Company, a Pennsylvania corporation (the “Grantor”), (ii) Esurance Insurance Company, a Wisconsin corporation (“EIC”), and Esurance Insurance Company of New Jersey, a Wisconsin corporation (“EICNJ,” and together with EIC and their respective successors by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator, the “Beneficiaries” or each individually, a “Beneficiary”), and (iii) [     Bank, N.A.], a national banking association organized and existing under the laws of the United States (the “Trustee”) (the Grantor, the Beneficiaries and the Trustee are hereinafter each sometimes referred to individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, each Beneficiary has entered into the reinsurance agreements listed on Exhibit A hereto with the Grantor (the “Reinsurance Agreements”);

WHEREAS, the Beneficiaries desire the Grantor to secure payments of all amounts at any time and from time to time owing by the Grantor to the Beneficiaries under or in connection with the Reinsurance Agreements;

WHEREAS, the Grantor desires to transfer to the Trustee for deposit to a trust account (the “Trust Account”) Assets (as hereinafter defined) in order to secure payments under or in connection with the Reinsurance Agreements;

WHEREAS, the Trustee has agreed to act as Trustee hereunder, and in accordance with the terms hereof, to hold such Assets in trust in the Trust Account for the sole benefit of the Beneficiaries in accordance with the provisions hereof;

WHEREAS, this Agreement is made for the sole benefit of the Beneficiaries and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account, and the Grantor’s and Beneficiaries’ rights and obligations with respect thereto; and

WHEREAS, EICNJ is a wholly owned subsidiary of EIC and pursuant to the terms hereof has appointed EIC to act as its agent in connection with any and all matters under or in connection with this Agreement.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.                                          Deposit of Assets to the Trust Account.

(a)                                  The Grantor hereby establishes the Trust Account [in the State of New York] and the Trustee hereby accepts the Trust Account herein created and declared upon the terms provided herein and shall administer the Trust Account in the Grantor’s name as Trustee for the Beneficiaries.  The Trust Account shall be subject to withdrawal by the Beneficiaries as provided herein.  The Trustee and its lawfully appointed successors are authorized and shall have power to receive such cash, securities and property as the Grantor from time to time may transfer or remit to or vest in the Trustee or place under the Trustee’s possession and control, and to hold, invest, reinvest, manage and dispose of the same for the uses and purposes and in the manner and according to the provisions hereinafter set forth.  The Trustee shall receive and hold the Assets in a safe place at an office of the Trustee [in New York, New York].

(b)                                 The Grantor shall transfer to the Trustee, for deposit to the Trust Account, the Assets listed on Exhibit B hereto, and shall transfer to the Trustee, for deposit to the Trust Account, such other assets as may from time to time be required by this Agreement (all such assets actually received in the Trust Account are herein referred to individually as an “Asset” and collectively as the “Assets”).  The Assets shall consist only of Eligible Trust Assets (as hereinafter defined).

(c)                                  Within 45 days following the end of each calendar quarter ending after the date hereof, the Grantor shall calculate and deliver to the Beneficiaries the amount of the Obligations as of the end of such calendar quarter (the “Required Balance”), along with a statement of the fair market value of the Assets in the Trust Account as of the end of such calendar quarter as determined by the Investment Manager, or in the absence of an Investment Manager, by the Trustee, in accordance with paragraph (d) below (the “Asset Valuation Report”, and together with the calculation of the Required Balance, the “Quarterly Report”).  If the fair market value of the Assets as of any calendar quarter end is less than the Required Balance as of such calendar quarter end, then within ten Business Days of its delivery to the Beneficiaries of the Quarterly Report for such calendar quarter, the Grantor shall cause to be deposited into the Trust Account such additional assets consisting of Eligible Trust Assets with an aggregate fair market value equal to such shortfall.  If the fair market value of the Assets as of any calendar quarter end is greater than 102% of the Required Balance as of such calendar quarter end, then within ten Business Days of its receipt of the Quarterly Report for such calendar quarter, the Beneficiaries shall instruct the Trustee to release to the Grantor Assets with an aggregate fair market value equal to such excess.

(d)                                 As used in this Trust Agreement, the fair market value of any Asset shall mean the fair market value of such Asset as calculated by the Investment Manager, or in the absence of an Investment Manager, by the Trustee.  In providing this calculation, the Investment Manager or the Trustee, as applicable, shall use prices published by a nationally recognized pricing service for assets for which such prices are available, and for assets for which such prices are not available, the Investment Manager or the Trustee, as applicable, shall use methodologies consistent with those which it uses for determining the fair market value of assets held for its own account in the ordinary course of business.  If either the Grantor or the Beneficiaries shall

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dispute the valuation of any Asset, and the parties are unable to resolve such dispute within 20 days, the fair market value of such Asset shall be determined by a Third Party Appraiser and the parties shall be bound by such valuation.  All fees, costs and expenses relating to the foregoing work by any Third Party Appraiser shall be shared equally by the Beneficiaries, on the one hand, and the Grantor, on the other hand.

(e)                                  The Grantor hereby represents, warrants and covenants (i) that any Assets transferred by the Grantor to the Trustee for deposit to the Trust Account will be in such form that a Beneficiary whenever necessary may, and the Trustee upon direction by a Beneficiary will, negotiate any such Assets without consent or signature from the Grantor or any other Person; and (ii) that all Assets transferred by the Grantor to the Trustee for deposit to the Trust Account shall consist only of Eligible Trust Assets.

(f)                                    The Trustee shall have no responsibility to determine whether the Assets in the Trust Account are sufficient to secure the Obligations under the Reinsurance Agreements.

Section 2.                                          Withdrawal of Assets from the Trust Account.

(a)                                  Subject to Section 3, without notice to the Grantor, a Beneficiary shall have the right, at any time and from time to time, to withdraw from the Trust Account, upon written notice to the Trustee delivered to the Trustee at the address indicated in Section 19 (and, as a matter of legal right, at the Trustee’s principal office in the United States) in substantially the form of Exhibit C hereto (the “Withdrawal Notice”), such Assets or amounts as are specified in such Withdrawal Notice.  The Withdrawal Notice may designate a third party (the “Designee”) to whom Assets or amounts specified therein shall be delivered.  A Beneficiary need present no statement or document in addition to a Withdrawal Notice in order to withdraw any Assets; nor is such right of withdrawal or any other provision of this Agreement subject to any conditions or qualifications not contained in this Agreement.  The Beneficiaries agree to provide to the Grantor a copy of any Withdrawal Notice at the same time as such notice is provided to the Trustee.

(b)                                 Upon receipt of a Withdrawal Notice from a Beneficiary, the Trustee shall immediately take any and all steps necessary to transfer, absolutely and unequivocally, all right, title and interest to the Assets or amounts specified in such Withdrawal Notice and shall deliver such Assets or amounts to or for the account of such Beneficiary or such Designee as specified in such Withdrawal Notice.  The Beneficiaries shall acknowledge to the Trustee receipt of any withdrawn Assets.

(c)                                  Except as provided in Section 4(a), the Trustee shall allow no withdrawal of Assets except on written instruction from a Beneficiary for each individual withdrawal at the time the withdrawal is executed.

(d)                                 Without limiting any other provision of this Agreement, the Trustee shall have no responsibility whatsoever to determine that any Assets withdrawn from the Trust Account pursuant to this Section 2 will be used and applied in the manner contemplated by Section 3 of this Agreement.

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Section 3.                                          Application of Assets.

(a)                                  Each Beneficiary hereby covenants to the Grantor that it shall withdraw Assets from the Trust Account, and use and apply any such withdrawn Assets, without diminution because of the insolvency of such Beneficiary or the Grantor, for the following purposes only:

(i)                                     to pay or reimburse such Beneficiary for the Grantor’s share under the Reinsurance Agreement with such Beneficiary of any losses and allocated loss expenses paid or incurred by such Beneficiary, but not recovered from the Grantor pursuant to the terms of such Reinsurance Agreement, or for unearned premiums due to such Beneficiary under the terms of such Reinsurance Agreement if not otherwise paid by the Grantor;

(ii)                                  to pay the Grantor any amounts held in the Trust Account that exceed 102% of the Obligations;

(iii)                               where a Beneficiary has received a Termination Notice (as hereinafter defined) pursuant to Section 10 of this Agreement and where all of the Obligations have been liquidated or discharged ten days prior to the Termination Date (as hereinafter defined), to make payment to the Grantor of any amounts held in the Trust Account; and

(iv)                              where a Beneficiary has received a Termination Notice pursuant to Section 10 of this Agreement and where all or any part of the Obligations remain unliquidated and undischarged ten days prior to the Termination Date, to withdraw Assets equal to the Obligations and deposit such amounts in a separate account (the “Termination Account”), in the name of the Beneficiaries in any Qualified Fiduciary United States Financial Institution (as hereinafter defined), apart from the Beneficiaries’ other assets, in trust for the uses and purposes specified in subparagraphs (i) – (iii) of this Section as may remain executory after such withdrawal and for any period after such Termination Date.  The relative rights and obligations of the Grantor and the Beneficiaries under this Agreement shall apply to the Termination Account.  The Beneficiaries shall pay interest in cash to the Grantor on the amount withdrawn, equal to the actual amount of interest, dividends and other income earned on the assets in the Termination Account.  The Beneficiaries may at any time substitute or exchange any assets held in the Termination Account and invest or reinvest such assets, provided that the assets so substituted or exchanged and all reinvestment assets are in cash equivalents.

(b)                                 In the event that Assets are withdrawn in excess of amounts due under Sections (a)(i) – (a)(iv) above, the Beneficiaries or the Grantor, as applicable, shall promptly return to the Trust Account such excess Assets withdrawn.

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Section 4.                                          Redemption, Investment and Substitution of Assets.

(a)                                  Upon call or maturity of a Trust Asset, the Trustee may withdraw the Asset without the consent of the Beneficiaries if the Trustee provides notice to the Beneficiaries, liquidates or redeems the Asset, and the proceeds are paid to the Trust Account.

(b)                                 With consent of the Beneficiaries, the Grantor may appoint an investment manager (the “Investment Manager”) with respect to the Trust Account.  Any such appointment shall be pursuant to a written investment management agreement that requires the Investment Manager to manage the Assets in the Trust Account consistent with the definition of Eligible Trust Assets.  For so long as the Grantor is an Affiliate of White Mountains Insurance Group, Ltd., the Beneficiaries’ consent shall not be required for the appointment of any Affiliate of White Mountains Insurance Group, Ltd. which is registered under the Investment Advisers Act of 1940, as amended, as Investment Manager.

(c)                                  The Trustee is authorized to act upon any written demand, instruction, direction, acknowledgment, statement, notice, resolution, request, consent, order, certificate, report, appraisal, opinion, telegram, cablegram, facsimile, radiogram, letter, or other communication (collectively, “Communications”) concerning the investment, reinvestment, or substitution of securities (each, an “Investment Order”) received from the Investment Manager to the same extent that the Trustee would act upon an Investment Order of the Grantor, provided that the Trustee has received written evidence of the Investment Manager’s appointment by the Grantor and the consent thereto of the Beneficiaries (if required), written confirmation from the Investment Manager evidencing its acceptance of such appointment, and written certification from the Investment Manager of the names of individuals authorized to give instructions with respect to the Trust Account, together with specimen signatures of those persons.

(d)                                 Except as provided in Section 4(a), the Trustee shall allow no substitution of Assets except on written instructions from the Beneficiaries for each individual substitution at the time the substitution is executed.  From time to time, the Grantor may request that the Beneficiaries give such written instructions to the Trustee, which instructions shall not be unreasonably withheld, conditioned or delayed.  The Trustee shall have no responsibility whatsoever to determine the value of such substituted securities or that such substituted securities constitute Eligible Trust Assets.  The Beneficiaries’ prior written approval of such substitution shall be deemed to approve such substituted securities as Eligible Trust Assets.

(e)                                  The Beneficiaries and the Grantor agree that all investments, reinvestments and substitutions of securities referred to in paragraph (d) of this Section 4 shall be in compliance with the definition of “Eligible Trust Assets” in Section 13 of this Agreement.  The Trustee shall have no responsibility whatsoever to determine that any Assets in the Trust Account are or continue to be Eligible Trust Assets.  The Trustee, based upon Investment Orders from the Investment Manager or the Grantor if no Investment Manager is appointed, shall execute Investment Orders and settle securities transactions by itself or by means of an agent or broker (provided that such securities shall ultimately be held only by the Trustee and not by such

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agent or broker).  The Trustee shall not be responsible for any act, error or omission, or for the solvency, of any Investment Manager, agent or broker unless such act, error or omission is the result, in whole or in part, of the Trustee’s negligence, willful misconduct or lack of good faith.  The Trustee shall not be responsible for any Loss (as hereinafter defined) suffered by the Beneficiaries or the Grantor due to the insolvency of any agent or broker unless the Trustee negligently, willfully or with lack of good faith chooses the agent or broker.

(f)                                    Any loss, liability, claim or damage paid or incurred (“Loss”) from any investment, reinvestment or substitution pursuant to the terms of this Agreement shall be borne exclusively by the Trust Account other than a Loss due to the Trustee’s own negligence, willful misconduct or lack of good faith.  Without limiting any other provision herein, the Trustee shall not be liable for any Loss due to changes in market rates or penalties for early redemption.  Other than the execution of an Investment Order, as provided herein, the Trustee shall not be required to take any action with respect to the investment or reinvestment of the Assets.

Section 5.                                          The Income Account.

(a)                                  All payments of interest or dividends actually received in respect of Assets in the Trust Account shall be deposited by the Trustee in a separate account established by the Grantor (the “Income Account”) at an office of the Trustee [in New York, New York].  The Income Account will not be included in, or become part of, the Trust Account.

(b)                                 In the event that the Trustee has not been paid in accordance with Section 8(a) within 90 days of the receipt by the Grantor of an invoice from the Trustee therefor, the Trustee may deduct its unpaid compensation and expenses from the Income Account.

(c)                                  From time to time, the Trustee may elect, but shall not be required to, credit the Income Account with the amount of interest and dividends due in respect of Assets in the Trust Account before actually receiving such payments from a payor, Depository (as hereinafter defined), broker or other agent.  Any such crediting shall be at the Grantor’s sole risk, and the Trustee shall be authorized to reverse any such credit in the event it does not receive good funds from such payor, Depository, broker or other agent.  The Trustee shall not be required to enforce collection by legal means or otherwise of any such payment, but shall use reasonable diligence to make all such collections as may be affected in the ordinary course of business.

Section 6.                                          Right to Vote Assets.

The Trustee will forward all annual and interim stockholder reports and all proxies and proxy materials relating to the Assets in the Trust Account to the Grantor.  The Grantor or its designee shall have the full and unqualified right to vote any Assets in the Trust Account.

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Section 7.                                          Additional Rights and Duties of the Trustee.

(a)                                  The Trustee shall notify the Grantor and the Beneficiaries in writing within ten days following each deposit to or withdrawal from the Trust Account.

(b)                                 Before accepting any Asset for deposit to the Trust Account, the Trustee shall determine that such Asset is in such form that a Beneficiary whenever necessary may, or the Trustee upon direction by a Beneficiary may, negotiate such Asset without consent or signature from the Grantor or any other Person.

(c)                                  The Trustee may deposit any Assets in the Trust Account in a book-entry account maintained at a Federal Reserve Bank or in depositories such as the Depository Trust Company and the Participants Trust Company (the Federal Reserve Bank and such other depositories being referred to herein as “Depositories”).

(d)                                 The Trustee shall accept and may open all mail directed to the Grantor or a Beneficiary in care of the Trustee.  The Trustee shall forward all mail to the addressee whether or not opened.

(e)                                  The Trustee shall furnish to the Grantor and the Beneficiaries a statement of all Assets in the Trust Account upon the inception of the Trust Account and within 15 days of the end of each calendar month thereafter.

(f)                                    The Trustee shall keep full and complete records of the administration of the Trust Account.  Upon the reasonable request of the Grantor or a Beneficiary, the Trustee shall promptly permit the Grantor, a Beneficiary or their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy[, at a location in New York, New York,] at their own expense, during the Trustee’s normal business hours any books, documents, papers and records relating to the Trust Account or the Assets.

(g)                                 The Trustee is authorized to follow and rely upon all Communications (including, without limitation, Investment Orders, Withdrawal Notices and Termination Notices), given by officers, agents and/or employees named in letters and incumbency certificates furnished to the Trustee from time to time by the Grantor, a Beneficiary or the Investment Manager, respectively, and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor, a Beneficiary or the Investment Manager (collectively “Instructions”) including, without limitation, Instructions given by letter, facsimile transmission or electronic media, if the Trustee reasonably believes such Instructions to be genuine and to have been signed, sent or presented by the proper party or parties.  The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith on such Instructions.  The Trustee shall not incur any liability in executing Instructions prior to receipt by it of (i) notice of the revocation of the written authority of the individual(s) named therein, or (ii) notice from any officer, agent or employee of the Grantor, a Beneficiary or the Investment Manager named in a letter or incumbency certificate delivered hereunder prior to receipt by it of a more current certificate.

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(h)                                 The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended in accordance with the terms hereof, and no implied duties or obligations shall be read into this Agreement against the Trustee.  The Trustee shall be liable only for its own negligence, willful misconduct or lack of good faith.

(i)                                     No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of applicable law.

(j)                                     In relation to matters arising under this Agreement, the Trustee may confer with reputable counsel, experienced in the type of transactions contemplated by this Agreement and selected by it after consultation with the Grantor and the Beneficiaries.  The opinion of such counsel shall be full and complete authority and protection for the Trustee with respect to any action taken, suffered or omitted by it in good faith without negligence or willful misconduct and in accordance with the opinion of such counsel, other than with respect to the withdrawal of Assets by a Beneficiary.

(k)                                  Whenever, in the administration of the Trust Account created by this Agreement, the Trustee shall reasonably deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action thereunder, subject to the requirement of reasonableness, good faith and lack of negligence and willful misconduct, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement or certificate signed by or on behalf of the Grantor and/or the Beneficiaries and delivered to the Trustee and such certificate shall be full warrant to the Trustee for any action taken, suffered or omitted by it on reliance thereon, subject to this paragraph, but in its discretion exercised in a reasonable manner, the Trustee may in lieu thereof accept other evidence of the fact or matter or may require such other or additional evidence as it may deem reasonable.

(l)                                     Notwithstanding anything to the contrary provided herein, the Trustee is not responsible for any Losses resulting from reasons or causes beyond its control, including, without limitation, nationalization, expropriation, currency restrictions, acts of war, terrorism, insurrection, revolution, civil unrest, riots or strikes, nuclear fusion or fission or acts of God.

(m)                               The Parties acknowledge that nothing in this Agreement shall obligate the Trustee to extend credit, grant financial accommodation or otherwise advance moneys for the purpose of making any payments or part thereof or otherwise carrying out any Instructions, including, without limitation, any Investment Order.

(n)                                 The Trustee hereby indemnifies the Grantor and the Beneficiaries for, and holds them harmless against, any Losses (including reasonable attorneys’ fees and expenses and reasonable consulting and accountants’ fees and expenses) incurred or paid, arising out of or in connection with the Trustee’s negligence, willful misconduct or lack of good faith in the

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performance of its duties and obligations under this Agreement, including, without limitation, any Loss arising out of or in connection with the status of the Trustee as the holder of record of any or all of the Assets.  The Trustee hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee and the termination of this Agreement.

Section 8.                                          The Trustee’s Compensation, Expenses and Indemnification.

(a)                                  The Grantor, upon receipt of an invoice from the Trustee, (i) shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at rates determined by the Trustee from time to time and communicated in writing to the Grantor and (ii) shall pay or reimburse the Trustee for all of the Trustee’s expenses and disbursements in connection with its duties under this Agreement (including reasonable attorneys’ fees and expenses and reasonable accounting and consulting fees and expenses), except any such expense or disbursement as may arise from the Trustee’s negligence, willful misconduct or lack of good faith.

(b)                                 The Grantor hereby indemnifies the Trustee for, and holds it harmless against, any Losses (including reasonable attorneys’ fees and expenses and reasonable consulting and accountants’ fees and expenses) incurred or paid (other than as a result of Trustee’s negligence, willful misconduct or lack of good faith), arising out of or in connection with the performance of its duties and obligations under this Agreement, including, without limitation, any Loss arising out of or in connection with the status of the Trustee as the holder of record of any or all of the Assets, except where the Trustee’s performance is at the instruction or direction of a Beneficiary under Section 2(a) hereof.  The Grantor hereby acknowledges that the foregoing indemnities shall survive the resignation of the Trustee or the termination of this Agreement and hereby grants the Trustee a lien, right of set-off and security interest in the funds in the Income Account for the payment of any claim for indemnity hereunder.

(c)                                  The Beneficiaries hereby indemnify the Trustee for, and holds it harmless against, any Losses (including reasonable attorneys’ fees and expenses and reasonable consulting and accountants’ fees and expenses) incurred or paid (other than as a result of Trustee’s negligence, willful misconduct or lack of good faith), arising out of or in connection with the performance of its duties and obligations under this Agreement at the instruction or direction of a Beneficiary under Section 2(a).  The Beneficiaries hereby acknowledge that the foregoing indemnities shall survive the resignation of the Trustee or the termination of this Agreement.

(d)                                 No Assets shall be withdrawn from the Trust Account or used in any manner for paying compensation to, or reimbursement or indemnification of, the Trustee.

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Section 9.                                          Resignation or Removal of the Trustee.

(a)                                  The Trustee may resign at any time by giving not less than 90 days’ written notice thereof to the Beneficiaries and to the Grantor. The Grantor may also remove the Trustee at any time, without assigning any reason therefore, on 90 days’ prior written notice thereof to the Trustee and with the consent of the Beneficiaries.  Any such resignation or removal shall become effective on the acceptance of appointment by a successor trustee and the transfer to such successor trustee of all Assets in the Trust Account in accordance with paragraph (b) of this Section 9.

(b)                                 Upon receipt of the Trustee’s notice of resignation, the Grantor and the Beneficiaries shall promptly appoint a successor trustee.  Upon receipt by the Trustee of the notice of removal, the Trustee shall forward a copy of such notice to the Grantor and the Beneficiaries; and the Grantor and the Beneficiaries shall promptly appoint a successor trustee.  Any successor trustee shall be a Qualified Fiduciary United States Financial Institution.  Upon the acceptance of the appointment as trustee hereunder by a successor trustee, such successor trustee shall succeed to and become vested with all the rights, powers, privileges and duties of the Trustee, and the Trustee shall be discharged from any future duties and obligations under this Agreement (other than the indemnification contained in Section 7(n)), but the Trustee shall continue after its resignation to be entitled to the benefits of the indemnities provided herein for a Trustee.

Section 10.                                   Taxes.

Grantor will include all income and gain, including any accrued income or gain, to the extent any such income or gain is required to be taken into account for tax purposes pursuant to applicable tax law, on or with respect to the Assets held in the Income Account and the Trust Account including all gains, dividends, interest, proceeds, returns and other amounts (such amounts, the “Includible Amounts”) in Grantor’s gross income for federal, state, local and other Tax purposes, whether or not the Includible Amounts have been distributed, and the Includible Amounts shall be reported, as and to the extent required by law, by the Trustee to the Internal Revenue Service (“IRS”), or any other relevant tax authority, on IRS Form 1099 or 1042S (or other appropriate form) as income and gain earned by the Grantor, and Grantor shall duly pay any Taxes resulting therefrom.  Any other tax returns required to be filed will be prepared and filed by Grantor with the IRS and any other relevant tax authority as required by law.

Section 11.                                   Termination of the Trust Account.

(a)                                  The Trust Account and this Agreement, except for the indemnities provided herein, which shall survive termination, may be terminated only after (i) the Grantor has given the Trustee written notice of its intention to terminate the Trust Account (the “Notice of Intention”), and (ii) the Trustee has given the Grantor and the Beneficiaries the written notice specified in paragraph (b) of this Section 10.  The Notice of Intention shall specify the date on which the Grantor intends the Trust Account to terminate (the “Proposed Date”).

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(b)                                 Within ten Business Days following receipt by the Trustee of the Notice of Intention, the Trustee shall give written notification (the “Termination Notice”) to the Beneficiaries and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate.  The Termination Date shall be (i) the Proposed Date (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is at least 30 days but no more than 45 days subsequent to the date the Termination Notice is given; (ii) 30 days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is less than 30 days subsequent to the date the Termination Notice is given; or (iii) 45 days subsequent to the date the Termination Notice is given (or if not a Business Day, the next Business Day thereafter), if the Proposed Date is more than 45 days subsequent to the date the Termination Notice is given.

(c)                                  On the Termination Date, upon receipt of written approval of the Beneficiaries, the Trustee shall transfer to the Grantor any Assets remaining in the Trust Account, at which time all duties and obligations of the Trustee with respect to such Assets shall cease.

(d)                                 The Grantor shall not terminate the Trust Account or this Agreement on the basis of the insolvency of a Beneficiary.

(e)                                  Upon the termination of the Grantor’s obligations under the Reinsurance Agreements, the Beneficiaries shall cooperate and take all actions necessary to terminate the Trust Agreement and release all assets in the Trust Account to the Grantor.

Section 12.                                   Qualified Fiduciary United States Financial Institution.

The Trustee represents and warrants to the Grantor and the Beneficiaries that it is a Qualified Fiduciary United States Financial Institution.

Section 13.                                   Beneficiaries Agent.

EICNJ hereby appoints EIC to act as its agent for any and all purposes under this Agreement, including but not limited to receiving any notice, consenting to any action, issuing any Withdrawal Notice, or accepting delivery of any Assets upon a withdrawal.  EICNJ and EIC hereby jointly and severally indemnify the Grantor and the Trustee for, and hold them harmless against, any Losses (including reasonable attorneys’ fees and expenses) arising out of the foregoing grant of authority.  For the avoidance of doubt, the Grantor or the Trustee may exercise any right or remedy relating to Assets withdrawn from the Trust Account (including the obligations of a Beneficiary under Section 3(b) to return excess funds withdrawn from the Trust Account) against either or both Beneficiaries, regardless of whether any withdrawn funds are actually paid by a Beneficiary to the other Beneficiary.

Section 14.                                   Definitions.

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both

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the singular and the plural forms of each term defined if both such forms of such term are used in this Agreement):

The term “Affiliate” of a Person means any other Person who controls, is controlled by, or is under common control with, the first Person.  A corporation is an affiliate of another corporation, regardless of ownership, if substantially the same group of Persons manage the two corporations.

The term “Business Day” shall mean any day on which the office of the Trustee [in New York, New York] is open for business.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by common management or otherwise.  A Person having a contract or arrangement giving that Person control is deemed to be in control despite any limitations placed by law on the validity of the contract or arrangement.  There is a rebuttable presumption of control if a Person directly or indirectly owns, holds with the power to vote or holds proxies to vote more than 10% of the voting securities of another Person, except that no Person shall be presumed to control another person solely by reason of holding an official position with that person.  “Control” has the same meaning in the terms “controlling,” “controlled by” and “under common control with.”

The term “Eligible Trust Assets” shall mean shall mean (i) cash (United States legal tender); (ii) certificates of deposit issued by a Qualified Fiduciary United States Financial Institution and payable in United States legal tender, including those issued by the Trustee; and (iii) securities representing investments of the type specified in Section 620.22(1) of the Wisconsin Insurance Law that are rated investment grade by at least one nationally recognized statistical rating organization and whose issuers (other than the United States government), together with Affiliates, represent no more than 10% in market value of the Assets in the Trust Account; provided, however, that no such securities shall have been issued by a Parent, a Subsidiary or an Affiliate of any of the Grantor or the Beneficiaries.

The term “Obligations” shall mean, with respect to the Reinsurance Agreements, the Grantor’s share of: (a) reinsured losses and allocated loss expenses paid by a Beneficiary, but not recovered from the Grantor; (b) reserves for reinsured losses reported and outstanding; (c) reserves for reinsured losses incurred but not reported; (d) reserves for reinsured allocated loss expenses; and (e) reserves for unearned premiums, if applicable, in each case as determined in accordance with statutory accounting principles prescribed or permitted by the Wisconsin Insurance Department.

The term “Parent” shall mean a Person that controls, directly or indirectly, another Person.

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The term “Person” shall mean and include an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization, or any similar entity or any combination of the foregoing acting in concert.

The term “Qualified Fiduciary United States Financial Institution” shall mean an institution that is (a) is organized or, in the case of a United States branch or agency office of a foreign banking corporation, licensed, under the laws of the United States or any state; (b) is regulated, supervised and examined by United States federal or state authorities having regulatory authority over banks and trust companies; (c) has total assets of at least $500 million and a short-term deposit rating of at least P-1 (Moody’s) or A-1 (Standard & Poor’s); and (d) is not a Parent, a Subsidiary or an Affiliate of any of the Grantor or the Beneficiaries.

The term “Subsidiary” shall mean a Person that is controlled, directly or indirectly, by another Person.

The term “Third Party Appraiser” shall mean a nationally recognized independent appraisal firm which is mutually acceptable to the Grantor and the Beneficiaries or, if the Grantor and the Beneficiaries are unable to agree on such an appraisal firm, an independent appraisal firm selected by mutual agreement of Grantor’s and Beneficiaries’ independent accountants.

Section 15.                                   Governing Law; Compliance with Regulations; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the [State of New York].  Each Party agrees, for the benefit of the other Parties (including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor, merged or consolidated entity), that the federal and state courts located in the [State of New York, New York County,] shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement.

Section 16.                                   Successors and Assigns.

No Party may assign this Agreement or any of its obligations hereunder without the prior written consent of the other Parties; provided, however, that this Agreement shall inure to the benefit of and bind those who, by operation of law, become successors to the Parties, including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor, merged or consolidated entity, and provided, further, that, in the case of the Trustee, the successor trustee is eligible to be a trustee under the terms hereof.

Section 17.                                   Severability.

In the event that any provision of this  Agreement shall be declared invalid or unenforceable by a court having jurisdiction, such invalidity or unenforceability shall not effect the validity or enforceability of the remaining portions of this Agreement.

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Section 18.                                   Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and there are no understandings or agreements, conditions or qualifications relative to this Agreement which are not fully expressed in this Agreement.

Section 19.                                   Amendment; Consent.

This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, only if such modification, amendment or waiver is in writing and signed by all of the Parties.  Whenever a Party shall have the right to consent to the taking of any action by another Party under this Agreement, such first Party agrees that its consent shall not be unreasonably withheld, conditioned or delayed.

Section 20.                                   Notices, etc.

Unless otherwise provided in this Agreement, all Communications (including, without limitation, any Investment Orders or Instructions) required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a) (i) when delivered personally, (ii) when made or given by facsimile or electronic mail, or (iii) in the case of a nationally recognized overnight courier, upon the expiration of three days after any Communication shall have been deposited with such overnight courier for transmission or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

If to the Grantor:

[                                        ]

[                                        ]

Attention:  [                      ]

Fax:  [                                ]

E-mail:  [                            ]

If to the Beneficiaries:

[                                        ]

[                                        ]

Attention:  [                      ]

Fax:  [                                ]

E-mail:  [                            ]

With a copy to (for all Communications other than Investment Orders and Instructions):

[                                        ]

[                                        ]

Attention:  [                      ]

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Fax:  [                                ]

E-mail:  [                            ]

If to the Trustee:

[                                        ]

[                                        ]

Attention:  [                      ]

Fax:  [                                ]

E-mail:  [                            ]

Each Party may from time to time designate a different address for Communications (including, without limitation, Investment Orders) by giving written notice of such change to the other Parties; provided, however, that each Party shall at all times be entitled to give all Communications to the Trustee at its principal office in the United States.  All Communications relating to the withdrawal, redemption, investment, reinvestment or substitution of Assets and to the termination of the Trust Account shall be in writing.

Section 21.                                   Certain Covenants.

The Grantor hereby covenants and agrees that it shall continue to (i) provide all policyholder service and handle all claims relating to the insurance business subject to the Reinsurance Agreements, and (ii) provide the Beneficiaries with all information with respect to the Obligations, in no less detail than consistent with past practice, necessary for them to prepare their respective statutory filings and financial statements on a timely basis.  The Grantor hereby further agrees that the foregoing covenants shall survive the termination of this Agreement.

Section 22.                                   Headings.

The headings of the sections and the Table of Contents have been inserted for convenience of reference only, and shall not be deemed to constitute a part of this Agreement.

Section 23.                                   Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ONEBEACON INSURANCE COMPANY

By:
Name:
Title:

ESURANCE INSURANCE COMPANY

By:
Name:
Title:

ESURANCE INSURANCE COMPANY OF NEW JERSEY

By:
Name:
Title:

[ BANK, N.A.]

By:
Name:
Title:

EXHIBIT A

(To Form Trust Agreement)

REINSURANCE AGREEMENTS

Amended and Restated Transfer and Assumption Agreement, originally effective January 1, 2003, by and between Esurance Insurance Company and OneBeacon Insurance Company

Instrument of Transfer and Assumption Agreement, dated June 30, 2005, by and between Homeland Central Insurance Company (now known as Esurance Insurance Company of New Jersey) and OneBeacon Insurance Company

EXHIBIT B

(To Form Trust Agreement)

ASSETS DEPOSITED TO THE TRUST ACCOUNT

[Note: Exhibit shall contain a list of Eligible Trust Assets having an aggregate market value as of the end of the calendar month ending immediately prior to the Closing Date equal to the Required Balance as of the end of the calendar quarter ending immediately prior to the Closing Date.]

EXHIBIT C

(To Form Trust Agreement)

FORM OF WITHDRAWAL NOTICE

[Date]

[     Bank, N.A.]

[                                        ]

[                                        ]

cc:               OneBeacon Insurance Company

[                                        ]

[                                        ]

Re:             Withdrawal Notice Under Trust Agreement (the “Trust Agreement”), dated as of [                    ], 2011, by and among OneBeacon Insurance Company, as Grantor, Esurance Insurance Company and Esurance Insurance Company of New Jersey, as Beneficiaries, and [    ] Bank, N.A., as Trustee

Ladies and Gentlemen:

We refer to Section 2(a) of the Trust Agreement, and hereby give you notice of our election to withdraw the following Assets from the Trust Account:

[Specify Assets]

Please deliver such assets to or for the account of the person or entity named below at the address specified below:

[Specify Designee and Address]

Very truly yours,

[Esurance Insurance Company]/[Esurance Insurance Company of New Jersey]

By:
Name:
Title: